Exhibit 99.1

FINANCIAL INFORMATION FOR THE PERIOD ENDED OCTOBER 31, 2008

Item 1.  Business

Overview

Agilent Technologies, Inc. (“we”, “Agilent” or the “company”), incorporated in Delaware in May 1999, is the world’s premier measurement company providing core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries.

In the first fiscal quarter of 2009, we formed a new operating segment from our existing businesses: the semiconductor and board test segment. The new segment covers semiconductor equipment and services sold to semiconductor manufacturing and printer circuit board assembly customers. In addition, in the first quarter of 2009, we moved microscopy measurement from the bio-analytical measurement segment to the electronic measurement segment. All historical segment numbers have been recast to conform to this new reporting structure in our financial statements.

The Agilent business is comprised of the electronic measurement business, the bio-analytical measurement business and the semiconductor and board test business. Our electronic measurement business focuses on the communications and electronics industries and our bio-analytical measurement business focuses on the life sciences industry and in the environmental, chemical, food and petrochemical industries. Our semiconductor and board test business focuses on semiconductor and printed circuit board assembly industries and combines laser interferometer, parametric test and printed circuit board manufacturing test. In addition to our three businesses, we conduct centralized research through Agilent Technologies Laboratories (“Agilent Labs”). Each of our businesses, including Agilent Labs, is supported by our global infrastructure organization, which provides shared services in the areas of finance, information technology, legal, workplace services and human resources.

We sell our products primarily through direct sales, but we also utilize distributors, resellers, manufacturer’s representatives, telesales and electronic commerce. Of our total net revenue of $5.77 billion for the fiscal year ended October 31, 2008, we generated 32 percent in the U.S. and 68 percent outside the U.S. As of October 31, 2008, we employed approximately 19,600 people worldwide. Our primary research and development and manufacturing sites are in California, Colorado, Delaware and Washington in the U.S. and in China, Germany, India, Japan, Malaysia, Singapore and the United Kingdom.

The recast net revenue, income from operations and assets by business segment as of and for the fiscal year ended October 31, 2008 for each of the past three years are shown in Note 21, “Segment Information”, to our consolidated financial statements, which we incorporate by reference here.

Discontinued Operations

In August 2005, the Board of Directors of Agilent approved the divestiture of both our semiconductor products business and our semiconductor test solutions business. Both of these divestitures were completed during 2006. In December 2005, we completed the sale of our semiconductor products business to Avago Technologies Ltd. (“Avago”) for approximately $2.6 billion in cash proceeds. On June 1, 2006, Agilent transferred substantially all of the assets and liabilities of its semiconductor test solutions business to a separate company, Verigy Ltd. (“Verigy”), then a wholly owned subsidiary of Agilent. In June and July 2006, Verigy sold approximately 8.7 million of its ordinary shares, or approximately 15 percent of its outstanding shares, in an initial public offering. On October 31, 2006, we distributed our remaining holding in Verigy to our stockholders.

We have reflected the semiconductor products business and the semiconductor test solutions business as discontinued operations for all periods presented in this Annual Report on Form 10-K. For further information, see Note 4, “Discontinued Operations of Our Semiconductor Products Business” and Note 5, “Discontinued Operations of Our Semiconductor Test Solutions Business”, to our consolidated financial statements.

Electronic Measurement Business

Our electronic measurement business provides standard and customized electronic measurement instruments and systems monitoring, management and optimization tools for communications networks and services, software design tools and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment and communications networks and services. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer’s product lifecycle.

Our electronic measurement business employed approximately 10,900 people as of October 31, 2008. Our electronic measurement business generated $3.2 billion in revenue in fiscal 2008, $3.1 billion in revenue in fiscal 2007, and $3.0 billion in revenue in fiscal 2006.

Electronic Measurement Markets

Our electronic measurement products serve the following markets:

The Communications Test Market

We market our communications test products and services to network equipment manufacturers (“NEMs”), handset manufacturers, and communications service providers. NEMs manufacture and sell products to facilitate the transmission of voice, data and video traffic. The NEMs’ customers are the distributors of end-user subscriber devices, including wireless personal communication devices and set-top boxes, as well as communications service providers that deploy and operate the networks and services. To meet their customers’ demands, NEMs require test and measurement instruments, systems and solutions for the development, production and installation of each network technology.

Communications service providers require reliable network equipment that enables new service offerings and allow their networks to operate at ever-faster speeds. To achieve this, communications service providers require a range of sophisticated test instruments and systems to monitor and evaluate network performance and to identify any sources of communications failure.

Handset manufacturers require test and measurement products for the design, development, manufacture and repair of mobile handsets. These mobile handsets are used for voice, data and video delivery to individuals who connect wirelessly to the service provider’s network. The handset manufacturers’ primary customers are the large and small service providers. The handset manufacturers require test and measurement products that enable technology development in conformance with the latest communications standards.

The communications test market accounted for approximately 45 percent of revenue from our electronic measurement business in 2008.

The General Purpose Test Market

We market our general purpose test products and services to the electronics industry and other industries with significant electronic content such as the aerospace and defense, computer and semiconductor industries. These electronics and electronics-dependent industries design develop and manufacture a wide range of products, including those produced in high volumes, such as computers, computer peripherals, electronic components, consumer electronics, enterprise servers, storage networks and communications devices, and automotive electronics. The components and functional devices for these products may be designed, developed and manufactured by electronic components companies, by original equipment manufacturers or by contract manufacturers. For the development and timely commercialization of new technologies, manufacturers require state-of-the-art test instruments, systems and software design tools in order to design products for efficient and cost-effective manufacturing and to validate product performance in a variety of configurations and environments. They also demand automated functional test systems, which test an electronic device as if it were in use in its final environment.

Customers use our general purpose test solutions in developing and manufacturing a wide variety of electronic components and systems. These customers’ test requirements include the testing of the final product; and testing of systems containing multiple electronic instruments.

The general purpose test market accounted for approximately 55 percent of revenue from our electronic measurement business in 2008.

Electronic Measurement Products

We divide our electronic measurement products into communications test products and general purpose test products.

Communications Test Products

We sell communications test products and services for a wide range of communications networks and systems including wireless communications and microwave networks, voice, broadband, data, and fiber optic networks. In addition, we provide assistance with installation and maintenance of our products and network assurance systems to enable network operators to maximize network utilization, uptime and quality of service.

Our wireless communications and microwave network products include radio frequency and microwave test instruments and electronic design automation software tools. These products are required for the design and production of wireless network products, communications links, cellular handsets and base stations, as well as satellite and aerospace defense systems. Test products include Electronic Design Automation (EDA) software, vector and signal analyzers, signal generators, vector network analyzers, and one box testers.

Our broadband and data network test products include our network analyzer and router testers. Our network analyzer product line offers a wide range of capabilities to monitor and troubleshoot wireless networks, high-speed local area networks, wide area networks and asynchronous transfer mode networks carrying multiservice traffic. Our N2X router testers are used in development to validate the performance and scalability of next-generation network equipment carrying multiservice traffic (VoIP, video, data services, and Virtual Private Networks).

Our suite of fiber optic test products measure and analyze a wide variety of critical optical and electrical parameters in fiber optic networks and their comprising components. Components which can be tested with Agilent solutions include source lasers, optical amplifiers, filters and other passive components. Test products include optical component analyzers, optical power meters, and optical spectrum analyzers.

Our installation and maintenance assistance facilitates the installation, commission and activation of networks and services. We have a breadth of products for troubleshooting and maintaining optical, wireless, wireline and large-company networks.

Our network assurance products assist network operators in managing the capacity performance and quality of network service and customer experience for broadband, data, wireless and converged next-generation networks and services.

General Purpose Test Products

We sell the following types of products into the general purpose test market: general purpose instruments, modular instruments and test software, digital test design products, parametric test products, high frequency electronic design tools, and electronics manufacturing test equipment.

General purpose instruments are used principally by engineers in research and development laboratories, manufacturing, and calibration and service, for measuring voltage, current, frequency, signal pulse width, modulation and other complex electronics measurements. Our general purpose products include spectrum analyzers, network analyzers, signal generators, logic analyzers, digitizing oscilloscopes, voltmeters, multimeters, frequency counters, bench and system power supplies, function generators and waveform synthesizers.

Modular instruments and test software are used by the designers and manufacturers of electronic devices as the building blocks of systems that can be configured for a wide variety of test applications, and changed as needed by a combination of modular hardware and software components. Examples include test systems for aviation systems maintenance and multi-function university labs.

Our digital test products are used by research and development engineers across a broad range of industries to validate the function and performance of their digital product and system designs. These designs include a wide range of products from simple digital control circuits to complex high speed systems such as computer servers and the latest generation gaming consoles. The test products offered include high-performance oscilloscopes, logic and serial protocol analyzers, logic-signal sources and data generators.

Our high-frequency electronic design automation software tools are used by radio frequency integrated circuit design engineers to model, simulate and analyze communications product designs at the circuit and system levels. Agilent’s products in this area are well-established software platforms within the wireless and the aerospace and defense design industries. Our customers are also applying this technology more frequently to model signal integrity problems in digital design applications as digital speeds continue to increase.

Our electronic manufacturing test product categories span multiple applications. Our automated optical inspection products enable automated visual inspection of printed circuit assemblies. Automated x-ray inspection products provide a three-dimensional scan of printed circuit board assemblies to identify and isolate quality defects caused by the manufacturing process. Automated in-circuit testing products identify quality defects such as bad and incorrect parts that affect electrical performance and allow early repair of these defects. Manufacturing test system software provides common tools to enable customers to use information across the manufacturing line for effective process control, repair and test design.

Electronic Measurement Customers

Agilent’s electronic measurement customers include contract manufacturers, handset manufacturers and network equipment manufacturers who design, develop, manufacture and install network equipment, and service providers who implement, maintain and manage communication networks and services. Many of our customers purchase solutions across several of our major product lines for their different business units. We had approximately 30,000 customers for electronic measurement products in fiscal 2008, no single customer represented greater than 3 percent of net revenue of the electronic measurement business.

The orders and revenues from many of the electronic measurement markets and product categories are seasonal, traditionally marked by lower business levels in the first quarter of the fiscal year and higher volumes in the fourth quarter of the fiscal year. This seasonality is particularly evident in products that we sell into the aerospace and defense industry, as well as those linked to consumer spending, which includes some of our communications test equipment. The seasonal impact of our business is tempered by the diversity of our electronic measurement products and customers, which span multiple industries.

Electronic Measurement Sales, Marketing and Support

We have a focused sales strategy, using a direct sales force, resellers, manufacturer’s representatives and distributors to meet our customers’ needs. Our direct sales force is focused on identifying customer needs and recommending solutions involving the effective use and deployment of our equipment, services, systems and capabilities. Some members of our direct sales force focus on global accounts, providing uniform services on a worldwide basis. Others focus on our more complex products such as our communications network assurance systems, where customers require intensive strategic consultation. Our sales force also engages with the contract manufacturer market by collaborating with original equipment manufacturers to specify our test equipment for contract manufacturer test applications, as well as marketing to contract manufacturers directly.

Our direct sales force consists of field engineers and systems engineers who have in-depth knowledge of the customers’ business and technology needs. Our systems engineers provide a combination of consulting, systems integration and application and software engineering services and are instrumental in all stages of the sale, implementation and support of our complex systems and solutions.

To complement our direct sales force we have agreements with many channel partners around the world. These partners, including resellers, manufacturer’s representatives, and distributors, serve Agilent’s customers across a number of product lines and provide the same level of service and support expected from our direct channel. Lower volume transactions can also be served by our tele-sales and electronic commerce channels.

Our products typically come with standard warranties, and extended warranties are available at additional cost.

Electronic Measurement Manufacturing

We concentrate our electronic measurement manufacturing efforts primarily on final assembly and test of our products. To maximize our productivity and our ability to respond to market conditions, we use contract manufacturers for sheet metal fabrication, metal die-casting, plastic molding and standard electronic components. We also manufacture proprietary devices and assemblies in our own fabrication facilities for competitive advantage. We have manufacturing facilities in California, Colorado and Washington in the U.S. Outside of the U.S., we have manufacturing facilities in China, Germany, Japan, Malaysia, Scotland and Switzerland.

We generally only manufacture products when we have received firm orders for delivery and do not generally hold large stocks of finished inventory.

Electronic Measurement Competition

The market for electronic measurement equipment is highly competitive. Our electronic measurement business competes with a number of significant competitors in all our major product categories and across our targeted industries. In the communications test market our primary competitors are Aeroflex Incorporated, Anritsu Corporation, Ansoft Corporation (a subsidiary of Ansys Corporation), Applied Wave Research, Inc., EXFO Electro-Optical Engineering, Inc., Ixia, JDS Uniphase, Rohde & Schwartz GmbH & Co. KG, Spirent plc and Tektronix, Inc. (a subsidiary of Danaher Corporation). In the general purpose test market, we compete against companies such as Fluke Corporation (a subsidiary of Danaher Corporation), Keithley Instruments, Inc., LeCroy Corporation, National Instruments Corporation, Photon Dynamics, Inc., Tektronix, Inc. (a subsidiary of Danaher Corporation), Teradyne, Inc., and Wintest Corp.

Our electronic measurement business offers a wide range of products, and these products compete primarily on the basis of product quality and functionality, as well as performance and reliability.

Bio-Analytical Measurement Business

Our bio-analytical measurement business provides application-focused solutions that include instruments, software, consumables and services that enable customers to identify, quantify and analyze the physical and biological properties of substances and products. Our key product categories include: gas chromatography, liquid chromatography, mass spectrometry, inductively coupled plasma mass spectroscopy, microfluidics, microarrays, PCR (Polymerase Chain Reaction) instrumentation, laboratory automation and robotics, software and informatics, and related bioreagents, consumables and services.

We employed approximately 5,200 people as of October 31, 2008 in our bio-analytical measurement business. This business generated revenue of $2.2 billion in fiscal 2008, $1.9 billion in fiscal 2007, and $1.6 billion in fiscal 2006.

Bio-Analytical Measurement Markets

Primarily, our bio-analytical measurement business serves the following markets:

Life Sciences Markets

Our life science markets accounted for approximately 47 percent of revenue from our bio-analytical measurement business in 2008. Within the life sciences, we focus on the following two primary market categories:

The Pharma, Biotech, CRO & CMO Market.  This market consists of “for-profit” companies who participate across the pharmaceutical value chain in the areas of therapeutic research, discovery & development, clinical trials, and manufacturing and quality assurance and quality control. One sub-segment of this market is core and emerging pharmaceutical companies, or “Pharma”. A second sub-segment includes biotechnology companies, or “biotech”, contract research organizations, or “CROs”, and contract manufacturing organizations, or “CMOs”. Biotech and, to a somewhat lesser extent, CROs and CMOs typically participate in specific points in the Pharma industry value chain.

The Academic and Government Market.  This market consists primarily of “not-for-profit” organizations and includes academic institutions, large government institutes and privately funded organizations. The academic and government market plays an influential role in technology adoption and therapeutic developments for Pharma and molecular diagnostics companies. After decades of investment in basic biomedical research, the focus is widening to include translational research — multidisciplinary scientific efforts directed at “accelerating therapy development”. Notable are efforts by the National Institute of Health, the National Cancer Institute, the European Organisation for Research and the Treatment of Cancer (EORTC), the European Molecular Biology Laboratory (EMBL), the Singapore Genomics Institute (SGI), the Wellcome Trust Sanger Institute, and National Translational Cancer Research Network (NTRAC). In addition, large donations by private foundations are also fueling growth in this key market segment.

Chemical Analysis Markets

Our chemical analysis markets accounted for approximately 53 percent of revenue from the bio-analytical measurement business in 2008. Within chemical analysis, we focus primarily on the following areas: petrochemical, environmental, homeland security and forensics, bioagriculture and food safety, and material science.

The Petroleum and Chemical Market.  The natural gas and petroleum refining markets use our products to measure and control the quality of their finished products and to verify the environmental safety of their operations. Petroleum refiners use our measurement solutions to analyze crude oil composition, perform raw material analysis, verify and improve refining processes and ensure the overall quality of gasoline, fuels, lubricants and other products. Solutions based on gas chromatography, liquid chromatography and mass spectrometry products are also used in the development, manufacturing and quality control of fine chemicals. Our gas chromatographs are also used to monitor consistent quality in the delivery of natural gas.

The Environmental Market.  Our gas chromatography, liquid chromatography and mass spectrometry solutions are used by the environmental market for applications such as laboratory and field analysis of chemical pollutants in air, water, soil and solid waste. Environmental industry customers include all levels of government, the industrial and manufacturing sectors, engineering and consulting companies, commercial testing laboratories and colleges and universities.

The Forensics and Homeland Security Market.  Our liquid chromatography, gas chromatography, mass spectrometry and microfluidics solutions are used by health and forensics laboratories in the U.S. and abroad, particularly in the analysis of evidence associated with crime or with the detection and identification of biological and chemical warfare agents. This instrumentation is either used in static or mobile laboratories. Customers include local, state, federal, and international law enforcement agencies and health laboratories.

The Bioagriculture and Food Safety Market.  Food safety industries apply the same general technologies for chemical analysis as the pharmaceutical and environmental markets, including gas and liquid chromatography and mass spectrometry. For example, our mass spectrometer portfolio, including triple quad liquid chromatography mass spectrometers, is used to analyze contaminants and residual pesticides in food. There is a significant food safety market involved in analyzing food for pathogen contamination, accurate verification of species type and evidence of genetically modified content. This testing is primarily done via PCR amplification of nucleic acid followed by microfludic, real time florescent or microarray detection. Additionally, bioagriculture industries seek to improve crops and foods by conducting research on these organisms, as well as testing for genetically modified content, using microarray and microfluidics solutions.

Bio-Analytical Measurement Products

A key factor in all of our bio-analytical measurement target markets is the need for new products that increase customer productivity and provide high quality data that enable decision-making by our customers. Our key product segments include:

Microarray Products

Agilent is a leading worldwide provider of microarray-based, genomics research solutions. Our end-to-end solution includes reagents for sample preparation and microarray processing; hardware for sample QC and high-throughput microarray scanning; 60-mer oligo microarrays on industry-standard 1” × 3” glass slides for gene expression; comparative genomic hybridization, microRNA, splice variants and chromatin immunoprecipitation applications; custom microarray design services; and GeneSpring software products for data analysis.

Microfluidics Products

The Agilent 2100 bioanalyzer is the first commercial microfluidics product for the analysis of a wide range of biological molecules, including DNA, RNA, proteins and cells. The bioanalyzer chips allow sample quality assessment to be done in a fraction of the usual time using fewer samples and reagents than traditional gel electrophoresis. We also provide related software, which enables the bioanalyzer to be used for the development and manufacture of protein-based therapeutics. The bioanalyzer is commonly used in genomics laboratories and has enabled the standardization of RNA quality measurement.

Gas Chromatography Products

Agilent is the world’s leading provider of gas chromatographs, both laboratory and portable models. A gas chromatograph (“GC”) is used to separate any gas, liquid or solid that can be vaporized and then detect the molecules present to determine their identity and quantity. We continue to expand the application space for our GCs with the development of new separation columns and product enhancements. Over the last three years, Agilent has introduced updated and advanced models of all of its major gas chromatography platforms, including the launch of the 7890A Gas Chromatography which replaced the 6890A, the world’s most popular Gas Chromatograph. Our advances in GC Capillary Flow Technology provide an effective alternative to more costly and problematic cryogenic solutions in GC X GC applications, and solve practical data quality and throughput problems for customers. During fiscal 2008, our acquisition of RVM Scientific added rapid, direct heating/cooling systems for GC that greatly reduces GC and GC/MS analytical cycle times, addressing customers’ demand for greater productivity, lower power consumption and a reduced footprint.

Liquid Chromatography Products

A liquid chromatograph (“LC”) or a high performance liquid chromatograph (“HPLC”) is used to separate molecules of a liquid mixture to determine the quantity and identity of the molecules present. Used when sample vaporization is not an option, LC also separates and detects compounds to determine molecular identity and quantity. Our LC instruments are modular in construction and can be configured to form instruments that perform specific analyses. Agilent’s HPLC system, the Agilent 1100 Series, has sold over 60,000 systems since its introduction, and in 2006 was replaced by its successor, the advanced 1200 Series Rapid Resolution Liquid Chromatography (RRLC) System. The 1200 Series is highly flexible, known for its unique capability to switch between ultra high-performance liquid chromatography (UHPLC) capability of RRLC mode and conventional HPLC mode. As a leader in liquid chromatography, we continue to expand our application space with new HPLC columns and ongoing product enhancements. Our leading edge innovation, HPLC-Chip, is fully commercialized and expanding demand for nano LC solutions across many markets.

Mass Spectrometry Products

A mass spectrometer (“MS”) identifies and quantifies chemicals based on a chemical’s molecular mass and ion characteristic patterns of fragment masses that result when a molecule is broken apart. Mass spectrometry is an important tool in analyzing proteins and other biological entities that undergo transformations because it enables the understanding and characterization of their many different states. MS systems are typically used in combination with gas or liquid chromatographs. Agilent’s MS portfolio includes instruments built around five main configurations — single quadrupole, triple quadrupole, ion trap, time-of-flight (TOF) and quadrupole time-of-flight. We significantly expanded our mass spectrometry portfolio over the past three years with a focus on reliability, sensitivity and ease of use. In fiscal 2008 we introduced the 7000A triple quadrupole gas chromatograph/mass spectrometer (GC/MS/MS), the 6530 Accurate-Mass Quadrupole Time-of-Flight (Q-TOF), and an enhanced version of our 6460 triple quadrupole liquid chromatograph/mass spectrometer (LC/MS/MS). These new platforms serve new and growing markets for Agilent.

Inductively Coupled Plasma Mass Spectrometry Products

Agilent is a leading worldwide provider of inductively coupled plasma mass spectroscopy (ICP-MS) solutions. ICP-MS is an analytical technique used for trace elemental determinations with applications in a number of different fields including drinking water, wastewater, food and life sciences. Agilent’s Octopole Reaction System (ORS) removes interfering species using only inert helium gas, which vastly improves speed and accuracy. A growing trend in the world of elemental analysis has revolved around the speciation of certain metals such as chromium and arsenic. One of the primary techniques to achieve this is to use an ICP-MS in combination with an HPLC.

PCR Instrumentation

The acquisition of Stratagene Corporation during fiscal 2007 provided an expansion of our Life Science tools offering with the addition of tools and instrumentation for implementing polymerase chain reaction (PCR). PCR is used by scientists studying genetics to amplify or replicate a small amount of DNA to enable further analysis of the genes. Stratagene is a leader in the PCR market providing traditional PCR tools and real-time PCR tools, a homogeneous measurement version of PCR. Our portfolio of PCR instrumentation, reagents and kits, coupled with our other products such as microarrays, provides a broad set of workflow solutions to customers in the genomics marketplace.

Lab Automation and Robotics

The acquisition of Velocity11 during fiscal 2008 enabled us to offer a more comprehensive suite of workflow solutions to its life science customers with the addition of automated liquid handling and robotics that range from standalone instrumentation to bench-top automation solutions to large, multi-armed robotic systems. These solutions strengthened our offering of automated sample-preparation solutions across a broad range of applications.

Software and Informatics Products

We provide software for instrument control, data acquisition, data analysis, laboratory content and business process management, and informatics. Our software facilitates the regulatory-compliant use of instruments in pharmaceutical quality assurance/quality control environments. In 2005, we completed the acquisitions of Scientific Software, Inc. and Silicon Genetics, Inc., expanding our portfolio of chromatography data systems and providing an entry into bioinformatics. With the acquisition of Stratagene Corporation we expanded our bioinformatics portfolio further through a relationship with Strand Genomics. We have also augmented our data system capabilities through the 2007 acquisition of Kalabie, a provider of an electronic laboratory notebook (ELN) product.

Bioreagents

Bioreagents are the primary tools used by scientists in the Life Science market to interrogate cells, genes and proteins. These bioreagent products are used to conduct a variety of experiments necessary to understand both the form and function of biological entities. The acquisition of Stratagene Corporation during fiscal 2007 provided an expansion of our Life Science tools offering with the addition of a portfolio of reagent products for Nucleic Acid Amplification (PCR) and quantitative real-time PCR (QPCR), Cloning, Mutagenesis, Cell Biology and other key life science applications. These reagent tools enable us to create a broad set of complete workflow solutions to meet customer needs across our Life Science markets.

Consumables and Services

We also offer a broad range of consumable products, which support our LC, GC and MS technology platforms. These consumable products include sample preparation products, self manufactured GC and LC columns, chemical standards, instrument replacement parts, and consumable supplies to meet our customers’ analysis needs. All of our products are designed to Agilent’s specifications to improve and maximize the performance of our instruments.

We offer a wide range of startup, operational, educational and compliance support services for our measurement and data handling systems. Our support services include maintenance, troubleshooting, repair and training for all of our chemical and bioinstrumentation analysis hardware and software products. Special service bundles have also been designed to meet the specific application needs of various industries.

Bio-Analytical Measurement Customers

We have roughly 35,000 customers, and during fiscal 2008, no single customer represented greater than 3 percent of the net revenue of the business. The bio-analytical measurement business is susceptible to seasonality in its orders and revenues primarily based on U.S. government and large pharmaceutical company budgets. The result is that our first and fourth fiscal quarters tend to deliver the strongest profits for this group. However, general economic trends, new product introductions and competition might overshadow this trend in any given year.

Bio-Analytical Measurement Sales, Marketing and Support

Our sales and support delivery channels are aligned by key markets. We market products to our customers through direct sales, electronic commerce, resellers, manufacturers’ representatives and distributors. Additionally, we are optimizing our worldwide distribution capabilities to address high-growth opportunities such as the environmental, food safety and pharmaceutical markets in the Asia-Pacific region.

We use direct sales to market our solutions to all of our pharmaceutical and biopharmaceutical accounts, large- and medium-sized chemical customers and environmental accounts. Sales agents supplement direct sales by providing broader geographic coverage and coverage of smaller accounts. Our active reseller program augments our ability to provide more complete solutions to our customers. We sell our consumable products through distributors, telesales and electronic commerce.

We deliver our support services to customers in a variety of ways, including on-site assistance with repair or exchange of returned products, telephone support and self-diagnostic services provided over the Internet. We also offer special industry-focused service bundles that are designed to meet the specific needs of hydrocarbon processing, environmental, pharmaceutical and biopharmaceutical customers to keep instruments fully operational and compliant with the respective industry requirements. Our products typically come with standard warranties, and extended warranties are available for additional cost.

Bio-Analytical Measurement Manufacturing

Our manufacturing supports our diverse product range and customer-centric focus. We assemble highly configurable products to individual customer orders and make standard products to stock. We employ advanced manufacturing techniques and supply chain management systems to reduce costs and manufacturing cycle times. We selectively use third parties to provide some supply chain processes for manufacturing, warehousing and logistics. We have manufacturing facilities in California, Texas and Delaware in the U.S. Outside of the U.S., we have manufacturing facilities in China, Germany, Scotland and Japan. We utilize just-in-time manufacturing and so typically do not maintain a high level of inventory.

Bio-Analytical Measurement Competition

The markets for analytical instruments in which we compete are characterized by evolving industry standards and intense competition. Our principal competitors in the life sciences arena include: Affymetrix, Inc., GEHealthcare, Life Technologies Corp., Thermo Fisher Scientific Inc. and Waters Corp. Our principal competitors in the chemical analysis arena include: Life Technologies Corp., Perkin Elmer Corp., Shimadzu Corporation, Thermo Fisher Scientific Inc. and Varian, Inc. Our principal competitors in the material science arena include: Heidenhain Corp., Malvern Instruments Ltd., Seiko Instruments Inc., Veeco Instruments Inc., and Zygo Corp. Agilent competes on the basis of product performance, reliability, support quality, applications expertise, global channel coverage and price.

Bio-Analytical Measurement Government Regulation

The analysis products and related consumables marketed by our chemical analysis business are subject to regulation in the U.S. by the Environmental Protection Agency (“EPA”) under the Toxic Substances Control Act and by government agencies in other countries under similar laws. The Toxic Substances Control Act regulations govern, among other things, the testing, manufacture, processing and distribution of chemicals, the testing of regulated chemicals for their effects on human health and safety and import and export of chemicals. The Toxic Substances Control Act prohibits persons from manufacturing any chemical in the U.S. that has not been reviewed by EPA for its effect on health and safety, and placed on an EPA inventory of chemical substances. Therefore, we must continually adapt our chemical analysis products to changing regulations. If we fail to comply with the notification, record-keeping and other requirements in the manufacture or distribution of our products, the EPA can obtain an order from a court that would prohibit the further distribution or marketing of a product that does not comply or we could face fines, civil penalties or criminal prosecution.

Semiconductor and Board Test Measurement Business

Our semiconductor and board test business provides standard and customized laser interferometer, parametric and manufacturing test and measurement instruments and systems monitoring, management and optimization tools that are used in the design, development, manufacture, installation, deployment and operation of semiconductor and printed circuit assembly fabrication. The laser interferometer business was formerly part of the bio-analytical measurement segment and both the parametric test and printed circuit test businesses were formerly part of the electronic measurement segment. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer’s product lifecycle.

Our semiconductor and board test business employed approximately 1,100 people as of October 31, 2008. Our semiconductor and board test business generated $0.3 billion in revenue in fiscal 2008, $0.4 billion in revenue in fiscal 2007, and $0.5 billion in revenue in fiscal 2006.

Semiconductor and Board Test Measurement Markets

We market our semiconductor and board test products and services to the semiconductor manufacturing and printed circuit board assembly industries. These industries design, develop and manufacture a wide range of products, including those produced in high volumes, such as computers, computer peripherals, electronic components, consumer electronics, enterprise servers, storage networks and communications devices, and automotive electronics. The components, printed circuit assemblies and functional devices for these products may be designed, developed and manufactured by electronic components companies, by original equipment manufacturers or by contract manufacturers. For the development and timely commercialization of new technologies, manufacturers require state-of-the-art test instruments, systems and software design tools in order to design products for efficient and cost-effective manufacturing and to validate product performance in a variety of configurations and environments. They also demand automated functional test systems, which test an electronic device as if it were in use in its final environment.

Customers use our semiconductor and board test solutions in developing and manufacturing a wide variety of electronic components and systems. These customers’ test requirements include testing the electrical parameters of wafers used in the semiconductor manufacturing process, testing multiple parameters of the printed circuit boards used in almost every electronic device; testing of the final product; and testing of systems containing multiple electronic instruments.

Semiconductor and Board Test Measurement Products

Our parametric test instruments and systems combine hardware technology and customizable system software and are used primarily to examine semiconductor wafers during the semiconductor manufacturing process.

We are the leading supplier of laser interferometers and nano positioning systems for the semiconductor lithography market. Laser interferometer position measurement systems provide very precise position or distance information for dimensional measurements or motion control. When built into manufacturing and inspection equipment, a laser interferometer system reports the position or controls the motion of a product platform with more accuracy than any other method. It allows manufacturers to produce precision products from integrated circuits to medical devices to aerospace components that meet the most stringent specifications.

Atomic force microscopes (“AFM”) are high-resolution imaging devices that can resolve features as small as an atomic lattice in the real space. An AFM allows researchers to observe and manipulate molecular and atomic level features in a sample of interest. Our expanding portfolio of AFM products provides customers, reliable, easy-to-use tools for a wide range of nanotechnology applications, including semiconductor, data storage, polymers, materials science and life science studies. During fiscal 2008, we acquired TILL Photonics GmbH that expanded our portfolio of advanced optical and fluorescence microscopy systems.

Semiconductor and Board Test Measurement Customers

Agilent’s semiconductor and board test measurement customers are involved with semiconductor manufacturing and printed circuit board assembly. We had approximately 1,500 customers for semiconductor and board test products in fiscal 2008, four customers represented greater than 3 percent of net revenue of the semiconductor and board test measurement business.

The orders and revenues from many of the semiconductor measurement markets and product categories are seasonal, traditionally marked by lower business levels in the first quarter of the fiscal year and higher volumes in the fourth quarter of the fiscal year. This seasonality is particularly evident in products that we sell into those linked to consumer spending.

Semiconductor and Board Test Measurement Manufacturing

We concentrate our semiconductor and board test measurement manufacturing efforts primarily on final assembly and test of our products. To maximize our productivity and our ability to respond to market conditions, we use contract manufacturers for the production of printed circuit boards and standard electronic components. We also manufacture proprietary devices and assemblies in our own fabrication facilities for competitive advantage. We have manufacturing facilities in California in the U.S. Outside of the U.S., we have manufacturing facilities in Malaysia and Japan.

We generally only manufacture products when we have received firm orders for delivery and do not generally hold large stocks of finished inventory.

Semiconductor and Board Test Measurement Competition

The market for semiconductor and board test measurement equipment is highly competitive. Our semiconductor and board test measurement business competes with a number of significant competitors in all our major product categories and across our targeted industries. In the semiconductor and board test market, we compete against companies such as Keithley Instruments, Inc., Teradyne, Inc., Zygo, Inc., Test Research Inc.

Agilent Technologies Laboratories

Agilent Laboratories is our central research organization based in Santa Clara, California, with satellite offices in Beijing, China; Leuven, Belgium; and South Queensferry, Scotland. Agilent Laboratories creates competitive advantage through high-impact technology, driving market leadership and growth in Agilent’s core businesses and expanding Agilent’s measurement footprint into adjacent markets. At the cross-roads of the organization, Labs is able to identify and enable synergies across Agilent’s businesses to create competitive differentiation and compelling customer value.

Agilent Laboratories employs approximately 200 researchers. The technical staff have advanced degrees that cover a wide range of scientific and engineering fields, including biology, chemistry, computer science, distributed measurement, electrical engineering, image processing, materials science, mathematics, microfabrication, microfluidics, software, informatics, optics, physics, physiology and signal processing.

Global Infrastructure Organization

We provide support to our businesses through our global infrastructure organization. This support includes services in the areas of finance, legal, workplace services, human resources and information technology. These organizations are generally headquartered in Santa Clara, California, with services provided worldwide. As of the end of October 2008, our global infrastructure organizations employed approximately 2,500 people, which includes the Agilent Labs researchers described above.

The following discussions of Research and Development, Backlog, Intellectual Property, Materials, Environmental, International Operations and Acquisition and Disposal of Material Assets include information common to each of our businesses.

Research and Development

Research and development (“R&D”) expenditures were $704 million in 2008, $685 million in 2007 and $655 million in 2006, the vast majority of which was company-sponsored. We anticipate that we will continue to have significant R&D expenditures in order to maintain our competitive position with a continuing flow of innovative, high-quality products and services.

Backlog

On October 31, 2008, our unfilled orders for the electronic measurement business were approximately $620 million, as compared to approximately $700 million at October 31, 2007. On October 31, 2008, our unfilled orders for the bio-analytical measurement business were approximately $360 million, as compared to approximately $280 million at October 31, 2007. Within our semiconductor and board test measurement business our unfilled orders were approximately $60 million on October 31, 2008 as compared to approximately $90 million at October 31, 2007. We expect that a large majority of the unfilled orders for both businesses will be delivered to customers within nine months. On average, our unfilled orders represent approximately two months’ worth of revenues. In light of this experience, backlog on any particular date, while indicative of short-term revenue performance, is not necessarily a reliable indicator of medium or long-term revenue performance.

Intellectual Property

We generate patent and other intellectual property rights covering significant inventions and other innovations in order to create a competitive advantage. While we believe that our licenses, patents and other intellectual property rights have value, in general no single license, patent or other intellectual property right is in itself material. In addition, our intellectual property rights may be challenged, invalidated or circumvented or may otherwise not provide significant competitive advantage.

Materials

Our manufacturing operations employ a wide variety of semiconductors, electromechanical components and assemblies and raw materials such as plastic resins and sheet metal. Both our electronic and bio-analytical measurement businesses purchase materials from thousands of suppliers on a global basis. Some of the parts that require custom design work are not readily available from alternate suppliers due to their unique design or the length of time necessary for design work. Our long-term relationships with suppliers allow us to proactively manage technology road maps and product discontinuance plans and monitor their financial health. Even so, some suppliers may still extend their lead times, limit supplies, increase prices or cease to produce necessary parts for our products. If these are unique components, we may not be able to find a substitute quickly or at all. To address the potential disruption in our supply chain, we use a number of techniques, including qualifying multiple sources of supply, redesign of products for alternative components. In addition, while we generally attempt to keep our inventory at minimal levels, we do purchase incremental inventory as circumstances warrant to protect the supply chain.

Environmental

Our R&D, manufacturing and distribution operations involve the use of hazardous substances and are regulated under international, federal, state and local laws governing health and safety and the environment. We apply strict standards for protection of the environment and worker health and safety to sites inside and outside the U.S., even if not subject to regulation imposed by foreign governments. We believe that our properties and operations at our facilities comply in all material respects with applicable environmental laws and worker health and safety laws. However, the risk of environmental liabilities cannot be completely eliminated and there can be no assurance that the application of environmental and health and safety laws to Agilent will not require us to incur significant expenditures. We are also regulated under a number of international, federal, state and local laws regarding recycling, product packaging and product content requirements. These laws are gradually becoming more stringent and may in the future cause us to incur significant expenditures.

Some of our operations are located on properties that are known to have subsurface contamination undergoing remediation by our former parent company, Hewlett-Packard Company (“HP”). As part of the initial separation agreement from HP in 1999, HP has agreed to retain the liability for the contamination, perform the required remediation and indemnify us with respect to claims arising out of the contamination. The determination of the existence and cost of any additional contamination caused by us could involve costly and time-consuming negotiations and litigation. While we expect that HP will meet its remediation and indemnification obligations in this regard, there can be no guarantee that it will do so. Under our agreement with HP, HP will have access to these properties to perform the remediation. HP has agreed to minimize interference with on-site operations at those properties during the course of the remediation, but there can be no guarantee that our operations will not be interrupted or that we will not be required to incur unreimbursed costs associated with the remediation. Remediation could also harm on-site operations and the future use and value of the properties.

In addition, some of these properties are undergoing remediation by HP under an order of an agency of the state in which the property is located. Although HP has agreed to indemnify us with respect to that subsurface contamination, it is possible that one or more of the governmental agencies will require us to be named on any of these orders. The naming of Agilent will not affect HP’s obligation to indemnify us with regard to these matters.

We are liable and are indemnifying HP for any contamination found at all facilities transferred to us by HP excluding the properties undergoing remediation. In addition, we are indemnifying HP for any liability associated with past non-compliance with environmental laws regulating ongoing operations at all properties transferred to us by HP, as well as at sold or discontinued businesses that are related to our businesses. While we are not aware of any material liabilities associated with such indemnified matters, there is no guarantee that such contamination or regulatory non-compliance does not exist, and will not expose us to material liability in the future.

We are being indemnified by HP with respect to all environmental liabilities for which HP accrued a reserve, and we are not aware of any material environmental liabilities being assumed by us which are not subject to the indemnity.

International Operations

Our net revenue originating outside the U.S., as a percentage of our total net revenue, was approximately 68 percent in fiscal 2008, 66 percent in fiscal 2007 and 66 percent in fiscal 2006, the majority of which was from customers other than foreign governments. Approximately 12 percent of our annual revenue in each of the last three years was derived from Japan. Approximately 11 percent of our revenue in fiscal 2008, 10 percent in fiscal 2007 and 8 percent in fiscal 2006 was derived from China. Revenues from external customers are generally attributed to countries based upon the location of the Agilent sales representative.

Long-lived assets located outside of the U.S., as a percentage of our total long-lived assets, was approximately 48 percent in fiscal 2008, 55 percent in fiscal year 2007 and 55 percent in fiscal year 2006. Approximately 14, 16 and 19 percent of our long-lived assets were located in Japan in fiscal years 2008, 2007 and 2006, respectively.

Most of our sales in international markets are made by foreign sales subsidiaries. In countries with low sales volumes, sales are made through various representatives and distributors. However, we also sell into international markets directly from the U.S.

Our international business is subject to risks customarily encountered in foreign operations, including interruption to transportation flows for delivery of parts to us and finished goods to our customers, changes in a specific country’s or region’s political or economic conditions, trade protection measures, import or export licensing requirements, consequences from changes in tax laws and regulatory requirements, difficulty in staffing and managing widespread operations, differing labor regulations, differing protection of intellectual property and geopolitical turmoil, including terrorism and war. We are also exposed to foreign currency exchange rate risk inherent in our sales commitments, anticipated sales and expenses, and assets and liabilities denominated in currencies other than the local functional currency, and may also become subject to interest rate risk inherent in any debt we incur, or investment and finance receivable portfolios we hold. There may be an increased risk of political unrest in regions where we have significant manufacturing operations such as Southeast Asia. However, we believe that our international diversification provides stability to our worldwide operations and reduces the impact on us of adverse economic changes in any single country. Financial information about our international operations is contained in Note 21, “Segment Information”, to our consolidated financial statements.

Acquisition and Disposal of Material Assets

On November 28, 2005, we completed the sale of our stake in Lumileds Lighting International, B.V. (“Lumileds”) to Philips pursuant to a Share Purchase Agreement (the “Share Purchase Agreement”) dated as of August 12, 2005 among Agilent, Agilent LED International, Philips Lumileds Holding B.V. and Philips. Under the terms of the Share Purchase Agreement, Agilent received $949 million in cash proceeds, as well as approximately $51 million in repayment of outstanding advances to Lumileds and interest due to Agilent.

In December 2005, we completed the sale of substantially all the assets of our semiconductor products business to Avago pursuant to an Asset Purchase Agreement dated as of August 14, 2005 and amended November 30, 2005 (the “Asset Purchase Agreement”). Under the terms of the Asset Purchase Agreement, Agilent received approximately $2.6 billion in cash proceeds.

On October 31, 2006, we distributed Agilent’s equity interest in Verigy by means of a dividend to our stockholders. Prior to the distribution, on June 1, 2006, Agilent transferred substantially all of the assets and liabilities of its semiconductor test solutions business to Verigy, then a wholly owned subsidiary of Agilent. In June and July 2006, Verigy sold approximately 8.7 million of its ordinary shares, or approximately 15 percent of its outstanding shares, in an initial public offering. On October 31, 2006, the aggregate market value of the Verigy shares which were distributed was $840 million.

Item 6.  Selected Financial Data

SELECTED FINANCIAL DATA

(Unaudited)

	Years Ended October 31,
	2008	2007	2006	2005	2004
	(in millions, except per share data)
Consolidated Statement of Operations Data:			(1)	(1)	(1)
Net revenue	$5,774	$5,420	$4,973	$4,685	$4,556
Income from continuing operations before taxes and equity income	$815	$670	$627	$291	$87
Income from continuing operations	$693	$638	$1,437	$191	$59
Income from and gain on sale of discontinued operations of our semiconductor products business, net of taxes	—	—	1,816	186	242
Income (loss) from discontinued operations of our semiconductor test solutions business, net of taxes	—	—	54	(50)	68
Net income	$693	$638	$3,307	$327	$369
Net income (loss) per share — Basic:
Income from continuing operations	$1.91	$1.62	$3.33	$0.38	$0.12
Income from and gain on sale of discontinued operations of our semiconductor products business, net of taxes	—	—	4.21	0.38	0.50
Income (loss) from discontinued operations of our semiconductor test solutions business, net of taxes	—	—	0.13	(0.10)	0.14
Net income per share	$1.91	$1.62	$7.67	$0.66	$0.76
Net income (loss) per share — Diluted:
Income from continuing operations	$1.87	$1.57	$3.26	$0.38	$0.12
Income from and gain on sale of discontinued operations of our semiconductor products business, net of taxes	—	—	4.12	0.37	0.49
Income (loss) from discontinued operations of our semiconductor test solutions business, net of taxes	—	—	0.12	(0.10)	0.14
Net income per share	$1.87	$1.57	$7.50	$0.65	$0.75
Weighted average shares used in computing basic net income per share	363	394	431	494	483
Weighted average shares used in computing diluted net income per share	371	406	441	500	490

	October 31,
	2008	2007	2006	2005	2004
	(in millions)
Consolidated Balance Sheet Data:			(1)	(1)	(1)
Cash and cash equivalents and short-term investments	$1,429	$1,826	$2,262	$2,251	$2,315
Working capital	$1,852	$2,008	$2,420	$2,511	$2,891
Restricted cash and cash equivalents	$1,582	$1,615	$1,606	$22	—
Total assets	$7,007	$7,554	$7,369	$6,751	$7,144
Long-Term Debt	$2,125	$2,087	$1,500	—	$1,150
Stockholders’ equity	$2,559	$3,234	$3,648	$4,081	$3,569

(1)           Consolidated financial data and notes present our semiconductor test solutions and semiconductor products as discontinued operations.

Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Annual Report on Form 10-K. This report contains forward-looking statements including, without limitation, statements regarding trends, seasonality, cyclicality and growth in the markets we sell into, our strategic direction, our future effective tax rate and tax valuation allowance, earnings from our foreign subsidiaries, remediation activities, new product and service introductions, changes to our manufacturing processes, the use of contract manufacturers, the impact of local government regulations on our ability to pay vendors or conduct operations, our liquidity position, our ability to generate cash from continuing operations, growth in our businesses, our investments, the potential impact of adopting new accounting pronouncements, our financial results, our purchase commitments, our contributions to our pension plans, the selection of discount rates and recognition of any gains or losses for our benefit plans, our cost-control activities, savings and headcount reduction recognized from our restructuring programs and the divestiture of our semiconductor products and semiconductor test businesses, our stock repurchase program, our transition to lower-cost regions, the existence or length of an economic recovery that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements due to various factors, including those discussed in Item 1A and elsewhere in this Form 10-K.

Revisions to Financial Statement Presentation. We have revised our consolidated balance sheet as of October 31, 2008 to correct an error in the classification of deferred tax assets and liabilities.  This revision does not impact the consolidated statement of operations or the consolidated statement of cash flows for any period.  During the April 30, 2009 quarter-end process, we noted that the October 31, 2008 U.S. deferred tax valuation allowances and certain deferred tax assets/ deferred tax liabilities were misclassified on the balance sheet as a result of improperly applying the jurisdictional netting rules of SFAS No. 109. We have therefore revised our balance sheet as of October 31, 2008 by decreasing other long-term liabilities by $435 million and decreasing other long-term assets by $404 million, decreasing other current assets by $26 million and increasing other accrued liabilities by $5 million.

Overview and Executive Summary

Agilent Technologies, Inc. (“we”, “Agilent” or the “company”) is the world’s premier measurement company, providing core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries.

In the first fiscal quarter of 2009, we formed a new operating segment from our existing businesses: the semiconductor and board test segment. The new segment covers semiconductor equipment and services sold to semiconductor manufacturing and printer circuit board assembly customers. In addition, in the first quarter of 2009, we moved microscopy measurement from the bio-analytical measurement segment to the electronic measurement segment. All historical segment numbers have been recast to conform to this new reporting structure in our financial statements.

The Agilent business is comprised of the electronic measurement business, the bio-analytical measurement business and the semiconductor and board test business. Our fiscal year end is October 31. Unless otherwise stated, all years and dates refer to our fiscal year.

In December 2005, we completed the divestiture of our semiconductor products business. In 2006, we completed the initial public offering of our semiconductor test solutions business, Verigy Ltd. (“Verigy”). The results of our semiconductor products business and our semiconductor test solutions business are presented as discontinued operations for all periods presented in this Annual Report on Form 10-K.

Agilent’s net revenue from continuing operations in 2008 was $5,774 million, an increase of 7 percent in comparison to 2007. Foreign currency movements accounted for 3 percentage points of revenue growth compared to 2007. A further one percentage point of revenue growth in 2008 was attributable to acquisitions. Our bio-analytical measurement business performed well throughout the year and net revenue in 2008 increased by 17 percent in comparison to 2007. Acquisitions accounted for 2 percentage points of bio-analytical measurement business revenue growth compared to 2007. Demand for our bio-analytical measurement products and services increased across all markets in which our life science and chemical analysis businesses operate. In our electronic measurement business, net revenue in 2008 increased 4 percent in comparison to 2007. Our electronic measurement business saw reasonable growth in the communications test market, but a slight decline in the general purpose test market compared to 2007. Growth for the electronic measurement segment was led by broadband and wireless manufacturing test markets and wireless R&D. The decline in general purpose test was attributable to weakness in computer and semiconductor market. Our semiconductor and board test measurement business experienced difficult market conditions and revenue declined 23 percent compared in 2008 compared to 2007. Agilent’s total net revenue in 2007 increased 9 percent in comparison to 2006.

Net income was $693 million in 2008 and $638 million in 2007. Net income in 2006 was $3,307 million, which included the income from and gain on sale of our semiconductor products business for $1,816 million, the income from the discontinued operations of our semiconductor test solutions business for $54 million and a gain of $901 million on the sale of our investment in Lumileds.

In 2008, 2007 and 2006 we generated operating cash flows from continuing operations of $ 756 million, $969 million and $431 million, respectively. As of October 31, 2008, 2007 and 2006 we had cash and cash equivalents balances $1,405 million, $1,826 million and $2,262 million, respectively.

The recent capital and credit market crisis is adversely affecting the U.S. and global economies. This can have adverse effects on Agilent’s markets. Slower economic growth could lead to lower demand for Agilent’s products and services. Looking forward, we face challenging business conditions as the global economic environment deteriorates and the outlook is uncertain. Our primary strategy is to pursue profitable markets with our leading-edge measurement solutions. Our operating model enables us to allocate resources to opportunities and to increase the variability of our cost structure.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions that may impact the company in the future, actual results may be different from the estimates. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, inventory valuation, investment impairments, share-based compensation, retirement and post-retirement plan assumptions, valuation of long-lived assets and accounting for income taxes.

Revenue recognition.  We enter into agreements to sell products (hardware or software), services, and other arrangements (multiple element arrangements) that include combinations of products and services. Revenue from product sales, net of trade discounts and allowances, is recognized provided that persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. Revenue is reduced for estimated product returns, when appropriate. For sales that include customer-specified acceptance criteria, revenue is recognized after the acceptance criteria have been met. For products that include installation, if the installation meets the criteria to be considered a separate element, product revenue is recognized upon delivery, and recognition of installation revenue occurs when the installation is complete. Otherwise, neither the product nor the installation revenue is recognized until the installation is complete. Revenue from services is deferred and recognized over the contractual period or as services are rendered and accepted by the customer. When arrangements include multiple elements, we use verifiable objective evidence of fair value or vendor- specific objective evidence of fair value for software to allocate revenue to the elements and recognize revenue when the criteria for revenue recognition have been met for each element. The amount of product revenue recognized is affected by our judgments as to whether an arrangement includes multiple elements and if so, whether fair value exists for those elements. Changes to the elements in an arrangement and the ability to establish fair value for those elements could affect the timing of the revenue recognition.

Inventory valuation.  We assess the valuation of our inventory on a quarterly basis and periodically write down the value for estimated excess and obsolete inventory based upon estimates about future demand and actual usage. Such estimates are difficult to make under most economic conditions. The excess balance determined by this analysis becomes the basis for our excess inventory charge. Our excess inventory review process includes analysis of sales forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory. If actual market conditions are less favorable than those projected by management, additional write-downs may be required. If actual market conditions are more favorable than anticipated, inventory previously written down may be sold to customers, resulting in lower cost of sales and higher income from operations than expected in that period.

Investment impairments.  We recognize an impairment charge when the decline in the fair value of our equity and debt securities and our cost-method investments below their cost basis are judged to be other-than-temporary. Significant judgment is used to identify events or circumstances that would likely have a significant adverse effect on the future use of the investment. We consider various factors in determining whether an impairment is other-than-temporary, including the severity and duration of the impairment, forecasted recovery, the financial condition and near-term prospects of the investee, and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Share-based compensation.  We account for share-based awards in accordance with Statement of Financial Accounting Standards No. 123 (R), Shared-Based Payment (“SFAS No. 123 (R)”) which was effective November 1, 2005 for Agilent. Under the standard, share-based compensation expense is primarily based on estimated grant date fair value which generally uses the Black-Scholes option pricing model and is recognized on a straight-line basis for awards granted after November 1, 2005 over the vesting period of the award. For awards issued prior to November 1, 2005, we recognize share-based compensation expense based on FASB Interpretation 28 “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans an interpretation of APB Opinions No. 15 and 25”, which provides for accelerated expensing. Our estimate of share-based compensation expense requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), future forfeitures and related tax effects. We consider several factors in estimating the expected life of our options granted, including the expected lives used by a peer group of companies and the historical option exercise behavior of our employees, which we believe are representative of future behavior. We estimate the stock price volatility using the implied volatility of Agilent’s publicly traded stock options. We have determined that implied volatility is more reflective of market conditions and a better indicator of expected volatility than a combined method of determining volatility. In reaching this conclusion, we have considered many factors including the extent to which our options are traded and our ability to find traded options with similar terms and prices to the options we are valuing. A 10 percent increase in our estimated volatility from 31 percent to 41 percent for our most recent employee stock option grant would generally increase the value of an award and the associated compensation cost by approximately 23 percent if no other factors were changed.

In the first quarter of 2007, we revised our estimate of the expected life of our employee stock options from 4.25 years to 4.6 years. In revising this estimate, we considered several factors, including the expected lives used by a peer group of companies and the historical option exercise behavior of our employees. In the first quarter of 2007, we granted the majority of our employee stock options to executive employees and the review of our data indicated that our executive employees, on average, exercise their options at 4.6 years. In 2007, we granted restricted stock units (rather than stock options) to the majority of our employee base that received equity compensation. See Note 3, “Share-Based Compensation,” to the consolidated financial statements for more information.

The assumptions used in calculating the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. Although we believe the assumptions and estimates we have made are reasonable and appropriate, changes in assumptions could materially impact our reported financial results.

Retirement and post-retirement benefit plan assumptions.  Retirement and post-retirement benefit plan costs are a significant cost of doing business. They represent obligations that will ultimately be settled sometime in the future and therefore are subject to estimation. Pension accounting is intended to reflect the recognition of future benefit costs over the employees’ average expected future service to Agilent based on the terms of the plans and investment and funding decisions. To estimate the impact of these future payments and our decisions concerning funding of these obligations, we are required to make assumptions using actuarial concepts within the framework of accounting principles generally accepted in the U.S. Two critical assumptions are the discount rate and the expected long-term return on plan assets. Other important assumptions include the health care cost trend rate, expected future salary increases, expected future increases to benefit payments, expected retirement dates, employee turnover, retiree mortality rates, and portfolio composition. We evaluate these assumptions at least annually.

The discount rate is used to determine the present value of future benefit payments at the measurement date — October 31 for U.S. plans and September 30 for non-U.S plans. The U.S. discount rates were determined by matching the expected plan benefit payments against an industry discount curve. The discount rate increased significantly over the prior year from 6.25 percent to 8.5 percent due to higher bond yields. The discount rate for non-U.S. plans was generally based on published rates for high quality corporate bonds and either remained unchanged or increased. Lower discount rates increase present values and subsequent year pension expense; higher discount rates decrease present values and subsequent year pension expense.

The expected long-term return on plan assets is estimated using current and expected asset allocations as well as historical and expected returns. Plan assets are valued at fair market value. A one percent change in the estimated long-term return on plan assets for 2008 would result in a $4 million impact on U.S. pension expense and a $14 million impact on non-U.S. pension expense.

The net periodic pension and post-retirement benefit costs recorded in continuing operations excluding curtailments and settlements were $15 million in 2008, $57 million in 2007, and $81 million in 2006.

Valuation of long-lived assets.  We performed our annual goodwill impairment analysis in the fourth quarter of 2008. Based on our estimates of forecasted discounted cash flows and our market capitalization at that time, we concluded that our goodwill was not impaired. We have also assessed the recoverability of our long-lived assets, by determining whether the carrying value of such assets will be recovered through undiscounted future cash flows. Asset impairments primarily consist of property, plant and equipment and are based on an estimate of the amounts and timing of future cash flows related to the expected future remaining use and ultimate sale or disposal of buildings and equipment net of costs to sell. During 2008, we incurred $2 million of asset impairment charges. In addition, we recorded $6 million of investment impairment charges during 2008.

The process of evaluating the potential impairment of goodwill and other intangibles is highly subjective and requires significant judgment. We estimate expected future cash flows of our various businesses, which operate in a number of markets and geographical regions. We then determine the carrying value of these businesses. We exercise judgment in assigning and allocating certain assets and liabilities to these businesses. We then compare the carrying value including goodwill and other intangibles to the discounted future cash flows. If the total of future cash flows is less than the carrying amount of the assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Estimates of the future cash flows associated with the assets are critical to these assessments. Changes in these estimates based on changed economic conditions or business strategies could result in material impairment charges in future periods.

The process of evaluating the potential impairment of long-lived assets such as our property, plant and equipment is also highly subjective and requires significant judgment. In order to estimate the fair value of long-lived assets, we typically make various assumptions about the future prospects for the business that the asset relates to, consider market factors specific to that business and estimate future cash flows to be generated by that business. Based on these assumptions and estimates, we determine whether we need to take an impairment charge to reduce the value of the asset stated on our balance sheet to reflect its estimated fair value. Assumptions and estimates about future values and remaining useful lives are complex and often subjective. They can be affected by a variety of factors, including external factors such as the real estate market, industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, changes in assumptions and estimates could materially impact our reported financial results.

Accounting for income taxes.  We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits and deductions, and in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as interest and penalties related to uncertain tax positions. Significant changes to these estimates may result in an increase or decrease to our tax provision in a subsequent period.

Significant management judgment is also required in determining whether deferred tax assets will be realized in full or in part. When it is more likely than not that all or some portion of specific deferred tax assets such as net operating losses or foreign tax credit carryforwards will not be realized, a valuation allowance must be established for the amount of the deferred tax assets that cannot be realized. We consider all available positive and negative evidence on a jurisdiction-by-jurisdiction basis when assessing whether it is more likely than not that deferred tax assets are recoverable. We consider evidence such as our past operating results, the existence of cumulative losses in recent years and our forecast of future taxable income. At October 31, 2008, we provided partial valuation allowances for our U.S. deferred tax assets and full or partial valuation allowances on certain foreign deferred tax assets. We intend to maintain partial or full valuation allowances until sufficient positive evidence exists to support reversal of a valuation allowance in a given taxing jurisdiction.

We have not provided for all U.S. federal income and foreign withholding taxes on the undistributed earnings of some of our foreign subsidiaries because we intend to reinvest such earnings indefinitely. Should we decide to remit this income to the U.S. in a future period, our provision for income taxes may increase materially in that period.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. Although FASB Interpretation No. 48, which we adopted at the beginning of fiscal 2008, provides further clarification on the accounting for uncertainty in income taxes, the new threshold and measurement attributes prescribed by the pronouncement will continue to require significant judgment by management. If the ultimate resolution of tax uncertainties is different from what is currently estimated, a material impact on income tax expense could result.

Foreign Currency

Our revenues, costs and expenses, and monetary assets and liabilities are exposed to changes in foreign currency exchange rates as a result of our global operating and financing activities. We hedge revenues, expenses and balance sheet exposures that are not denominated in the functional currencies of our subsidiaries on a short term and anticipated basis. We do experience some fluctuations within individual lines of the consolidated statement of operations and balance sheet because our hedging program is not designed to offset the currency movements in each category of revenues, expenses, monetary assets and liabilities. Our hedging program is designed to hedge currency movements on a relatively short-term basis (rolling twelve month period). Therefore, we are exposed to currency fluctuations over the longer term.

Results from Continuing Operations

Orders and Net Revenue

	Years Ended October 31,			2008 over 2007	2007 over 2006
	2008	2007	2006	% Change	% Change
	(in millions)
Orders	$5,750	$5,441	$5,075	6%	7%
Net revenue:
Products	$4,804	$4,505	$4,125	7%	9%
Services and other	$970	$915	$848	6%	8%
Total net revenue	$5,774	$5,420	$4,973	7%	9%

	Years Ended October 31,			2008 over 2007	2007 over 2006
	2008	2007	2006	Ppts Change	Ppts Change
% of total net revenue:
Products	83%	83%	83%	—	—
Services and other	17%	17%	17%	—	—
Total	100%	100%	100%

Net revenue in 2008 was $5,774 million, a 7 percent increase over the $5,420 million net revenue recorded in 2007. Foreign currency movements accounted for 3 percentage points of revenue growth compared to 2007. A further one percentage point of revenue growth in 2008 was attributable to bio-analytical acquisitions. Net revenue in 2007 was $5,420 million, a 9 percent increase over the $4,973 million net revenue recorded in 2006.

The bio-analytical measurement segment achieved revenue growth for the year of 17 percent with increases in both life science and chemical analysis businesses. Acquisitions accounted for 2 percentage points, respectively, of bio-analytical measurement revenue growth compared to 2007. In life science, revenue from the pharmaceutical and biotechnology markets increased but capital spending within those markets is under pressure leading to a slow down in demand. Revenue from academic and government markets increased and was assisted in large part by the contributions made by Stratagene and Velocity11. In chemical analysis we saw strong growth in petrochemical and food safety markets and more modest growth in environmental testing. The petrochemical market continued to grow with replacement demand and plant expansion. The food safety market continued to be strong as the food industry is under continued pressure to ensure safety. In 2007, our bio-analytical business performed very well throughout the year and net revenue in 2007 increased by 21 percent in comparison to 2006. Demand for our products and services increased across every market in which our life sciences and chemical analysis businesses operated.

Our electronic measurement business saw a 4 percent revenue growth overall with an increase in communications test market and a slight decline in the general purpose test market. The communications test business increased revenues in the broadband and wireless manufacturing test markets and wireless R&D. In the general purpose test business the aerospace/defense market increased in the first six months of 2008, but has been flat in the second six months of this year due to delays in spending and budgetary pressures. The computer and semiconductor markets decreased and remain under considerable pressure with consumer electronics spending down and manufacturers delaying capital investments. In 2007, our electronic measurement net revenue increased 5 percent in comparison to 2006. Growth for the electronic measurement segment was led by aerospace/defense and wireline/wireless research and development. There was a reduction in revenues in the wireless manufacturing market during the year as the industry experienced excess capacity in handset test.

The semiconductor and board test measurement business reported a decline in revenues of 23 percent in 2008 when compared to 2007 as markets declined markedly. There are signs that capital spending is becoming minimal in all markets due to low capacity utilization in both electronic manufacturing and semiconductor fabrication facilities.

Services and other revenue include revenue generated from servicing our installed base of products, warranty extensions and consulting. Services and other revenue increased 6 percent as compared to 2007.

Backlog

On October 31, 2008, our unfilled orders for the electronic measurement business were approximately $610 million, as compared to approximately $680 million at October 31, 2007. On October 31, 2008, our unfilled orders for the bio-

analytical measurement business were approximately $360 million, as compared to approximately $280 million at October 31, 2007. Within our semiconductor and board test measurement business our unfilled orders were approximately $60 million on October 31, 2008 as compared to approximately $80 million at October 31, 2007.We expect that a large majority of the unfilled orders for both businesses will be delivered to customers within nine months. On average, our unfilled orders represent approximately two months’ worth of revenues. In light of this experience, backlog on any particular date, while indicative of short-term revenue performance, is not necessarily a reliable indicator of medium or long-term revenue performance.

Costs and Expenses

	Years Ended October 31,			2008 over 2007	2007 over 2006
	2008	2007	2006	Change	Change
Gross margin on products	57.7%	57.2%	56.4%	1 ppt	1 ppt
Gross margin on services and other	43.5%	42.8%	39.2%	1 ppt	4 ppts
Total gross margin	55.4%	54.8%	53.4%	1 ppt	1 ppt
Operating margin	13.8%	10.8%	9.3%	3 ppts	2 ppts

(in millions)
Research and development	$704	$685	$655	3%	5%
Selling, general and administrative	$1,697	$1,700	$1,660	—	2%

In 2008, total gross margin increased one percentage point in comparison to 2007. Operating margins in 2008 increased 3 percentage points as compared to 2007. Research and development expenditure has risen modestly by 3 percent and we have controlled selling, general and administrative expenses during the year and including both the effects of currency and acquisitions they have remained flat compared to 2007. Operating margins in 2007 increased 2 percentage points as compared to 2006.

In 2007, total gross margin increased 1 percentage point in comparison to 2006. Operating margins in 2007 increased 2 percentage points as compared to 2006. Research and development expenditure rose modestly and we had tightly controlled selling, general and administrative expenses during the year. We experienced an unfavorable impact in gross and operating margins due to the comparative weakness of the U.S. dollar and Japanese Yen denominated revenues against the Euro and Malaysian Ringgit costs only partially offset by hedging gains.

Gross inventory charges were $24 million in 2008, $21 million in 2007 and $38 million in 2006. Sales of previously reserved inventory were $6 million in 2008, $5 million in 2007 and $14 million in 2006.

Our research and development efforts focus on potential new products and product improvements covering a wide variety of technologies, none of which is individually significant to our operations. We conduct five types of research and development: basic research, which contributes to the fundamental understanding of areas critical to our future; foundation technologies, which enables fundamental advances across all businesses; communications, which creates technologies to enable pervasive access to information; life sciences, which enables next-generation pharmaceuticals and improved patient outcomes; and measurement, which provides critical advances in test and measurement electronics and systems. Our research seeks to improve on various technical competencies in electronics such as compound semiconductor devices, digital imaging systems and microfabrication technologies; software, systems and solutions such as applied mathematics, knowledge management and measurement science; life sciences such as computational biology, molecular diagnostics and high-throughput measurements; and photonics, such as precision automation technology, optical switching and high-speed optical links. In each of these research fields, we conduct research that is focused on specific product development for release in the short-term as well as other research that is intended to be the foundation for future products over a longer time-horizon. Some of our product development research is designed to improve on the more than 20,000 products already in production, other research is on major new product releases, and yet other focused on developing new product segments for the future. Due to the breadth of research and development projects across all of our businesses, there are a number of drivers of this expense.

Income from continuing operations in 2008 was $693 million. Income from continuing operations in 2007 was $638 million. Income from continuing operations in 2006 was $1,437 million, which includes a gain of $901 million for the sale of our investment in Lumileds, an equity investment.

At October 31, 2008, our headcount, on a continuing operations basis, was approximately 19,600 compared to 19,400 in 2007 and 18,700 in 2006.

Provision for Income Taxes from Continuing Operations

	Years Ended October 31,
	2008	2007	2006
		(in millions)
Provision for income taxes	$122	$32	$91

For 2008, the annual effective tax rate was 15.0 percent on continuing operations. The 15.0 percent continuing operations tax rate includes a beneficial release of a portion of the U.S. federal and state valuation allowances which results in U.S. tax expense of nearly zero. It also includes tax on earnings in other jurisdictions that have low effective tax rates. Without considering interest and penalties, the provision for taxes was recorded for income generated in jurisdictions other than the Netherlands, Puerto Rico, Switzerland, the U.S., and the U.K. where we have recorded valuation allowances. We intend to maintain partial or full valuation allowances in these jurisdictions until sufficient positive evidence exists to support the reversal of the valuation allowances.

For 2007, the annual effective tax rate was 4.8 percent on continuing operations. The 4.8 percent continuing operations tax rate reflects taxes at an effective tax rate of zero in the U.S. (due to a release of a significant portion of the valuation allowance) and at low effective tax rates in other jurisdictions. The low continuing operations tax rate includes a benefit of $31 million related to valuation allowance adjustments based on changes in other comprehensive income items, portions of which are attributable to increases in currency translation adjustments and to increases in the value of certain stock investments. In addition, the tax rate includes benefits totaling $73 million related to the resolution of primarily non-U.S. tax issues associated with the 2000 spin-off of Agilent from Hewlett-Packard.

For 2006, the annual effective tax rate was 6.0 percent on continuing operations. The 6.0 percent continuing operations tax rate reflects taxes on the sale of our Lumileds joint venture at an effective tax rate of zero in the U.S. (due to the operation of the valuation allowance) and at low effective tax rates in other jurisdictions. In addition, the low continuing operations tax rate is a result of the $29 million benefit related to the resolution of issues covered by a Tax Sharing Agreement between Agilent and Hewlett-Packard. The tax rate for continuing operations does not include the impact of income from low-tax jurisdictions generated by our semiconductor products business and our semiconductor test solutions business which are now reported as discontinued operations.

Agilent enjoys tax holidays in several different jurisdictions, most significantly in Singapore, Malaysia and Switzerland. The tax holidays provide lower rates of taxation on certain classes of income and require various thresholds of investments and employment in those jurisdictions. As a result of the incentives, the impact of the tax holidays decreased income taxes by $112 million, $190 million and $76 million in 2008, 2007 and 2006, respectively. The benefit of the tax holidays on net income per share (diluted) was approximately $0.30, $0.47 and $0.17 in 2008, 2007 and 2006, respectively.

During 2003, we established valuation allowances for the deferred tax assets of the U.S. and certain entities in foreign jurisdictions. The valuation allowances were determined in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”) which require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction by jurisdiction basis. During 2007, we concluded that it is more likely than not that a significant portion of our U.S. federal deferred tax assets would be realized and reversed a portion of the valuation allowance. During 2008, we maintained a partial U.S. federal valuation allowance and concluded that a significant portion of our U.S. state deferred tax assets would be realized and reversed a portion of the valuation allowance. The valuation allowance increased substantially as a result of changes to other comprehensive income-related taxes for pensions, certain mark to market investments, currency translation adjustments and an increase in the amount of foreign tax credits. Cumulative losses incurred by certain entities in foreign jurisdictions in recent years represent sufficient negative evidence to require maintaining full valuation allowances. During 2008, we established a partial valuation allowance for the deferred tax assets of one foreign entity. We intend to maintain partial or full valuation allowances until sufficient positive evidence exists to support reversal of a valuation allowance in a given taxing jurisdiction.

Effective at the beginning of the first quarter of 2008, we adopted FIN No. 48 “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate each uncertain tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon ultimate settlement.

As a result of the implementation of FIN No. 48, we increased the liability for net unrecognized tax benefits by $74 million, and accounted for the increase as a cumulative effect of a change in accounting principle that resulted in a decrease to retained earnings of $74 million. The total amount of gross unrecognized tax benefits as of the date of adoption was $915 million. We historically classified unrecognized tax benefits in current taxes payable, or as reductions to tax receivables or net deferred tax assets when appropriate. As a result of adopting FIN No. 48, approximately $355 million of unrecognized tax benefits and related interest and penalties were reclassified to long-term income taxes payable from current taxes payable. Most of these gross unrecognized tax benefits would affect the effective tax rate, if realized.

We continue to include interest and penalties related to unrecognized tax benefits within the provision for income taxes on the consolidated statements of operations. As of the date of adoption of FIN No. 48, we had accrued $35 million for the payment of interest and penalties relating to unrecognized tax benefits.

Our U.S. federal income tax returns for 2000 through 2002 have been under audit by the Internal Revenue Service (“IRS”). In August 2007, we received a Revenue Agent’s Report (“RAR”). In the RAR, the IRS proposes to assess a net tax deficiency, after applying available net operating losses from the years under audit and undisputed tax credits, for those years of approximately $405 million, plus penalties of approximately $160 million and interest. If the IRS were to fully prevail, our net operating loss and tax credits generated in recent years would be utilized earlier than they otherwise would have been, and our annual effective tax rate will have increased as a result. The RAR addresses several issues. One issue, however, relating to the use of Agilent’s brand name by our foreign affiliates, accounts for a majority of the claimed tax deficiency. We believe that the claimed IRS adjustment for this issue in particular is inconsistent with applicable tax laws and that we have meritorious defenses to this claim. Therefore, we have not included any tax for this item in our tax provision for 2007 or 2008. We have filed a formal protest and will address these matters with the Appeals Office of the IRS. In the protest, we vigorously opposed the claim associated with Agilent’s brand name, and most of the other claimed adjustments proposed in the RAR. In April of 2008, we received a rebuttal to our formal protest, and after reviewing the IRS’s arguments, our assessment of the risks remains the same. The final resolution of the proposed adjustments is uncertain and may take several years. Based on current information, it is our opinion that the ultimate disposition of these matters is unlikely to have a material adverse effect on our consolidated financial position, results of operations or liquidity.

For all U.S. and other tax jurisdictions, we recognize potential liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes and interest will be due. If our estimate of income tax liabilities proves to be less than the ultimate assessment, a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary.

Equity in Net Income of Unconsolidated Affiliate and Gain on Sale — Lumileds

Agilent sold its interest in Lumileds on November 28, 2005. Lumileds was a global joint venture between Agilent and KoninklijkePhilips Electronics N.V. (“Philips”). Lumileds manufactures high-power light emitting diodes and solid-state lighting solutions. Pursuant to the Share Purchase Agreement, upon closure of the sale transaction, the Joint Venture Agreement and the ancillary agreements were terminated. The purchase price paid by Philips under the Share Purchase Agreement was $949 million. In addition, Lumileds repaid the $51 million of outstanding principal debt and accrued interest under the Credit Agreement, dated as of November 30, 2001.

Our equity in the net income of our unconsolidated affiliate including the 2006 gain on sale of our interest in Lumileds was $901 million in 2006.

Global Infrastructure Organization

Our infrastructure costs decreased by one percent in relative terms compared to 2007. The global infrastructure organization passes these costs on to our businesses according to usage of services provided. From a headcount perspective, over the years, we have reduced the number of employees in our workforce that provide support services such as finance, IT and workplace services and moved many of our global shared services operations sites to lower cost regions. The global infrastructure organization ended 2008 with approximately 2,495 employees, a decrease of 22 employees from one year ago and a decrease of 234 employees from two years ago. Over the past two years on a region basis, our headcount has dropped by 227 people in the Americas and Europe and by 7 in Asia.

Segment Overview

Agilent is a measurement company providing core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries.

In the first fiscal quarter of 2009, we formed a new operating segment from our existing businesses: the semiconductor and board test segment. The new segment covers semiconductor equipment and services sold to semiconductor manufacturing and printer circuit board assembly customers. In addition, in the first quarter of 2009, we moved microscopy measurement from the bio-analytical measurement segment to the electronic measurement segment. All historical segment numbers have been recast to conform to this new reporting structure in our financial statements.

Electronic Measurement

Our electronic measurement business provides standard and customized electronic measurement instruments and systems monitoring, management and optimization tools for communications networks and services, software design tools and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment and communications networks and services. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer’s product lifecycle.

Orders and Net Revenue

	Years Ended October 31,			2008 over 2007	2007 over 2006
	2008	2007	2006	Change	Change
	(in millions)
Orders	$3,148	$3,102	$2,953	1%	5%
Net revenue from products	$2,775	$2,635	$2,521	5%	5%
Net revenue from services and other	453	456	436	(1)%	5%
Total net revenue	$3,228	$3,091	$2,957	4%	5%

Electronic measurement orders increased 1 percent in 2008, down from 5 percent growth experienced in 2007 compared to 2006. On a geographic basis, orders in 2008 grew 11 percent in Europe and 2 percent in Asia, while declining  2 percent in the Americas and 3 percent in Japan. In 2007, orders grew 5 percent as growth in the Americas and Europe was offset by declines in Asia, most notably in Japan. Order growth in 2007 was driven by strength in aerospace/defense and general purpose markets, which was offset by declines in the wireless manufacturing and communications market.

Electronic measurement revenue grew 4 percent in 2008 compared to a 5 percent increase in 2007 as strength in the communications test market was tempered by slower growth in general purpose test. Regionally, revenue from the Americas grew 3 percent, Europe grew 8 percent and Asia and Japan grew 5 percent and 3 percent, respectively, from one year ago. In 2007, revenue grew 5 percent with growth in general purpose markets offset by declines in communications test and regional growth in the Americas and Europe offset by declines in Asia. Revenue growth in 2007 was driven by the ongoing global economic expansion and steady consumer electronics spending in the general purpose market.

General purpose test revenue, representing approximately 55 percent of electronic measurement, grew 1 percent to $1,780 million in 2008 compared to 2007. Within general purpose test, growth in aerospace and defense and other general purpose test business was offset by a decline in the computer and semiconductor test market. Intelligence, surveillance, and reconnaissance markets were strong applications for radio frequency (“RF”) content, as well as communications and networking. The computer and semiconductor measurement markets were down compared to last year due weakness in semiconductor-related capital equipment market, while our digital test business improved over last year. Overall general test markets have weakened in the second half of the year due to on-going weakness in electronic manufacturing and semiconductor test markets and softening in aerospace/defense and general purpose markets.

Communications test revenue, representing approximately 45 percent of electronic measurement, grew 9 percent to $1,448 million in 2008 compared to 2007. The year-over-year growth was driven by strength in broadband and wireless manufacturing test markets, as well as wireless R&D and electronic design automation (“EDA”). Weakness in the communications test market was isolated to the network monitoring and installation and maintenance markets. Strength in broadband R&D and manufacturing test continues to be driven by the convergence of an all internet protocol-based network for service delivery including video, voice, data, and mobile services. Investment in wireless manufacturing was driven largely by the growth in “smart” phones, while wireless R&D test focused primarily on high-speed applications, as well as pre-conformance and interoperability test solutions. A pause in demand for WiMax test solutions in the second half of the year was offset by on-going demand for next-generation cellular technologies test applications.

Looking forward, we expect continued weakness in our electronic measurement business. Given the current market uncertainty and volatility, these markets are expected to decline due to on-going weakness in electronic manufacturing and semiconductor test markets and broader market weakness. Growth opportunities are expected to be limited to the expansion of wireless 3G coverage and services (high data rate, multi-media services supported by multi-functional handsets), emerging cellular technologies, and continued opportunities in broadband access, voice-over-internet-protocol and fiber-to-the-home, due to consumer demand for voice/data/video converged services. We believe the aerospace and defense market’s trend of investment in areas of signal intelligence, communications, surveillance and information warfare bodes well for long-term growth. These growth opportunities are expected to be tempered by slowdowns in capital spending, government budget delays or reductions, continued contraction in the semiconductor test market and the current global economic uncertainty.

Gross Margin and Operating Margin

The following table shows the electronic measurement business’s margins, expenses and income from operations for 2008 versus 2007 and 2007 versus 2006.

	Years Ended October 31,			2008 over 2007	2007 over 2006
	2008	2007	2006	Change	Change
Total gross margin	58.5%	57.2%	56.0%	1 ppt	1 ppt
Operating margin	14.0%	11.0%	11.0%	3 ppts	—

(in millions)
Research and development	$461	$464	$417	(1)%	11%
Selling, general and administrative	$977	$964	$913	1%	6%
Income from operations	$451	$340	$325	33%	5%

Gross margins for products and services improved by 1 percentage point year-over-year in 2008 as the favorable impact of foreign currency movement and lower overhead costs were partially offset by changes in product mix and pricing pressure. Gross margins for products and services increased 1 percentage point in 2007 compared to 2006 as margin improvements due to lower infrastructure costs, lower material costs and a functional change in global infrastructure cost allocation were partially offset by changes in product mix.

Research and development expenses in 2008 decreased 1 percent compared to 2007. This decline was driven largely by operational spending reductions that more than offset the unfavorable year-over-year impact of currency movements. Research and development expenses in 2007 increased 11 percent compared to 2006 due to investment in new technologies, acquisitions, the impact of currency movements and a functional change in global infrastructure cost classification.

Selling, general and administrative expenses in 2008 increased 1 percent compared to 2007. This increase  was due unfavorable impact of foreign currency movement offset by reductions in operational and discretionary spending that reflect the savings delivered through cost reduction programs and expense controls. Selling, general and administrative expenses increased 6 percent in 2007 compared to 2006 due to investment in support of growth initiatives, acquisitions, and the impact of currency movements.

Operating margins increased by 3 percentage points in 2008 compared to 2007 due to gross margin improvement and structural expense reductions. Operating margins were essentially flat in 2007 compared to 2006 as gross margin improvements were offset by increased investment in research and development, as well as selling, general and administrative expenses.

Income from Operations

Income from operations increased by $111 million in 2008 compared to 2007 on a revenue increase of $137 million, a 81 percent year-over-year operating margin incremental due to structural expense reductions. Income from operations increased 5 percent in 2007 compared to 2006 on a revenue increase of $134 million as higher volume was offset by increases in research and development and selling, general and administrative expenses.

Bio-analytical Measurement

Our bio-analytical measurement business provides application-focused solutions that include instruments, software, consumables and services that enable customers to identify, quantify and analyze the physical and biological properties of substances and products. Our key product categories include: microarrays, microfluidics, gas chromatography, liquid chromatography, mass spectrometry, software and informatics, and related consumables, reagents and services.

Orders and Net Revenue

	Years Ended October 31,			2008 over 2007	2007 over 2006
	2008	2007	2006	Change	Change
	(in millions)
Orders	$2,275	$1,894	$1,628	20%	16%
Net revenue from products	$1,742	$1,486	$1,211	17%	23%
Net revenue from services and other	453	390	343	16%	14%
Total net revenue	$2,195	$1,876	$1,554	17%	21%

Our bio-analytical measurement business continues sustained momentum with growth in orders and revenues on a year-to-year basis. Results were consistent with our normal seasonal patterns and reflected the strong demand across most of our markets.

Bio-analytical measurement orders in 2008 grew 20 percent when compared to 2007. The Stratagene and Velocity11 acquisitions contributed 5 percentage points of the order growth in 2008, when compared to 2007. We had growth across all geographies with Americas up 18 percent, Europe up 22 percent and Asia up 21 percent when compared to 2007. In our chemical analysis business, we continue to see strength from petrochemical and food safety markets. In life sciences, we saw sustained demand from academic and government markets, offsetting a slowdown in pharmaceutical and biotechnology markets. In 2007, orders grew 16 percent; Stratagene contributed 2 percentage points of this growth, when compared to 2006.

Bio-analytical measurement revenues in 2008 grew 17 percent compared to 2007 with solid results seen across both life sciences and chemical analysis end markets. The Stratagene and Velocity11 acquisitions contributed 5 percentage points of the revenue growth in 2008, when compared to 2007. Geographically, revenues were up 15 percent in the Americas, 15 percent in Europe, and 23 percent in Asia in 2008 compared to 2007. In 2007, revenues grew 21 percent compared to 2006 due to the impact of the Stratagene acquisition. The addition of Stratagene contributed to 3 percentage points of the 2007 growth.

Chemical analysis revenue, representing approximately 53 percent of the bio-analytical measurement segment, increased 12 percent to $1,174 million in 2008 compared to 2007. Chemical analysis continues to see strength from petrochemical and food safety market, and relatively modest growth in environmental testing solutions. High petrochemical profits continue to drive capital investments in both instrument replacements and upgrades. Food testing also posted strong revenue growth in 2008. Growth in this sector was driven by updated regulations in China, Malaysia and India following recent food safety issues in the U.S. and by the overall increases made to regulatory standards worldwide.

Life science revenue, representing approximately 47 percent of the bio-analytical measurement segment, increased 23 percent to $1,021 million in 2008 compared to 2007. The Stratagene and Velocity11 acquisitions accounted for 11 percentage points of the growth in 2008, when compared to 2007. In 2008, we saw a slowdown in the pharmaceutical and biotech markets, while our academic and government markets grew at strong rates. Our acquisition of Stratagene is bolstering our coverage in academic and government customer accounts. Academic research is moving toward the use of high-end mass spectrometry instrumentation to answer complex biological questions and enhance research on proteins, peptides, and small molecules. The market continues to see more partnerships and collaborations between not-for-profit organizations and big pharma and biotech. In Asia Pacific, governments are investing in the modernization of their healthcare systems and in improving the quality of pharmaceuticals they produce.

Looking forward, we expect modest growth in our major markets. Our chemical analysis market growth is expected to be driven by investments in food safety on a global basis and in environmental testing in China, India and selected Eastern European countries. Our liquid chromatography/mass spectroscopy (“LC/MS”) and gas chromatography/mass spectroscopy (“GC/MS”) systems are well positioned to address these market needs. In life sciences we are positioned with our recent acquisitions to expand the range of our technology offering along the life sciences workflow. Workflow solutions can span from sample delivery and preparation through sample measurement to data analysis and management. In addition, our ongoing expansion of the LC/MS portfolio, augmented with focused R&D programs will enable Agilent to address the proteomics and metabolomics market needs.

Gross Margin and Operating Margin

The following table shows the bio-analytical measurement business’s margins, expenses and income from operations for 2008 versus 2007, and 2007 versus 2006.

	Years Ended October 31,			2008 over 2007	2007 over 2006
	2008	2007	2006	Change	Change
Total gross margin	53.8%	53.4%	51.8%	—	2 ppt
Operating margin	18.7%	16.4%	13.6%	2 ppt	3 ppts

(in millions)
Research and development	$188	$153	$149	22%	3%
Selling, general and administrative	$584	$542	$446	8%	22%
Income from operations	$410	$307	$211	33%	45%

Gross margins were flat in 2008 compared to 2007, as improvements in product mix and overhead costs were offset by the impact of foreign currency movements and competitive pressures. Gross margins improved by 2 percentage points in 2007 compared to 2006 mainly driven by increased revenue, manufacturing overhead efficiencies, and a decrease in global infrastructure costs.

Research and development expenses grew 22 percent in 2008, compared to 2007. The Stratagene and Velocity11 acquisitions accounted for 13 percentage points of this growth in 2008 compared to 2007. Excluding Stratagene and Velocity11, this growth was driven by our investments in research, development facilities in life sciences and the impact of foreign currency movement. Research and development expenses grew 3 percent in 2007 compared to 2006 due to continued investment in life sciences, increase in headcount from acquisitions, program spending to support our new product releases and higher global infrastructure costs.

Selling, general and administrative expenses increased 8 percent in 2008 compared to 2007. The Stratagene and Velocity11 acquisitions accounted for 8 percentage points of this growth in 2008 compared to 2007. In 2007, selling, general and administrative expenses increased 22 percent compared to 2006 due to incremental headcount from acquisitions and higher global infrastructure costs.

Operating margins increased by 2 percentage point in 2008 compared to 2007. This was due to higher revenues and operational efficiencies offsetting the higher investments made in research and development and selling, general, and administrative to accommodate growth. In 2007, operating margins increased 3 percentage points compared to 2006, due to higher revenues and operational efficiencies offsetting the higher investments we made in research and development and selling, general, and administrative to accommodate growth.

Income from Operations

Income from operations in 2008 increased by $103 million or 33 percentage points, while our operating margins in 2008 improved 2 percentage points. Income from operations in 2007 increased by $96 million or 45 percent compared to 2006.

Semiconductor and Board Test Measurement

Our semiconductor and board test business provides standard and customized laser interferometer, parametric and manufacturing test and measurement instruments and systems monitoring, management and optimization tools that are used in the design, development, manufacture, installation, deployment and operation of semiconductor and printed circuit assembly fabrication. The laser interferometer business was formerly part of the bio-analytical measurement segment and both the parametric test and printed circuit test businesses were formerly part of the electronic measurement segment. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer’s product lifecycle.

Orders and Net Revenue

	Years Ended October 31,			2008 over 2007	2007 over 2006
	2008	2007	2006	Change	Change
	(in millions)
Orders	$327	$445	$493	(26)%	(10)%
Net revenue from products	$287	$384	$393	(25)%	(2)%
Net revenue from services and other	64	69	69	(7)%	—
Total net revenue	$351	$453	$462	(23)%	(2)%

Semiconductor and board test measurement orders for 2008 declined 26 percent when compared to 2007. The computer and semiconductor measurement markets were down compared to last year due to a sharp decline in the parametric test market and weakness in semiconductor-related capital equipment market.

Semiconductor and board test measurement revenues for 2008 declined 23 percent when compared to 2007 as all markets and geographies declined markedly.  Capital spending is minimal in all markets due to low capacity utilization in both electronic manufacturing and semiconductor fabrication facilities.

The electronic manufacturing market remains under significant pressure due to the global decline in demand for consumer electronics.  Contract manufacturers are experiencing low capacity utilization rates and production line expansion has virtually ceased. The semiconductor fabrication market has stalled as global semiconductor demand is down on weak demand for wireless and computing devices.  In addition, semiconductor equipment supplier demand remains very weak with low semiconductor fabrication utilization rates.  Demand for parametric test applications and solutions remains at record lows.

Looking forward, we expect continued weakness in our semiconductor and board test measurement business due to the current market uncertainty and volatility.

Gross Margin and Operating Margin

	Years Ended October 31,			2008 over 2007	2007 over 2006
	2008	2007	2006	Change	Change
Total gross margin	(49.5)%	(54.6)%	(53.8)%	(5) ppt	1 ppt
Operating margin	7.4%	15.6%	19.3%	(8) ppt	(4) ppts

(in millions)
Research and development	$49	$57	$58	(15)%	—
Selling, general and administrative	$99	$119	$102	(17)%	17%
Income from operations	$26	$71	$89	(63)%	(21)%

Gross margins for products and services in 2008 declined by 5 percentage points compared to 2007 due to the significant decline in volume.

Research and development expenses in 2008 declined 15 percent compared to 2007. This decline was driven by reductions in operational spending.

Selling, general and administrative expenses declined 17 percent in 2008 when compared to 2007. This reduction was driven by reduced general infrastructure costs and reductions in operational spending.

Operating margins declined by 8 percentage points in 2008 when compared to 2007.   The year-over-year margin decline was due principally to lower revenues and was partially offset by savings lower general infrastructure costs, and reductions in operational spending.

Income from Operations

Income from operations declined $45 million in 2008 when compared to 2007 due to the corresponding revenue decline of $102 million. The resulting year-over-year operating margin decremental was 44 percent as expense reductions offset the lower revenue volume.

Discontinued Operations of Our Semiconductor Products Business

On December 1, 2005, we completed the divestiture of our semiconductor products business to Avago Technologies Ltd. (“Avago”). Under the terms of the Asset Purchase Agreement (“APA”), Agilent received approximately $2.6 billion in cash proceeds. The historical results of Avago have been reflected as discontinued operations in the consolidated financial statements for all periods presented. See Note 4 “Discontinued Operations of our Semiconductor Products Business” to our consolidated financial statements for further information.Results from our discontinued operations of our semiconductor products business, including the gain from sale for the year ended October 31, 2006, are summarized in the table below.

Year Ended October 31, 2006
(in millions)
Net revenue	$141
Costs, expenses and other income (expense), net	133
Income from discontinued operations	8
Gain on sale of discontinued operations	1,816
Income from and gain on sale of discontinued operations before taxes	1,824
Provision for income taxes	8
Income from and gain on sale of discontinued operations, net	$1,816

Discontinued Operations of Our Semiconductor Test Solutions Business

On August 15, 2005, Agilent announced its intention to separate its semiconductor test solutions business, Verigy, into a stand-alone publicly traded company. During the third quarter of fiscal 2006, Verigy completed the initial public offering (“IPO”) of 8.7 million of its ordinary shares at a price of $15 per share for total net proceeds of $121 million. As part of the offering, Agilent made a payment to Verigy of $19 million, the amount by which the net IPO proceeds were insufficient to complete the agreed-upon Verigy initial capitalization of $140 million. As a result of the IPO, Agilent recorded additional paid-in capital of $74 million related to the excess of the IPO price over the book value of the shares sold. Following the offering, Agilent owned 50 million shares or approximately 85 percent of Verigy’s ordinary shares.

On October 31, 2006, Agilent completed the spin-off of Verigy by distributing its remaining 85 percent equity interest in Verigy to Agilent stockholders. The spin-off was effected by way of a pro rata non-cash dividend to Agilent stockholders, which reduced retained earnings by $310 million. In the distribution, Agilent distributed to its stockholders .122435 of an ordinary share of Verigy for each outstanding share of Agilent common stock owned as of close of market on October 16, 2006. In aggregate, Agilent distributed 50 million Verigy ordinary shares to Agilent stockholders. Based on the closing price for Verigy ordinary shares on the NASDAQ Global Select Market on October 31, 2006 of $16.80 per share, the aggregate market value of the shares distributed in the distribution was $840 million. The historical results of Verigy have been reflected as discontinued operations in the consolidated financial statements for all periods presented. See Note 5 “Discontinued Operations of our Semiconductor Test Solutions Business” to our consolidated financial statements for further information.

Results from our discontinued operations of our semiconductor test solutions business for the year ended October 31, 2006, are summarized in the table below.

Year Ended October 31, 2006
(in millions)
Net revenue	$777
Costs and expenses	703
Income from discontinued operations	74
Other income (expense), net	—
Income from discontinued operations before taxes	74
Provision for income taxes	20
Net income from discontinued operations	$54

Indemnifications

In connection with the divestitures of our semiconductor products and semiconductor test businesses in 2006, we have provided indemnities to Verigy and Avago against certain damages which they might incur related to the businesses of Agilent not transferred to them and other defined categories of liability. These indemnity obligations are in addition to preexisting indemnities to Hewlett Packard in connection with our activities prior to our spin-off from HP; indemnities to our officers and directors for certain liabilities which they might incur as a result of their service to Agilent; and other indemnifications which are customary in our industry or provided for in local law in the U.S. and other jurisdictions in connection with our commercial operations. These indemnities are described in greater detail in Note 15, “Guarantees”, to our consolidated financial statements.

Financial Condition

Liquidity and Capital Resources

Our cash balances are held in numerous locations throughout the world, including substantial amounts held outside of the U.S. Most of the amounts held outside of the U.S. could be repatriated to the U.S. but, under current law, would be subject to U.S. federal income taxes, less applicable foreign tax credits. Agilent has accrued U.S. federal taxes on the earnings of its foreign subsidiaries except when the earnings are considered indefinitely reinvested outside of the U.S. Repatriation could result in additional U.S. federal income tax payments in future years. Where local restrictions prevent an efficient intercompany transfer of funds, our intent is that cash balances would remain outside of the U.S. and we would meet U.S. liquidity needs through ongoing cash flows, external borrowings, or both. We utilize a variety of financing strategies in an effort to ensure that our worldwide cash is available in the locations in which it is needed.

Our financial position as of October 31, 2008 consisted of cash and cash equivalents of $1,405 million as compared to $1,826 million as of October 31, 2007.

Net Cash Provided by Operating Activities of Continuing Operations

Net cash provided by operating activities of continuing operations was $756 million in 2008 compared to $969 million provided in 2007. We paid approximately $210 million in taxes in 2008 as compared to $86 million in the same period in 2007. Higher tax payments in 2008 were primarily due to one-time taxes related to transfers of intellectual property between affiliated entities. In 2006, we generated $431 million in net cash provided by operating activities of continuing operations.

In 2008, accounts receivable used cash of $44 million as compared to cash generation of $22 million in 2007. Day’s sales outstanding were 47 days in 2008 as compared to 46 days in 2007. Accounts payable used cash of $21 million in 2008 and used cash of $13 million in 2007. Cash used for inventory was $14 million in 2008 compared to cash used of $21 million in 2007. Inventory day’s on-hand increased to 89 days in 2008 compared to 88 days in 2007.

We contributed $1 million and $8 million to our U.S. defined benefit plans in 2008 and 2007, respectively. We contributed $43 million and $37 million to our non-U.S. defined benefit plans in 2008 and 2007, respectively. Our non-U.S. defined benefit plans are generally funded ratably throughout the year. Total contributions in 2008 were $44 million or 2 percent less than 2007. Our annual contributions are highly dependent on the relative performance of our assets versus our projected liabilities, among other factors. We expect to contribute approximately $84 million to our U.S. and non-U.S. defined benefit plans during 2009.

Net Cash Provided by (Used in) Investing Activities of Continuing Operations

Net cash used in investing activities of continuing operations in 2008 was $399 million compared to $456 million used in 2007. In 2006, we generated $1,838 million in net cash provided by investing activities of continuing operations. Cash generation in 2006 was high due to the divestiture of our semiconductor products business for $2.5 billion, net of transaction costs and taxes. We also completed the sale of our ownership in Lumileds to Philips for $949 million.

Investments in property, plant and equipment of $154 million annually was the same for 2008 and 2007. Proceeds from sale of property, plant and equipment were $14 million in 2008 as compared to $12 million in 2007. In 2008, we invested $172 million in acquisitions and intangible assets primarily related to our acquisition of Velocity11 compared to $344 million in 2007 which was primarily related to our acquisition of Stratagene. Agilent purchased the remaining minority interest in a joint venture for $14 million in 2008. In 2006, we invested $50 million in acquisitions and purchase of intangible assets.

In December 2007, the company reclassified a $255 million investment from cash equivalents to a short-term investments. In February 2008, Agilent traded this externally managed short-term investment fund for the underlying securities of the investment and now manages those investments internally. In 2008, Agilent liquidated $147 million relating to these investments and realized net losses of $4 million and impairments of $3 million. We also recognized an additional $5 million unrealized mark-to-market loss in stock-holders equity. As of October 31, 2008, Agilent held approximately $96 million of these investments. Of this amount $24 million was classified as short-term investments and $72 million was classified as long-term investments.

Net Cash Used in Financing Activities of Continuing Operations

Net cash used in financing activities of continuing operations in 2008 was $774 million compared to $980 million used in 2007. In 2006, we used $2,548 million in financing activities of continuing operations.

On November 14, 2007 the Audit and Finance Committee of the Board of Directors approved a share-repurchase program of up to $2 billion of Agilent’s common stock over the next two years. We repurchased approximately 30 million shares for $1,001 million in 2008, based on settlement date, as compared to approximately 54 million shares for approximately $1.94 billion during the same period in 2007 under a different program. We may borrow funds or enter into other financing transactions in order to complete the remainder of our share repurchases in the next fiscal year. Proceeds from the issuance of common stock under our employee stock plans were $211 million in 2008 compared to $375 million during the same period in 2007.

We currently hold $1.5 billion of long term debt which was recently refinanced and the repayment date was extended to January 27, 2011. This debt is in the form of an obligation of Agilent Technologies World Trade, Inc., a wholly owned subsidiary of Agilent (“World Trade’) to repurchase 15,000 Class A preferred shares of Agilent Technologies (Cayco) Limited (“Cayco”) from Lloyds TSB Bank plc (“Lloyds TSB”) for $1.5 billion. Under the agreement with Lloyds TSB, no party will have the right to accelerate the due date or cause a redemption of the preferred shares, unless there is a specific event of default. World Trade will be obligated to make aggregate quarterly payments to Lloyds TSB at a rate per annum, reset quarterly, with reference to LIBOR plus 175 basis points beginning on November 17, 2008. World Trade owns all of the outstanding common shares of Cayco, which is an entity distinct from Agilent and its other subsidiaries, with separate assets and liabilities.

On August 11, 2008 a consolidated wholly-owned subsidiary of Agilent, borrowed Indian Rupees equivalent to $14 million from Citibank N.A. at 12.75 percent per annum interest rate for 5 years, maturing on August 9, 2013 to finance a capital project in India. The loan is classified as long-term debt in our consolidated balance sheet.

As of October 31, 2008, we had approximately $1.4 billion of unrestricted cash and $1.6 billion of restricted cash that could be used to repurchase or redeem the debt mentioned above. However, most of this cash is overseas and would need to be repatriated to the U.S. in order to be used to satisfy the repurchase obligation. Repatriation could result in additional U.S. federal income tax payments in future years.

On May 11, 2007, we entered into a five-year credit agreement, which provides for a $300 million unsecured credit facility that will expire on May 11, 2012. As of October 31, 2008, we had no outstanding balance on the credit facility.

Off Balance Sheet Arrangements and Other

We have contractual commitments for non-cancelable operating leases. See Note 16 “Commitments and Contingencies”, to our consolidated financial statements for further information on our non-cancelable operating leases.

Our liquidity is affected by many factors, some of which are based on normal ongoing operations of our business and some of which arise from fluctuations related to global economics and markets. Our cash balances are generated and held in many locations throughout the world. Local government regulations may restrict our ability to move cash balances to meet cash needs under certain circumstances. We do not currently expect such regulations and restrictions to impact our ability to pay vendors and conduct operations throughout our global organization.

On May 19, 2008, Standard & Poor’s Rating Services (“S&P”) changed their outlook on Agilent’s BBB- corporate credit rating from “stable” to “positive”. On July 14, 2008 Moody’s Investors Service (“Moody’s”) changed their outlook on Agilent’s Ba1 corporate family rating from “stable” to “positive”. On August 22, 2008 Fitch Ratings (“Fitch”) upgraded Agilent’s issuer default rating from “BBB-” to “BBB” with “stable” outlook.

Contractual Commitments

Our cash flows from operations are dependent on a number of factors, including fluctuations in our operating results, accounts receivable collections, inventory management, and the timing of tax and other payments. As a result, the impact of contractual obligations on our liquidity and capital resources in future periods should be analyzed in conjunction with such factors.

The following table summarizes our total contractual obligations at October 31, 2008 for continuing operations and excludes amounts recorded in our consolidated balance sheet (in millions):

	Less than one year	One to three years	Three to five years	More than five years
Operating leases	$77	$111	$55	$44
Commitments to contract manufacturers and suppliers	481	—	—	—
Other purchase commitments	26	25	15	6
Retirement plans	84	—	—	—
Total	$668	$136	$70	$50

Operating leases.  Commitments under operating leases relate primarily to leasehold property.

Commitments to contract manufacturers and suppliers.  We purchase components from a variety of suppliers and use several contract manufacturers to provide manufacturing services for our products. During the normal course of business, we issue purchase orders with estimates of our requirements several months ahead of the delivery dates. However, our agreements with these suppliers usually provide us the option to cancel, reschedule, and adjust our requirements based on our business needs prior to firm orders being placed. Typically purchase orders outstanding with delivery dates within 30 days are non-cancelable. Therefore, only approximately 44 percent of our reported purchase commitments arising from these agreements are firm, non-cancelable, and unconditional commitments. We expect to fulfill all purchase commitments for inventory within one year.

In addition to the above mentioned commitments to contract manufacturers and suppliers, we record a liability for firm, non-cancelable, and unconditional purchase commitments for quantities in excess of our future demand forecasts consistent with our policy relating to excess inventory. As of October 31, 2008, the liability for our firm, non-cancelable, and unconditional purchase commitments was $4 million, compared with $6 million as of October 31, 2007. These amounts are included in other accrued liabilities in our consolidated balance sheet.

Other purchase commitments.  These relate primarily to contracts with professional services suppliers. Purchase commitments are typically cancelable within a 90-day period without significant penalties.

We had no material off-balance sheet arrangements as of October 31, 2008 or October 31, 2007.

On Balance Sheet Arrangements

The following table summarizes our total contractual obligations recorded in our consolidated balance sheet pertaining to long-term debt (in millions):

	Less than one year	One to three years	Three to five years	More than five years
World Trade debt	$—	$1,500	$—	$—
Senior notes	—	—	—	611
Other debt	—	—	14	—
Total	$—	$1,500	$14	$611

We have contractual obligations for interest payments on the above debts. World Trade is obligated to make interest payments, reset quarterly, at LIBOR plus 175 basis points. For senior notes and the Indian Rupee loan the interest rates are 6.5 percent and 12.75 percent, respectively.

As a result of adopting FIN No. 48, $488 million of taxes payable are now included in other long-term liabilities as of October 31, 2008. We are unable to accurately predict when these amounts will be realized or released.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL SCHEDULE

Page
Item 8. Financial Statements and Supplementary Data	32

Management’s Report on Internal Control over Financial Reporting	32
Report of Independent Registered Public Accounting Firm	33
Consolidated Financial Statements of Agilent Technologies, Inc.:
Consolidated Statement of Operations for each of the three years in the period ended October 31, 2008	34
Consolidated Balance Sheet at October 31, 2008 and 2007	35
Consolidated Statement of Cash Flows for each of the three years in the period ended October 31, 2008	36
Consolidated Statement of Stockholders’ Equity for each of the three years in the period ended October 31, 2008	37
Notes to Consolidated Financial Statements	69
Quarterly Summary (unaudited)

Item 15. Exhibits and Financial Schedules

Financial Statement Schedule:
Schedule II — Valuation and Qualifying Accounts

Item 8.  Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the results of this evaluation, our management concluded that our internal control over financial reporting was effective as of October 31, 2008.

The effectiveness of our internal control over financial reporting as of October 31, 2008 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears in Item 8 of this Current Report on Form 8-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Agilent Technologies, Inc.:

In our opinion, the consolidated financial statements listed in the index appearing under Item 8 present fairly, in all material respects, the financial position of Agilent Technologies, Inc. and its subsidiaries at October 31, 2008 and October 31, 2007 and the results of their operations and their cash flows for each of the three years in the period ended October 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of October 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 8. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 14 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R)” as of October 31, 2007 and changed the manner in which it accounts for defined benefit pension and other postretirement plans as of October 31, 2007.

As discussed in Note 7 to the consolidated financial statements, in accordance with the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, the Company changed the manner in which it accounts for uncertain tax positions as of November 1, 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

December 19, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the revision to the financial statements discussed in Note 1 and as it relates to the segment information in Note 21, as to which the date is September 4, 2009.

AGILENT TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Years Ended October 31,
	2008	2007	2006
	(in millions, except per share data)
Net revenue:
Products	$4,804	$4,505	$4,125
Services and other	970	915	848
Total net revenue	5,774	5,420	4,973
Costs and expenses:
Cost of products	2,030	1,928	1,799
Cost of services and other	548	523	516
Total costs	2,578	2,451	2,315
Research and development	704	685	655
Selling, general and administrative	1,697	1,700	1,660
Gain on sale of Palo Alto and San Jose sites	—	—	(121)
Total costs and expenses	4,979	4,836	4,509
Income from operations	795	584	464
Interest income	113	172	178
Interest expense	(123)	(91)	(69)
Other income (expense), net	30	5	54
Income from continuing operations before taxes and equity income	815	670	627
Provision for income taxes	122	32	91
Equity in net income of unconsolidated affiliate (including gain) — Lumileds	—	—	901
Income from continuing operations	693	638	1,437
Income from and gain on sale of discontinued operations of our semiconductor products business, net of tax expense of $8 million	—	—	1,816
Income from discontinued operations of our semiconductor test solutions business, net of tax expense of $20 million	—	—	54
Net income	$693	$638	$3,307
Net income per share — Basic:
Income from continuing operations	$1.91	$1.62	$3.33
Income from and gain on sale of discontinued operations of our semiconductor products business, net	—	—	4.21
Income from discontinued operations of our semiconductor test solutions business, net	—	—	0.13
Net income per share — Basic	$1.91	$1.62	$7.67
Net income per share — Diluted:
Income from continuing operations	$1.87	$1.57	$3.26
Income from and gain on sale of discontinued operations of our semiconductor products business, net	—	—	4.12
Income from discontinued operations of our semiconductor test solutions business, net	—	—	0.12
Net income per share — Diluted	$1.87	$1.57	$7.50
Weighted average shares used in computing net income per share:
Basic	363	394	431
Diluted	371	406	441

The accompanying notes are an integral part of these consolidated financial statements.

AGILENT TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEET

	October 31,
	2008	2007
	(in millions, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,405	$1,826
Short-term investments	24	—
Accounts receivable, net	770	735
Inventory	646	643
Other current assets	337	467
Total current assets	3,182	3,671
Property, plant and equipment, net	824	801
Goodwill	646	558
Other intangible assets, net	228	178
Restricted cash and cash equivalents	1,582	1,615
Long-term investments	206	194
Other assets	339	537
Total assets	$7,007	$7,554

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$308	$323
Employee compensation and benefits	409	432
Deferred revenue	280	249
Income and other taxes payable	128	522
Other accrued liabilities	205	137
Total current liabilities	1,330	1,663
Long-term debt	1,514	1,500
Senior notes	611	587
Retirement and post-retirement benefits	324	141
Other long-term liabilities	669	429
Total liabilities	4,448	4,320
Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock; $0.01 par value; 125 million shares authorized; none issued and outstanding	—	—
Common stock; $0.01 par value; 2 billion shares authorized; 561 million shares at October 31, 2008 and 551 million shares at October 31, 2007 issued	6	6
Treasury stock at cost; 211 million shares at October 31, 2008 and 181 million shares at October 31, 2007	(7,470)	(6,469)
Additional paid-in-capital	7,410	7,117
Retained earnings	2,791	2,172
Accumulated other comprehensive income (loss)	(178)	408
Total stockholders’ equity	2,559	3,234
Total liabilities and stockholders’ equity	$7,007	$7,554

The accompanying notes are an integral part of these consolidated financial statements.

AGILENT TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended October 31,
	2008	2007	2006
	(in millions)
Cash flows from operating activities:
Net income	$693	$638	$3,307
Less: income from and gain on sale of discontinued operations of our semiconductor products business, net	—	—	1,816
Less: income from discontinued operations of our semiconductor test solutions business, net	—	—	54
Income from continuing operations	693	638	1,437
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	201	191	170
Share-based compensation	82	139	94
Deferred taxes	(53)	(134)	(19)
Excess and obsolete inventory-related charges	24	21	38
Translation gain from liquidation of a subsidiary	(25)	—	—
Non-cash restructuring and asset impairment charges	8	8	40
Net (gain) loss on sale of investments	4	(2)	(11)
Gain on sale and undistributed equity in net income of Lumileds	—	—	(901)
Net (gain) loss on sale of assets and divestitures	2	(13)	(114)
Net pension curtailment and settlement gains	—	(1)	(23)
Other	(1)	2	5
Changes in assets and liabilities:
Accounts receivable, net	(44)	22	8
Inventory	(14)	(21)	(55)
Accounts payable	(21)	(13)	56
Employee compensation and benefits	(10)	13	(101)
Income taxes and other taxes payable	45	132	(72)
Other assets and liabilities	(135)	(13)	(121)
Net cash provided by operating activities of continuing operations	756	969	431
Net cash provided by operating activities of discontinued operations related to our semiconductor products business	—	—	7
Net cash provided by operating activities of discontinued operations related to our semiconductor test solution business	—	—	196
Net cash provided by operating activities	756	969	634
Cash flows from investing activities:
Investments in property, plant and equipment	(154)	(154)	(185)
Proceeds from the sale of property, plant and equipment	14	12	207
Investments in equity securities	—	—	(5)
Purchase of securities classified as available-for-sale	(256)	—	—
Proceeds from the sale of available-for-sale securities	150	13	25
Proceeds from the sale of Lumileds	—	—	974
Proceeds from sales of assets and divestitures, net	—	14	—
Net proceeds from sale of discontinued operations	—	—	2,510
Change in restricted cash, cash equivalents and investments, net	33	3	(1,584)
Payment of loan receivable	—	—	50
Purchase of minority interest	(14)	—	(104)
Acquisitions of businesses and intangible assets, net of cash acquired	(172)	(344)	(50)
Net cash provided by (used in) investing activities of continuing operations	(399)	(456)	1,838
Net cash used in investing activities of discontinued operations related to our semiconductor products business	—	—	(6)
Net cash used in investing activities of discontinued operations related to our semiconductor test solutions business	—	—	(36)
Net cash provided by (used in) investing activities	(399)	(456)	1,796
Cash flows from financing activities:
Issuance of common stock under employee stock plans	211	375	547
Treasury stock repurchases	(1,001)	(1,944)	(4,235)
Distribution on spin-off of subsidiary (our semiconductor test solutions business)	—	—	(300)
Capital contributions to subsidiary (our semiconductor test solutions business)	—	—	(19)
Proceeds from credit facility	510	—	700
Repayment of credit facility	(510)	—	(700)
Proceeds from long-term debt and senior notes	16	598	1,500
Debt issuance costs	—	(5)	(25)
Payment of debt	—	(4)	—
Cash distribution to minority interest in consolidated joint venture	—	—	(16)
Net cash used in financing activities of continuing operations	(774)	(980)	(2,548)
Net cash provided by financing activities of discontinued operations related to our semiconductor test solutions business	—	—	140
Net cash used in financing activities	(774)	(980)	(2,408)
Effect of exchange rate movements	(4)	31	14
Net increase (decrease) in cash and cash equivalents	(421)	(436)	36
Cash and cash equivalents at beginning of year	1,826	2,262	2,226
Cash and cash equivalents at end of year	$1,405	$1,826	$2,262

The accompanying notes are an integral part of these consolidated financial statements.

AGILENT TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock			Treasury Stock		Retained	Accumulated
	Number of Shares	Par Value	Additional Paid-in Capital	Number of Shares	Treasury Stock at Cost	Earnings (Accumulated Deficit)	Other Comprehensive Income/(Loss)	Total
	(in millions, except number of shares in thousands)
Balance as of October 31, 2005	512,477	5	5,878	(8,877)	(290)	(1,463)	(49)	4,081
Components of comprehensive income:
Net income	—	—	—	—	—	3,307	—	3,307
Change in unrealized gain on investments	—	—	—	—	—	—	(1)	(1)
Change in unrealized gain on derivative instruments	—	—	—	—	—	—	(4)	(4)
Change in foreign currency translation	—	—	—	—	—	—	46	46
Change in minimum pension liability	—	—	—	—	—	—	58	58
Deferred taxes, primarily related to minimum pension liability	—	—	—	—	—	—	(21)	(21)
Total comprehensive income								3,385
Share based awards issued	22,632	—	547	—	—	—	—	547
Repurchase of common stock	—	—	—	(117,855)	(4,235)	—	—	(4,235)
Share-based compensation	—	—	106	—	—	—	—	106
Gain on sale of subsidiary stock, Verigy	—	—	74	—	—	—	—	74
Spin-off of our semiconductor test solutions business	—	—	—	—	—	(310)	—	(310)
Balance as of October 31, 2006	535,109	5	6,605	(126,732)	(4,525)	1,534	29	3,648
Components of comprehensive income:
Net income	—	—	—	—	—	638	—	638
Change in unrealized gain on investments	—	—	—	—	—	—	23	23
Change in unrealized gain on derivative instruments	—	—	—	—	—	—	(4)	(4)
Change in foreign currency translation	—	—	—	—	—	—	150	150
Change in minimum Pension liability	—	—	—	—	—	—	112	112
Amortization of non U.S. Pension plan costs	—	—	—	—	—	—	2	2
Deferred taxes, primarily related to currency translation and unrealized gain on investments	—	—	—	—	—	—	(31)	(31)
Total comprehensive income								890
Adjustment to initially apply SFAS No. 158, including tax impact	—	—	—	—	—	—	127	127
Share based awards issued	16,013	1	373	—	—	—	—	374
Repurchase of common stock	—	—	—	(54,009)	(1,944)	—	—	(1,944)
Share-based compensation	—	—	139	—	—	—	—	139
Balance as of October 31, 2007	551,122	6	7,117	(180,741)	(6,469)	2,172	408	3,234
Components of comprehensive income:
Net income	—	—	—	—	—	693	—	693
Change in unrealized gain on investments	—	—	—	—	—	—	(40)	(40)
Change in unrealized gain on derivative instruments	—	—	—	—	—	—	(26)	(26)
Translation gain reclassified into earnings related to liquidation of a subsidiary	—	—	—	—	—	—	(25)	(25)
Change in foreign currency translation	—	—	—	—	—	—	(100)	(100)
Deferred taxes, primarily related to unrealized losses on investments and derivatives	—	—	—	—	—	—	13	13
Change in deferred net pension costs:
Net loss, including tax impact							(409)	(409)
Net prior service credit	—	—	—	—	—	—	1	1
Total comprehensive income								107
Adjustment to initially apply FIN No. 48	—	—	—	—	—	(74)	—	(74)
Share based awards issued	9,545		211	—	—	—	—	211
Repurchase of common stock	—	—	—	(30,081)	(1,001)	—	—	(1,001)
Share-based compensation	—	—	82	—	—	—	—	82
Balance as of October 31, 2008	560,667	$6	$7,410	(210,822)	$(7,470)	$2,791	$(178)	$2,559

The accompanying notes are an integral part of these consolidated financial statements.

AGILENT TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                      Overview and Summary of Significant Accounting Policies

Agilent Technologies, Inc. (“we”, “Agilent” or the “company”), incorporated in Delaware in May 1999, is a measurement company, providing core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries. Prior to our initial public offering of 16 percent of our stock in November 1999, we were a wholly- owned subsidiary of Hewlett-Packard Company (“HP”). HP distributed the remaining 84 percent of our stock to its stockholders on June 2, 2000 in the form of a stock dividend.

In the first quarter of 2006, we completed the divestiture of our semiconductor products business. In the third quarter of 2006, we completed the initial public offering of our semiconductor test solutions business, Verigy Ltd., (“Verigy”). Verigy was a majority-owned subsidiary of Agilent until the distribution of our remaining Verigy shares to Agilent stockholders on October 31, 2006. The results of our semiconductor products business and semiconductor test solutions business are presented as a discontinued operation for all periods in the consolidated financial statements included herein.

Revisions to Financial Statement Presentation. We have revised our consolidated balance sheet as of October 31, 2008 to correct an error in the classification of deferred tax assets and liabilities.  This revision does not impact the consolidated statement of operations or the consolidated statement of cash flows for any period.  During the April 30, 2009 quarter-end process, we noted that the October 31, 2008 U.S. deferred tax valuation allowances and certain deferred tax assets/ deferred tax liabilities were misclassified on the balance sheet as a result of improperly applying the jurisdictional netting rules of SFAS No. 109. We have therefore revised our balance sheet as of October 31, 2008 by decreasing other long-term liabilities by $435 million and decreasing other long-term assets by $404 million, decreasing other current assets by $26 million and increasing other accrued liabilities by $5 million.

Basis of presentation.  The accompanying financial data has been prepared by us pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and is in conformity with U.S. generally accepted accounting principles (“GAAP”). Our fiscal year end is October 31. Unless otherwise stated, all years and dates refer to our fiscal year.

Management is responsible for the fair presentation of the accompanying consolidated financial statements, prepared in accordance with U.S. GAAP, and has full responsibility for their integrity and accuracy. In the opinion of management, the accompanying consolidated financial statements contain all adjustments necessary to present fairly our consolidated balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity for all periods presented.

Principles of consolidation.  The consolidated financial statements include the accounts of the company and our wholly- and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Partially owned, non-controlled equity affiliates are accounted for under the equity method.

Use of estimates.  The preparation of financial statements in accordance with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and actions that may impact the company in the future, actual results may be different from the estimates. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, inventory valuation, investment impairments, share-based compensation, retirement and post-retirement plan assumptions, valuation of long-lived assets and accounting for income taxes.

Revenue recognition.  We enter into agreements to sell products (hardware and/or software), services and other arrangements (multiple element arrangements) that include combinations of products and services.

We recognize revenue, net of trade discounts and allowances, provided that (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the price is fixed or determinable and (4) collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer, for products, or when the service has been provided. We consider the price to be fixed or determinable when the price is not subject to refund or adjustments. We consider arrangements with extended payment terms not to be fixed or determinable, and accordingly we defer revenue until amounts become due. At the time of the transaction, we evaluate the creditworthiness of our customers to determine the appropriate timing of revenue recognition.

Product revenue.  Our product revenue is generated predominantly from the sales of various types of test equipment. Product revenue, including sales to resellers and distributors, is reduced for estimated returns, when appropriate. For sales or arrangements that include customer-specified acceptance criteria, including those where acceptance is required upon achievement of performance milestones, revenue is recognized after the acceptance criteria have been met. For products that include installation, if the installation meets the criteria to be considered a separate element, product revenue is recognized upon delivery, and recognition of installation revenue is delayed until the installation is complete. Otherwise, neither the product nor the installation revenue is recognized until the installation is complete.

Where software is licensed separately, revenue is recognized when the software is delivered and title and risk of loss have been transferred to the customer or, in the case of electronic delivery of software, when the customer is given access to the licensed software programs. We also evaluate whether collection of the receivable is probable, the fee is fixed or determinable and whether any other undelivered elements of the arrangement exist on which a portion of the total fee would be allocated based on vendor-specific objective evidence.

Service revenue.  Revenue from services includes extended warranty, customer support, consulting, training and education. Service revenue is deferred and recognized over the contractual period or as services are rendered and accepted by the customer. For example, customer support contracts are recognized ratably over the contractual period, while training revenue is recognized as the training is provided to the customer. In addition the four revenue recognition criteria described above must be met before service revenue is recognized.

Multiple element arrangements.  We use verifiable objective evidence of fair value or vendor-specific objective evidence of fair value for software to allocate revenue to elements in multiple element arrangements. We recognize revenue for delivered elements only when delivered elements have stand alone value, fair value of undelivered elements are known and there are no customer negotiated refund or return rights affecting the revenue recognized for the delivered elements. If the criteria are not met, then revenue is deferred until such criteria are met or until the period(s) over which the last undelivered element is delivered. In the absence of fair value of a delivered element, we allocate revenue to the fair value of the undelivered elements and the residual revenue to the delivered elements. The price charged when an element is sold separately generally determines fair value.

Deferred revenue.  Amounts billed or collected in advance of the period in which the related product or service qualifies for revenue recognition are recorded as deferred revenue.

Accounts receivable, net.  Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Such accounts receivable has been reduced by an allowance for doubtful accounts, which is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on customer specific experience and the aging of such receivables, among other factors. We do not have any off-balance-sheet credit exposure related to our customers. Accounts receivable are also recorded net of product returns.

Share-based compensation.  For the years ended 2008, 2007 and 2006, we accounted for share-based awards made to our employees and directors including employee stock option awards, restricted stock units, employee stock purchases made under our Employee Stock Purchase Plan (“ESPP”) and performance share awards under Agilent Technologies, Inc. Long-Term Performance Program (“LTPP”) using the estimated grant date fair value method of accounting in accordance with SFAS, No.123 (revised 2004), “Share-Based Payment” (“SFAS No. 123 (R)”), which was effective November 1, 2005 for Agilent. Under the fair value method, we recorded compensation expense in our consolidated statement of operations for share-based awards granted prior to but not yet vested as of November 1, 2005 as if the fair value method required for pro forma disclosure under SFAS No. 123 were in effect for expense recognition purposes. Additionally, we recorded compensation expense using the fair value method for all share-based awards granted after November 1, 2005. We recorded SFAS No. 123 (R) compensation expense of $82 million in 2008, $139 million in 2007 and $94 million in 2006. In 2007, share-based compensation expense included $15 million of incremental net expense associated with the modification of the FY2005 LTPP program. In September 2007 our Board of Directors approved a modification that removed the performance metric from the payout computation for the FY2005 plan only. The modification changed the award payout calculation to be based exclusively on a market performance measure.

Inventory.  Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. We assess the valuation of our inventory on a quarterly basis and periodically write down the value for estimated excess and obsolete inventory based on estimates about future demand. The excess balance determined by this analysis becomes the basis for our excess inventory charge. Our excess inventory review process includes analysis of sales forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory.

Taxes on income.  Income tax expense or benefit is based on income or loss before taxes. Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Warranty.  Our standard warranty terms typically extend for one year from the date of delivery. We accrue for standard warranty costs in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS No. 5”), based on historical trends in warranty charges as a percentage of gross product shipments. The accrual is reviewed regularly and periodically adjusted to reflect changes in warranty cost estimates. Estimated warranty charges are recorded within cost of products at the time products are sold. See Note 15, “Guarantees”.

Shipping and handling costs.  Our shipping and handling costs charged to customers are included in net revenue, and the associated expense is recorded in cost of products for all periods presented.

Goodwill and purchased intangible assets.  Our accounting complies with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Goodwill is not amortized but reviewed annually (or more frequently if impairment indicators arise) for impairment. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the economic lives of the respective assets, generally three to fifteen years.

Advertising.  Advertising costs are expensed as incurred and amounted to $45 million in 2008, $48 million in 2007 and $44 million in 2006 for Agilent continuing operations.

Research and development.  To date, costs related to research, design and development of our products are charged to research and development expense as they are incurred.

Sales Taxes.  Sales taxes collected from customers and remitted to governmental authorities are not included in our revenue.

Net income per share.  Basic net income per share is computed by dividing net income — the numerator — by the weighted average number of common shares outstanding — the denominator — during the period excluding the dilutive effect of stock options and other employee stock plans. Diluted net income per share gives effect to all potentially dilutive common stock equivalents outstanding during the period. In computing diluted net income per share under the treasury stock method, the average stock price for the period is used in determining the number of shares assumed to be purchased from the proceeds of stock option exercises. The number of shares assumed to be purchased also considers the amount of unrecognized compensation cost for future service as required under SFAS No. 123 (R). Diluted net income per share for fiscal years 2008, 2007 and 2006 excluded the potentially dilutive effect of 7 million, 5 million and 8 million options to purchase common stock, respectively, as their effect was antidilutive.

Cash, cash equivalents and short term investments.  We classify investments as cash equivalents if their original or remaining maturity is three months or less at the date of purchase. Cash equivalents are stated at cost, which approximates fair value.

Approximately 4 percent of our cash and cash equivalents is held in the U.S., and 42 percent is held in a centrally managed global cash pool outside the U.S. The remainder is held by other Agilent entities throughout the world. Approximately 12 percent of our overall cash and cash equivalents is maintained in demand deposit accounts with global financial institutions of high credit quality and is available to be used in paying and receiving activities. The remainder is invested in institutional money market funds, short-term bank time deposits and similar short duration instruments with fixed maturities from overnight to three months. We continuously monitor the creditworthiness of the financial institutions and institutional money market funds in which we invest our surplus funds.

We classify investments as short-term investments if their original or remaining maturities are greater than three months and their remaining maturities are one year or less.

Restricted cash and cash equivalents was $1.6 billion in 2008 and 2007.

Fair value of financial instruments.  The carrying values of certain of our financial instruments, including cash and cash equivalents, accrued compensation and other accrued liabilities approximate fair value because of their short maturities. Agilent determines the fair value of short-term investments considering information obtained from independent pricing sources. The fair value of equity investments is determined using quoted market prices for those securities when available.

Concentration of credit risk.  Financial instruments that potentially subject Agilent to significant concentration of credit risk include money market fund investments, time deposits, commercial paper and demand deposit balances. These investments are categorized as cash and cash equivalents, restricted cash and short-term and long-term investments. In addition, Agilent has credit risk from derivative financial instruments used in hedging activities and accounts receivable. We invest in a variety of financial instruments and limit the amount of credit exposure with any one financial institution. Credit risk with respect to our accounts receivable is diversified due to the large number of entities comprising our customer base and their dispersion across many different industries and geographies. We have a comprehensive credit policy in place and exposure to credit risk is monitored on an ongoing basis. Credit evaluations are performed on all customers requiring credit over a certain amount and we sell the majority of our products through our direct sales force. Credit risk is mitigated through collateral such as letter of credit, bank guarantees or payment terms like cash in advance. Credit evaluation is performed by an independent team to ensure proper segregation of duties. No single customer accounted for more than 10 percent or more of combined accounts receivable as of October 31, 2008.

Foreign Exchange Derivative instruments.  Agilent is exposed to global market exchange rate risks in the normal course of business. We enter into foreign exchange contracts, primarily forward contracts and purchased options, to manage financial exposures resulting from changes in foreign currency exchange rates. In the vast majority of cases, these contracts are designated at inception as hedges of the related foreign currency exposures, which include committed and anticipated revenue and expense transactions and assets and liabilities that are denominated in currencies other than the functional currency of the subsidiary, which has the exposure. For option contracts, we exclude time value from the measurement of effectiveness. To achieve hedge accounting, contracts must reduce the foreign currency exchange rate risk otherwise inherent in the amount and duration of the hedged exposures and comply with established risk management policies; hedging contracts generally mature within twelve months. In order to manage foreign currency exposures in a few limited jurisdictions, such as China, we may enter into foreign exchange contracts that do not qualify for hedge accounting under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). In such circumstances, the local foreign currency exposure is offset by contracts owned by the parent company. We do not use derivative financial instruments for speculative trading purposes.

All derivatives are recognized on the balance sheet at their fair values. For derivative instruments that are designated and qualify as a fair value hedge, changes in value of the derivative are recognized in the consolidated statement of operations in the current period, along with the offsetting gain or loss on the hedged item attributable to the hedged risk. For derivative instruments that are designated and qualify as a cash flow or net investment hedge, changes in the value of the effective portion of the derivative instrument is recognized in accumulated comprehensive income, a component of stockholders’ equity. Amounts associated with cash flow hedges are reclassified and recognized in income when either the forecasted transaction occurs or it becomes probable the forecasted transaction will not occur. Amounts associated with net investment hedges are recognized only when the subsidiary is sold or liquidated. Derivatives not designated as hedging instruments under SFAS No. 133 are recorded on the balance sheet at their fair value and changes in the fair values are recorded in the income statement in the current period. The fair values of derivatives held on the balance sheet as of October 31, 2008 were $95 million other accrued liabilities and $8 million other current assets. The fair values of derivatives held on the balance sheet as of October 31, 2007 were $9 million other accrued liabilities and $20 million other current assets. Changes in the fair value of the ineffective portion of derivative instruments are recognized in earnings in the current period. Ineffectiveness in 2008, 2007 and 2006 was not significant.

We may also, from time to time, acquire warrants or other equity types of securities to purchase securities of other companies as part of strategic relationships.

Property, plant and equipment.  Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized; maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our general ledger, and the resulting gain or loss is reflected in the consolidated statement of operations. Buildings and improvements are depreciated over the lesser of their useful lives or the remaining term of the lease and machinery and equipment over three to ten years. We currently use the straight-line method to depreciate assets.

Leases.  We lease buildings, machinery and equipment under operating leases for original terms ranging generally from one to twenty years. Certain leases contain renewal options for periods up to twenty years. These operating leases are accounted for in accordance with SFAS No. 13, “Accounting for Leases.”

Capitalized software.  We capitalize certain internal and external costs incurred to acquire or create internal use software in accordance with AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Capitalized software is included in property, plant and equipment and is depreciated over three to five years once development is complete.

Impairment of long-lived assets.  We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted future cash flows is less than the carrying amount of those assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Employee compensation and benefits.  Amounts owed to employees, such as accrued salary, bonuses and vacation benefits are accounted for within employee compensation and benefits. The total amount of accrued vacation benefit was $134 million as of October 31, 2008 and $147 million as of October 31, 2007.

Foreign currency translation.  We follow SFAS No. 52, “Foreign Currency Translation”, for both the translation and remeasurement of balance sheet and income statement items into U.S. dollars. For those subsidiaries that operate in a local currency functional environment, all assets and liabilities are translated into U.S. dollars using current exchange rates; revenue and expenses are translated using monthly exchange rates which approximate to average exchange rates in effect during each period. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity. The cumulative translation adjustment balance at October 31, 2008 and 2007 was an unrealized gain of $232 million and $357 million, respectively.

For those subsidiaries that operate in a U.S. dollar functional environment, foreign currency assets and liabilities are remeasured into U.S. dollars at current exchange rates except for nonmonetary assets and capital accounts which are remeasured at historical exchange rates. Revenue and expenses are generally remeasured at monthly exchange rates which approximate average exchange rates in effect during each period. Gains or losses from foreign currency remeasurement are included in consolidated net income. Net gains or losses resulting from foreign currency transactions, including hedging gains and losses, are reported in other income, net and were $4 million net gain, $17 million net loss and $2 million net loss for fiscal years 2008, 2007 and 2006, respectively.

2.                                      New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements; rather, it applies to other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP No. 157-2”). FSP No. 157-2 delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for certain items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We are required to apply the provisions of SFAS No. 157 to financial assets and liabilities prospectively as of November 1, 2008. We do not believe its adoption will materially impact our future results of operations or financial position. We will be required to apply the provisions of SFAS No. 157 to nonfinancial assets and nonfinancial liabilities as of November 1, 2009 and are currently evaluating the impact of the application of SFAS No. 157 as it pertains to these items.

On October 31, 2007, the company adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132 (R)” (“SFAS No. 158”). This standard requires recognition of the overfunded or underfunded status of each plan as an asset or liability in the consolidated balance sheet with the offsetting change in that funded status to accumulated other comprehensive income. Upon adoption, this standard requires immediate recognition in accumulated other comprehensive income of actuarial gains/losses and prior service costs/benefits — both of which were previously unrecognized. Additional minimum pension liabilities and related intangible assets are eliminated upon adoption of the new standard. As required by SFAS No. 158, the company will move the measurement date for our non-U.S. plans from September 30 to October 31 effective October 31, 2009. Based on the evaluation to date, we do not believe the adoption of the measurement date provisions of SFAS 158 will have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FAS 115” (“SFAS No. 159”). SFAS No. 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 also establishes presentation and disclosure requirements. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and will be applied prospectively. We do not plan to elect to re-measure any of our existing financial assets or liabilities under the provisions of this standard.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority and provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, and was effective for Agilent on November 1, 2007. See Note 7, “Provision for Taxes”, for additional information, including the effects of adoption on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133”, (“SFAS No. 161”), which requires additional disclosures about objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and related interpretations, and how the derivative instruments and related hedged items affect our financial statements. SFAS No. 161 also requires disclosures about credit risk-related contingent features in derivative agreements. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008 and will be applied prospectively. We are currently evaluating the impact of SFAS No. 161 on our consolidated financial statements.

3.                                      Share-Based Compensation

Effective November 1, 2005, Agilent adopted the provisions of SFAS No. 123 (R) which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors including employee stock option awards, restricted stock units, employee stock purchases made under our ESPP and performance share awards granted to selected members of our senior management under the LTPP based on estimated fair values. Agilent previously applied the provisions of APB No. 25 and related Interpretations and provided the required pro forma disclosures under SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”).

Description of Share-Based Plans

Employee stock purchase plan.  Effective November 1, 2000, we adopted the ESPP. Under the provisions of the ESPP, eligible employees may contribute up to ten percent of their base compensation to purchase shares of our common stock at 85 percent of the lower of the fair market value at the entry date or the purchase date as defined by the ESPP. The ESPP has a maximum contractual term of two years. As of October 31, 2008, the number of shares of common stock authorized and available for issuance under our ESPP was 26,222,236. Shares authorized for issuance in connection with the ESPP are subject to an automatic annual increase of the lesser of one percent of the outstanding common stock of Agilent or an amount determined by the Compensation Committee of our Board of Directors. Under the terms of the ESPP, in no event shall the number of shares issued under the ESPP exceed 75 million shares. Effective November 1, 2008, the Compensation Committee of Board of Directors approved a change to our ESPP that eliminates the 24-month look back period. The ESPP will continue to allow eligible employees to purchase shares of our common stock at 85 percent of the purchase price, but will only use the purchase date to establish the fair market value.

Incentive compensation plans.  On September 17, 1999, we adopted the Agilent Technologies, Inc. 1999 Stock Plan (the “Stock Plan”) and subsequently reserved 67,800,000 shares of our common stock for issuance under the Stock Plan. In addition, on May 31, 2000, 19,000,000 shares of our common stock were registered pursuant to converted stock options previously granted by HP. In February 2001, our stockholders approved an additional 45,000,000 shares of our common stock for issuance under the Stock Plan. These shares were subsequently registered in May 2002. At October 31, 2008, shares available for option and restricted stock grants were 34,315,282.

Stock options, restricted stock units, stock appreciation rights and performance stock awards may be granted under the Stock Plan. Options granted under the Stock Plan may be either “incentive stock options”, as defined in Section 422 of the Internal Revenue Code, or non-statutory. Options generally vest at a rate of 25 percent per year over a period of four years from the date of grant and generally have a maximum contractual term of ten years. The exercise price for stock options is generally not less than 100 percent of the fair market value of our common stock on the date the stock award is granted.

On March 4, 2003, our stockholders approved an amendment to the Stock Plan. The amendment permitted the company to offer a one-time exchange of options issued under the Stock Plan having an exercise price greater than $25 for a lesser number of options to be granted at least six months and one day from the cancellation of surrendered options (the “Option Exchange Program”). On May 20, 2003, we implemented the Option Exchange Program by filing a Tender Offer Statement with the SEC, which allowed eligible employees a one-time opportunity to exchange options to purchase shares of the company’s common stock, whether vested or unvested, which were granted under our Stock Plan, with exercise prices greater than $25 per share. The Option Exchange Program was offered from May 20, 2003 to June 18, 2003 and options to purchase approximately 26 million shares were exchanged, with an average exercise price of $51. As a result, the company issued options to purchase approximately 13.8 million shares at a weighted-average exercise price of $28 per share during the first quarter of 2004. As a result of the SFAS No. 123 (R) adoption, in fiscal year ended 2006, we recognized a remaining amount of approximately $3 million in our consolidated statement of operations for the issuance of these replacement options.

Effective November 1, 2003, the Compensation Committee of the Board of Directors approved the LTPP, which is a performance stock award program under the Stock Plan, for the company’s executive officers and other key employees. Participants in this program are entitled to receive unrestricted shares of the company’s stock after the end of a three-year period, if specified performance targets are met. The maximum contractual term for awards under the LTPP program is three years. The following table summarizes the shares approved by the Compensation Committee to be issued under the LTPP:

Period	Approved Target Award Shares	Fiscal Year Shares May Be Awarded
FY2006 LTPP	466,669	2009
FY2007 LTPP	447,684	2010
FY2008 LTPP	364,396	2011

In all cases, the final award may vary from zero to 200 percent of the target award as it is based on certain performance metrics. We consider the dilutive impact of this program in our diluted net income per share calculation only to the extent that the performance conditions are met.

In March 2007, we began to issue restricted stock units under the Stock Plan. The estimated fair value of the restricted stock unit awards was determined based on the market price of Agilent’s common stock on the date of grant. Restricted stock units generally vest at a rate of 25 percent per year over a period of four years from the date of grant.

Impact of SFAS No. 123 (R)

Agilent adopted SFAS No. 123 (R) using the modified prospective transition method beginning November 1, 2005. Accordingly, in 2006, we recorded share- based compensation expense for awards granted prior to but not yet vested as of November 1, 2005 as if the fair value method required for pro forma disclosure under SFAS No. 123 were in effect for expense recognition purposes adjusted for estimated forfeitures. The effect of forfeitures on the unamortized compensation expense of pre-adoption awards was not material. For these awards, we have continued to recognize compensation expense using the accelerated amortization method under FASB Interpretation No. 28 “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans an interpretation of APB Opinions No. 15 and 25”. For share-based awards granted after November 1, 2005 we have recognized compensation expense based on the estimated grant date fair value method required under SFAS No. 123 (R). For these awards we have recognized compensation expense using a straight-line amortization method. As SFAS No. 123 (R) requires that share-based compensation expense be based on awards that are ultimately expected to vest, estimated share-based compensation has been reduced for estimated forfeitures.

The impact on our results for share-based compensation was as follows:

	Years Ended October 31,
	2008	2007	2006
	(in millions)
Cost of products and services	$17	$31	$27
Research and development	13	22	17
Selling, general and administrative	52	86	50
Total share-based compensation expense	$82	$139	$94

At October 31, 2008 there was no share-based compensation capitalized within inventory as the amount would have been zero. Income tax benefit recognized in 2008, 2007 and 2006 in the statement of operations for share-based compensation was zero. The weighted average grant date fair value of options, as determined under SFAS No. 123 (R), granted in 2008, 2007 and 2006 was $12.01, $10.98 and $10.46 per share, respectively.

Included in the 2007 share-based compensation expense amount of $139 million is $6 million of expense related to the FY2004 LTPP program. During 2007, we received the final performance results of our FY2004 LTPP program which ended on October 31, 2006. The results indicated that we exceeded our specified performance targets. Consequently, we recorded incremental expense to reflect this program’s performance results. In addition, in 2007, we recorded $4 million of expense for the acceleration of unvested awards related to the separation of a senior executive.

In 2007, share-based compensation expense included $15 million of incremental net expense associated with the modification of the FY2005 LTPP program. In September 2007, our Board of Directors approved a modification that removed the performance metric from the payout computation for the FY2005 program only which ended on October 31, 2007. The modification changed the award payout calculation to be based exclusively on the market metric. The number of shares awarded under the FY2005 LTPP program was 200 percent of the target award.

Included in income from and gain on sale of discontinued operations of our semiconductor products business and recorded under the provisions of SFAS No. 123 (R) for the fiscal year ended 2006 was approximately $3 million of share-based compensation expense in connection with the 2005 modification to the terms of the options held by employees of our divested semiconductor products business.

Included in income from discontinued operations of our semiconductor test solutions business and recorded under the provisions of SFAS No. 123 (R) for fiscal year ended 2006 was $9 million of share-based compensation expense for Agilent options held by Verigy employees and $2 million of new Verigy awards that were issued prior to the final distribution of Verigy shares by Agilent. As a result of the final distribution of Verigy shares by Agilent which took place on October 31, 2006, non-vested Agilent stock options held by Verigy employees were cancelled. Vested Agilent stock options held by Verigy employees received a period of up to three months in which to exercise the Agilent options before such options were cancelled. Retirement eligible Verigy employees received a period of up to three years in which to exercise the Agilent options before such options will be cancelled. To the extent that the Agilent options were not vested as of the distribution date, Verigy issued replacement Verigy awards.

Valuation Assumptions

For all periods presented, the fair value of share-based awards for employee stock option awards and employee stock purchases made under our ESPP was estimated using the Black-Scholes option pricing model. For all periods presented, shares granted under the LTPP were valued using a Monte Carlo simulation. The estimated fair value of restricted stock unit awards was determined based on the market price of Agilent’s common stock on the date of grant.

The assumptions used to estimate the fair value of employee stock options granted, ESPP purchases and the LTPP were as follows:

	Years Ended October 31,
	2008	2007	2006
Stock Option Plans:
Weighted average risk-free interest rate	3.16%	4.61%	4.40%
Dividend yield	0%	0%	0%
Weighted average volatility	33%	29%	29%
Expected life	4.60 yrs	4.60 yrs	4.25 yrs
ESPP:
Weighted average risk-free interest rate	2.93%	4.80%	4.50%
Dividend yield	0%	0%	0%
Weighted average volatility	31%	31%	29%
Expected life	0.5-1 yrs	0.5-2 yrs	0.5-1 yrs
LTPP:
Volatility of Agilent shares	27%	31%	28%
Volatility of selected peer-company shares	17%-52%	15%-57%	23%-82%
Price-wise correlation with selected peers	24%	29%	50%

Both the Black-Scholes and Monte Carlo simulation fair value models require the use of highly subjective and complex assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility assumption was determined using the implied volatility of Agilent’s publicly traded, similarly priced, stock options. We consider several factors in estimating the expected life of our options granted, including the expected lives used by a peer group of companies and the historical option exercise behavior of our employees, which we believe are representative of future behavior. We have determined that implied volatility is more reflective of market conditions and a better indicator of expected volatility than a combined method of determining volatility.

In the first quarter of 2007, we revised our estimate of the expected life of our employee stock options. In revising this estimate, we considered several factors, including the expected lives used by a peer group of companies and the historical option exercise behavior of our employees. In the first quarter of 2008, we granted the majority of our employee stock options to executive employees and the review of our data indicated that our executive employees, on average, exercise their options at 4.6 years.

Under the anti-dilution provision of the 1999 Stock Plan, on November 1, 2006, Agilent adjusted the exercise price downward and number of option shares upward for each outstanding employee stock option to preserve the value of the options after the Verigy spin-off. The impact of the adjusted exercise price and number of options has been reflected in our disclosures as of November 1, 2006.

Share-Based Payment Award Activity

Employee Stock Options

The following table summarizes employee stock option award activity made to our employees and directors for 2008:

	Options Outstanding	Weighted Average Exercise Price
	(in thousands)
Outstanding at October 31, 2007	45,216	$29
Granted	1,170	$36
Exercised	(6,255)	$26
Cancelled	(1,901)	$38
Plan Shares Expired	(464)	$40
Outstanding at October 31, 2008	37,766	$29

The plan shares expired per the above table represent cancelled options granted under the HP stock option plan that are not added back to our available for grant options.

Forfeited and expired options in 2008 were as follows:

	Options Cancelled	Weighted Average Exercise Price
	(in thousands)
Forfeited	257	$31
Expired	2,108	$39
Total Options Cancelled at October 31, 2008	2,365	$38

The options outstanding and exercisable for equity share-based payment awards at October 31, 2008 were as follows:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Aggregate Intrinsic Value
	(in thousands)	(in years)		(in thousands)	(in thousands)	(in years)		(in thousands)
$ 0 - 25	13,187	4.6	$20	$32,345	11,884	4.4	$20	$30,574
$25.01 - 30	6,875	4.4	$27	—	6,767	4.3	$27	—
$30.01 - 40	14,505	6.3	$33	—	9,660	5.5	$33	—
$40.01 & over	3,199	0.9	$50	—	3,199	0.9	$50	—
	37,766	4.9	$29	$32,345	31,510	4.4	$29	$30,574

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on the company’s closing stock price of $22.19 at October 31, 2008, which would have been received by award holders had all award holders exercised their awards that were in-the-money as of that date. The total number of in-the-money awards exercisable at October 31, 2008 was approximately 7 million.

The following table summarizes the aggregate intrinsic value of options exercised and the fair value of options granted in 2008, 2007 and 2006:

	Aggregate Intrinsic Value	Weighted Average Exercise Price	Value Using Black-Scholes Model
	(in thousands)
Options exercised in fiscal 2006	$195,938	$25
Black-Scholes value of options granted during fiscal 2006			$10
Options exercised in fiscal 2007	$152,171	$25
Black-Scholes value of options granted during fiscal 2007			$11
Options exercised in fiscal 2008	$62,955	$26
Black-Scholes value of options granted during fiscal 2008			$12

The amount of cash received from the exercise of share-based awards granted was $211 million in 2008, $375 million in 2007 and $547 million in 2006. See Note 7, “Provision (Benefit) for Income Taxes from Continuing Operations” for the tax impact on share-based award exercises.

Non-vested Awards

The following table summarizes non-vested award activity in 2008 primarily for our LTPP and restricted stock unit awards:

	Shares	Weighted Average Grant Price
	(in thousands)
Non-vested at October 31, 2007	3,431	$31
Granted	1,326	$36
Vested	(1,383)	$33
Forfeited	(158)	$33
FY2005 LTPP Incremental Issuance	424	$34
Non-vested at October 31, 2008	3,640	$34

As of October 31, 2008, the unrecognized share-based compensation costs for non-vested restricted stock awards, net of expected forfeitures, was approximately $59 million which is expected to be amortized over a weighted- average period of 2.5 years. The total fair value of restricted stock awards vested was $40 million for 2008, $41 million for 2007 and zero for 2006.

4.                                      Discontinued Operations of Our Semiconductor Products Business

On December 1, 2005, we completed the divestiture of our semiconductor products business to Avago Technologies Ltd. (“Avago”). Our consolidated financial statements and footnotes for all periods presented reflect the semiconductor products business as a discontinued operation in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Under the terms of the Asset Purchase Agreement (“APA”), Agilent received approximately $2,559 million in cash proceeds. The key components of the gain from sale of discontinued operations, net of taxes for the year ended October 31, 2006 were as follows:

(in millions)
Proceeds, net of working capital adjustments	$2,559
Book value of net assets disposed of	(707)
Costs of disposition, net	(36)
Gain on sale of discontinued operations	1,816
Income taxes	6
Gain on sale of discontinued operations, net	$1,810

Subsequent to the quarter ended January 31, 2006, we adjusted the gain on sale of discontinued operations by $23 million which includes $21 million for working capital and other adjustments and $2 million for the disposal of fixed assets. The $36 million costs of disposition are reported net of a gain of $51 million for pension curtailments and settlements. The tax impact of the sale of our semiconductor products business reflects the utilization of the valuation allowance within the U.S. and a low effective tax rate in other jurisdictions.

The following table summarizes results from discontinued operations of our semiconductor products business for the year ended October 31, 2006 included in the consolidated statement of operations:

Year Ended October 31, 2006
(in millions)
Net revenue	$141
Costs, expenses and other income (expense), net	133
Income from discontinued operations	8
Gain on sale of discontinued operations	1,816
Income from and gain on sale of discontinued operations before taxes	1,824
Provision for income taxes	8
Income from and gain on sale of discontinued operations, net	$1,816

Indemnifications by the company to Avago are detailed in Note 15, “Guarantees”.

5.                                      Discontinued Operations of Our Semiconductor Test Solutions Business

On August 15, 2005, Agilent announced its intention to separate its semiconductor test solutions business, Verigy, into a stand-alone publicly traded company. During the third quarter of fiscal 2006, Verigy completed the initial public offering (“IPO”) of 8.7 million of its ordinary shares at a price of $15 per share for total net proceeds of $121 million. As part of the offering, Agilent made a payment to Verigy of $19 million, the amount by which the net IPO proceeds were insufficient to complete the agreed-upon Verigy initial capitalization of $140 million. Following the offering, Agilent owned approximately 50 million shares or 85 percent of Verigy’s ordinary shares. As a result of the IPO, Agilent recorded additional paid-in capital of $74 million related to the excess of the IPO price over the book value of the shares sold. Underwriter fees related to the IPO were approximately $9 million which were netted against the proceeds. Agilent recorded direct IPO costs of $2 million within operating expenses related to third-party legal fees, filing fees and other services.

On October 31, 2006, Agilent completed the spin-off of Verigy by distributing its remaining 85 percent equity interest in Verigy to Agilent stockholders. The spin-off was effected by way of a pro rata non-cash dividend to Agilent stockholders, which reduced retained earnings by $310 million. In the distribution, Agilent distributed to its stockholders .122435 of an ordinary share of Verigy for each outstanding share of Agilent common stock owned as of close of market on October 16, 2006. In the aggregate, Agilent distributed 50 million Verigy ordinary shares to Agilent stockholders. Based on the closing price for Verigy ordinary shares on the NASDAQ Global Select Market on October 31, 2006 of $16.80 per share, the aggregate market value of the shares distributed in the distribution was approximately $840 million. Our consolidated financial statements and footnotes for all periods presented reflect Verigy as a discontinued operation through the spin-off date.

The following table summarizes results from discontinued operations of our semiconductor test solutions business for the year ended October 31, 2006 included in the consolidated statement of operations:

Year Ended October 31, 2006
(in millions)
Net revenue	$777
Costs and expenses	703
Income from discontinued operations	74
Other income (expense), net	—
Income from discontinued operations before taxes	74
Provision for income taxes	20
Net income from discontinued operations	$54

Indemnifications by the company to Verigy are detailed in Note 15, “Guarantees”.

6.                                      Equity in Net Income of Unconsolidated Affiliate and Gain on Sale — Lumileds

Lumileds Lighting International, B.V. (“Lumileds”), was a global joint venture between Agilent and Koninklijke Philips Electronics N.V. (“Philips”) under a Second Amended and Restated Joint Venture Agreement (the “Joint Venture Agreement”), dated as of November 29, 2004, between Agilent and Philips. Lumileds manufactures high-power light emitting diodes and solid-state lighting solutions. Our ownership interest in Lumileds was approximately 47 percent as of October 31, 2005, after selling 1 percent of our interest to Philips in the second quarter of 2005. Our equity in the net income of our unconsolidated affiliate including the gain on sale of our interest in Lumileds was $901 million in 2006.

On November 28, 2005, we completed the sale of our ownership in Lumileds. Pursuant to the Share Purchase Agreement, upon closure of the sale transaction, the Joint Venture Agreement and the ancillary agreements were terminated. The purchase price paid by Philips under the Share Purchase Agreement was $949 million. In addition, Lumileds repaid the $51 million of outstanding principal debt and accrued interest due to us as of the date of sale under the Credit Agreement, dated as of November 30, 2001.

The components of the gain from sale of Lumileds, net of income tax are shown in the table below:

Year Ended October 31, 2006
(in millions)
Proceeds	$949
Net book value of investments	(48)
Gain on sale before taxes	901
Income taxes	—
Gain from sale of Lumileds, net of taxes	$901

The tax impact of the sale of our Lumileds joint venture primarily reflected the utilization of valuation allowances within the U.S.

7.                                      Provision (Benefit) For Income Taxes From Continuing Operations

The provision (benefit) for income taxes from continuing operations is comprised of:

	Years Ended October 31,
	2008	2007	2006
	(in millions)
U.S. federal taxes from continuing operations:
Current	$39	$71	$1
Deferred	(33)	(127)	—
Non-U.S. taxes from continuing operations:
Current	114	91	95
Deferred	(3)	(5)	(9)
State taxes from continuing operations, net of federal benefit:
Current	22	3	4
Deferred	(17)	(1)	—
Total provision from continuing operations	$122	$32	$91

The income tax provisions do not reflect potential future tax savings resulting from excess deductions associated with our various share-based award plans.

The significant components of deferred tax assets and deferred tax liabilities included on the consolidated balance sheet are:

	Years Ended October 31,
	2008		2007
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(in millions)
Inventory	$61	$—	$74	$—
Property, plant and equipment	19	86	12	94
Warranty reserves	11	1	11	1
Retiree medical benefits	42	1	47	—
Other retirement benefits	105	119	32	186
Employee benefits, other than retirement	204	—	216	—
Net operating loss and credit carryforwards	307	—	301	—
Unremitted earnings of foreign subsidiaries	—	72	—	303
Share-based compensation	51	—	44	—
Deferred revenue	253	—	273	—
Other	67	7	108	100
Subtotal	1,120	286	1,118	684
Tax valuation allowance	(621)	—	(332)	—
Total deferred tax assets or deferred tax liabilities	$499	$286	$786	$684

The breakdown between current and long-term deferred tax assets and deferred tax liabilities was as follows for the years 2008 and 2007:

	Years Ended October 31,
	2008	2007
	(in millions)
Current deferred tax assets (included within other current assets)	$132	$267
Long-term deferred tax assets (included within other assets)	95	46
Current deferred tax liabilities (included within income and other taxes payable)	(11)	(4)
Long-term deferred tax liabilities (included within other long-term liabilities)	(3)	(207)
Total	$213	$102

The consolidated balance sheet reflects the allocation of the valuation allowance based on the pro-rata portion of gross current and non-current deferred tax assets in each jurisdiction where a valuation allowance is required. During 2003, we established valuation allowances for the deferred tax assets of the U.S. and certain entities in foreign jurisdictions. The valuation allowances were determined in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”), which require an assessment of both positive and negative evidence when determining whether it is more likely than not that deferred tax assets are recoverable. Such assessment is required on a jurisdiction-by-jurisdiction basis. During 2007, we concluded that it is more likely than not that a significant portion of our U.S. federal deferred tax assets would be realized and reversed a portion of the valuation allowance. During 2008, we maintained a partial U.S. federal valuation allowance and concluded that a significant portion of our U.S. state deferred tax assets would be realized and reversed a portion of the valuation allowance. The valuation allowance increased substantially as a result of changes to other comprehensive income-related taxes for pensions, certain mark to market investments, currency translation adjustments and an increase in the amount of foreign tax credits. Cumulative losses incurred by certain entities in foreign jurisdictions in recent years represent sufficient negative evidence to require maintaining full valuation allowances. During 2008, we established a partial valuation allowance for the deferred tax assets of one foreign entity. We intend to maintain partial or full valuation allowances until sufficient positive evidence exists to support reversal of a valuation allowance in a given taxing jurisdiction.

At October 31, 2008, we had federal net operating loss carryforwards of approximately $28 million and tax credit carryforwards of approximately $148 million. The federal net operating losses expire in years beginning 2010 through 2026, and the federal tax credits expire in 2019, if not utilized. At October 31, 2008, we had state net operating loss carryforwards of approximately $7 million which expire in years beginning 2013 through 2028, if not utilized. In addition, we had state tax credit carryforwards of $44 million that do not expire. All of the federal and some of the state net operating loss carryforwards are subject to change of ownership limitations provided by the Internal Revenue Code and similar state provisions. These annual loss limitations may result in the expiration or reduced utilization of the net operating losses. At October 31, 2008, we also had foreign net operating loss carryforwards of approximately $518 million. Of this foreign loss, $281 million will expire in years beginning 2010 through 2016, if not utilized. The remaining $237 million has an indefinite life. Some of the foreign losses are subject to annual loss limitation rules.

SFAS 123 (R) prohibits recognition of a deferred tax asset for excess tax benefits related to stock and stock option plans that have not yet been realized through reduction in income taxes payable. Such unrecognized deferred tax benefits totaled $147 million as of October 31, 2008 and will be accounted for as a credit to shareholders’ equity, if and when realized through a reduction in income taxes payable.

The differences between the U.S. federal statutory income tax rate and our effective tax rate from continuing operations are:

	Years Ended October 31,
	2008	2007	2006
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	0.6	0.5	0.2
Non-U.S. income taxed at different rates	(14.4)	(16.3)	2.5
Research credits	(0.9)	(1.1)	(0.1)
Hewlett-Packard settlement or spin related	0.0	(10.8)	(1.8)
Other, net	2.6	1.6	0.2
Valuation allowances	(7.9)	(4.1)	(30.0)
Effective tax rate	15.0%	4.8%	6.0%

The domestic and foreign components of income (loss) earnings from continuing operations before taxes are:

	Years Ended October 31,
	2008	2007	2006
	(in millions)
U.S. continuing operations	$(100)	$(460)	$867
Non-U.S. continuing operations	915	1,130	661
Total income (loss) from continuing operations	$815	$670	$1,528

The income tax provision for 2008 includes a beneficial release of a portion of the U.S. federal and state valuation allowances which results in U.S. tax expense of nearly zero. It also includes tax on earnings in other jurisdictions that have low effective tax rates. Without considering interest and penalties, the provision for taxes was recorded for income generated in jurisdictions other than the Netherlands, Puerto Rico, Switzerland, the U.S., and the U.K. where we have recorded valuation allowances. We intend to maintain partial or full valuation allowances in these jurisdictions until sufficient positive evidence exists to support the reversal of the valuation allowances.

The income tax provision for 2007 includes a benefit of $31 million related to valuation allowance adjustments based on changes in other comprehensive income items, portions of which are attributable to increases in currency translation adjustments and to increases in the value of certain stock investments. In addition, the tax rate includes benefits totaling $73 million related to the resolution of primarily non-U.S. tax issues associated with the 2000 spin-off of Agilent from Hewlett-Packard.

The income tax provision for 2006 includes a benefit of $29 million related to the resolution of domestic tax-related issues for years covered by a Tax Sharing Agreement between Agilent and Hewlett-Packard. The Tax Sharing Agreement is related to the 2000 spin-off of Agilent from Hewlett-Packard.

Agilent records U.S. income taxes on the undistributed earnings of foreign subsidiaries unless the subsidiaries’ earnings are considered permanently reinvested outside the U.S. As of October 31, 2008, the cumulative amount of undistributed earnings considered permanently reinvested is $2,851 million. The determination of the unrecognized deferred tax liability on these earnings is not practicable. If management decides to remit these permanently reinvested earnings to the U.S. in a future period, our provision for income taxes may increase materially in that period.

Agilent enjoys tax holidays in several different jurisdictions, most significantly in Singapore, Malaysia and Switzerland. The tax holidays provide lower rates of taxation on certain classes of income and require various thresholds of investments and employment in those jurisdictions. During the years 2000 through 2008, Agilent enjoyed tax holidays that applied to manufacturing income generated in Malaysia and Singapore. The tax holiday in Malaysia expires in 2010. In Singapore, three holidays have now expired. However, all are currently being renegotiated. In 2004, Agilent secured a reduced tax rate in Switzerland for income generated from activity that Agilent began in Switzerland during that year. The tax holiday expires in 2013. Also in 2004, Agilent secured an additional Singapore tax holiday for earnings from investments and related activity that began in 2004. The tax holiday applies to applicable earnings of Agilent until the end of 2013, with the opportunity for a reduced rate thereafter.

As a result of the incentives, the impact of the tax holidays decreased income taxes by $112 million, $190 million and $76 million in 2008, 2007 and 2006, respectively. The benefit of the tax holidays on net income per share (diluted) was approximately $0.30, $0.47 and $0.17 in 2008, 2007 and 2006, respectively.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority and provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN No. 48 is effective for fiscal years beginning after December 15, 2006, and was effective for Agilent on November 1, 2007.

As a result of the implementation of FIN No. 48, we increased the liability for net unrecognized tax benefits by $74 million, and accounted for the increase as a cumulative effect of a change in accounting principle that resulted in a decrease to retained earnings of $74 million. The total amount of gross unrecognized tax benefits as of the date of adoption was $915 million. We historically classified unrecognized tax benefits in current taxes payable, or as reductions to tax receivables or net deferred tax assets when appropriate. As a result of adopting FIN No. 48, approximately $355 million of unrecognized tax benefits and related interest and penalties were reclassified to long-term income taxes payable from current taxes payable. As of October 31, 2008, the total gross amount of unrecognized tax benefits, reported in other liabilities, was $946 million. If recognized, the full amount of unrecognized tax benefits of $946 million, would affect our effective tax rate. Any prospective adjustments to our reserves for income taxes will be recorded as an increase or decrease to our provision for income taxes and would impact our effective tax rate.

We continue to include interest and penalties related to unrecognized tax benefits within the provision for income taxes on the consolidated statements of operations. As of October 31, 2008, we accrued and reported $40.3 million of interest and penalties relating to unrecognized tax benefits of which $12.5 million was recognized in 2008.

A 2008 rollforward of our FIN No. 48 uncertain tax positions including all federal, state and foreign tax jurisdictions is as follows:

2008
(in millions)
Balance, beginning of year	$834
FIN 48 adoption adjustment to retained earnings	74
Reclassification of unrecognized tax benefits from related interest accrual	7
Adjusted balance, beginning of year	915
Additions for tax positions related to the current year	61
Additions for tax positions from prior years	20
Reductions for tax positions from prior years	(41)
Statute of limitations expirations	(9)
Balance, end of year	$946

In the U.S. and other major jurisdictions where we conduct business, the tax years generally remain open back to the year 2000. It is reasonably possible that changes to our unrecognized tax benefits could be significant in the next twelve months due to lapses of statutes of limitation and tax audit settlements. Due to the uncertainty regarding the timing of the completion of tax audits in various jurisdictions and their possible outcomes, an estimate of the range of increase or decrease that could occur in the next twelve months cannot be made.

Our U.S. federal income tax returns for 2000 through 2002 have been under audit by the Internal Revenue Service (“IRS”). In August 2007, we received a Revenue Agent’s Report (“RAR”). In the RAR, the IRS proposes to assess a net tax deficiency, after applying available net operating losses from the years under audit and undisputed tax credits, for those years of approximately $405 million, plus penalties of approximately $160 million and interest. If the IRS were to fully prevail, our net operating loss and tax credits generated in recent years would be utilized earlier than they otherwise would have been, and our annual effective tax rate will have increased as a result. The RAR addresses several issues. One issue, however, relating to the use of Agilent’s brand name by our foreign affiliates, accounts for a majority of the claimed tax deficiency. We believe that the claimed IRS adjustment for this issue in particular is inconsistent with applicable tax laws and that we have meritorious defenses to this claim. Therefore, we have not included any tax for this item in our tax provision for 2007 or 2008. We have filed a formal protest and will address these matters with the Appeals Office of the IRS. In the protest, we vigorously opposed the claim associated with Agilent’s brand name, and most of the other claimed adjustments proposed in the RAR. In April of 2008, we received a rebuttal to our formal protest, and after reviewing the IRS’s arguments, our assessment of the risks remains the same. The final resolution of the proposed adjustments is uncertain and may take several years. Based on current information, it is our opinion that the ultimate disposition of these matters is unlikely to have a material adverse effect on our consolidated financial position, results of operations or liquidity.

We are subject to ongoing tax examinations of our tax returns by the Internal Revenue Service and other tax authorities in various jurisdictions. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. These assessments can require considerable estimates and judgments. If our estimate of income tax liabilities proves to be less than the ultimate assessment, a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary.

8.                                      Net Income Per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the periods presented below.

	Years Ended October 31,
	2008	2007	2006
	(in millions)
Numerator:
Income from continuing operations	$693	$638	$1,437
Income from and gain on sale of discontinued operations of our semiconductor products business, net of tax expense of $8 million	—	—	1,816
Income from discontinued operations of our semiconductor test solutions business, net of tax expense of $20 million	—	—	54
Net income	$693	$638	$3,307
Denominators:
Basic weighted average shares	363	394	431
Potentially dilutive common stock equivalents — stock options and other employee stock plans	8	12	10
Diluted weighted average shares	371	406	441

The dilutive effect of share-based awards is reflected in diluted net income per share by application of the treasury stock method, which includes consideration of unamortized share-based compensation required by SFAS No. 123 (R). The total number of awards exercised in 2008, 2007 and 2006 were 7 million, 13 million and 19 million, respectively.

In connection with the October 31, 2006 Verigy distribution, on November 1, 2006 Agilent distributed .122435 of an ordinary share of Verigy for each outstanding share of Agilent common stock owned as of October 16, 2006 to Agilent’s stockholders. In addition, under the anti-dilution provision of the 1999 Stock Plan, on November 1, 2006 Agilent adjusted the exercise price downward and number of option shares upward for each outstanding employee stock option to preserve the value of the options after the Verigy spin-off. For further details on the distribution see Note 3, “Share-Based Compensation.”

The following table presents options to purchase shares of common stock, which were not included in the computation of diluted net income per share because they were anti-dilutive.

	Years Ended October 31,
	2008	2007	2006
Options to purchase shares of common stock (in millions)	7	5	8
Weighted-average exercise price	$42	$47	$45
Average common stock price	$33	$35	$34

9.                                      Supplemental Cash Flow Information

Cash paid for income taxes was $210 million in 2008, $86 million in 2007 and $156 million in 2006. Cash paid for interest was $88 million in 2008, $89 million in 2007 and $55 million in 2006.

10.                               Inventory

	October 31,
	2008	2007
	(in millions)
Finished goods	$331	$313
Purchased parts and fabricated assemblies	315	330
Inventory	$646	$643

Inventory-related excess and obsolescence charges of $24 million, $21 million and $38 million were recorded in total cost of products in 2008, 2007 and 2006, respectively. We record excess and obsolete inventory charges for both inventory on our site as well as inventory at our contract manufacturers and suppliers where we have non-cancelable purchase commitments.

11.                               Property, Plant and Equipment, Net

	October 31,
	2008	2007
	(in millions)
Land	$91	$83
Buildings and leasehold improvements	1,147	1,160
Machinery and equipment	758	828
Software	350	394
Total property, plant and equipment	2,346	2,465
Accumulated depreciation and amortization	(1,522)	(1,664)
Property, plant and equipment, net	$824	$801

Asset impairments other than restructuring were $1 million in 2008 and 2007 and zero in 2006. Depreciation expenses for continuing operations were $126 million in 2008, $142 million in 2007 and $141 million in 2006. We sold our San Jose site for a total consideration of $88 million and recorded a gain of $56 million during the second quarter of 2006. In May 2006, we completed the sale of our Palo Alto site for a total consideration of $98.5 million and recorded a gain of $65 million.

12.                               Goodwill and Other Intangible Assets

The goodwill balances at October 31, 2008 and 2007 and the movements in 2008 and 2007 for each of our reportable segments are shown in the table below:

	Electronic Measurement	Bio-analytical Measurement	Semicondutor & Board Test	Total
	(in millions)
Goodwill at October 31, 2006	$228	$113	$44	$385
Foreign currency translation impact	10	(2)	—	8
Goodwill arising from acquisitions	39	126	—	165
Goodwill at October 31, 2007	277	237	44	558
Foreign currency translation impact	27	(1)	(5)	21
Goodwill arising from acquisitions	25	42	—	67
Goodwill at October 31, 2008	$329	$278	$39	$646

The component parts of other intangible assets at October 31, 2008 and 2007 are shown in the table below:

	Other Intangible Assets
	Gross Carrying Amount	Accumulated Amortization	Net Book Value
	(in millions)
As of October 31, 2007:
Purchased technology	$197	$90	$107
Trademark/Tradename	31	1	30
Customer relationships	67	26	41
Total	$295	$117	$178
As of October 31, 2008:
Purchased technology	$281	$124	$157
Trademark/Tradename	32	3	29
Customer relationships	85	43	42
Total	$398	$170	$228

We purchased $103 million of other intangibles and recorded $67 million of goodwill during 2008 relating to seven acquisitions and a purchase of the remaining unowned portion of a joint venture. Pro forma disclosures were not required for these acquisitions, as they were not material.

Amortization of intangible assets was $53 million in 2008, $40 million in 2007, and $24 million in 2006. Future amortization expense related to existing purchased intangible assets is estimated to be $47 million in 2009, $43 million for 2010, $39 million for 2011, $31 million for 2012, $21 million for 2013, and $47 million thereafter.

On December 18, 2007, we completed the acquisition of Velocity11, a designer, manufacturer and marketer of robotic solutions. The aggregate purchase price was approximately $111 million in cash used to purchase 100 percent of Velocity11’s outstanding common shares and vested common stock options that Velocity11 employees held on the closing date of the acquisition.

Acquisition of Stratagene

On June 6, 2007, we completed our acquisition of Stratagene, a leading developer, manufacturer and marketer of specialized life science research and diagnostic products. The aggregate purchase price was approximately $252 million in cash used to purchase 100 percent of Stratagene’s outstanding common shares and vested common stock options that Stratagene employees held on the closing date of the acquisition.

Under the purchase method of accounting, the purchase price of the transaction was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values. In the fourth quarter of 2007 when we finalized our assessment of the pre-acquisition contingencies, we reduced goodwill by $11 million. During 2008, we increased goodwill by $1 million after obtaining more information regarding taxes.

Based upon the purchase price of the acquisition, the purchase price allocation is as follows:

Purchase Price Allocation
(in millions)
Net tangible assets	$41
Goodwill	112
Identifiable intangible assets	99
Total net assets acquired	$252

Identifiable intangible assets consist of purchased technology, customer relationships, and trademarks. The useful life was based on the period over which the intangible asset is expected to contribute directly or indirectly to the future cash flows, in accordance with SFAS 142, “Goodwill and Other Intangible Assets”.

As part of the merger agreement with Stratagene we entered into an Asset Purchase Agreement with Catalyst LLC (“Catalyst”), a Delaware limited liability company, to sell, transfer, and assign certain intangible and tangible assets to Catalyst on June 7, 2007. Catalyst was formed by the former chairman, CEO and founder of Stratagene to pursue molecular diagnostic applications. We received $7 million in cash for the following: intangible assets, $5 million and tangible assets, $2 million. No gain or loss was recognized on the sale of these assets to Catalyst.

The results of operations for Stratagene have been included in our consolidated financial statements from the date of acquisition. The financial results of this acquisition are considered immaterial for purposes of pro forma financial disclosures. Goodwill recorded as a result of the acquisition of Stratagene is not deductible for tax purposes.

13.                               Investments

The following table summarizes the company’s investments as of October 31, 2008 and 2007 (net book value):

	October 31,
	2008	2007
	(in millions)
Short-Term
Available-for-sale investments	$24	$—
Long-Term
Cost method investments	$19	$24
Trading securities	57	72
Available-for-sale investments	130	98
Total	$206	$194

Cost method investments consist of non-marketable equity securities and are accounted for at historical cost. Trading securities are reported at fair value, with gains or losses resulting from changes in fair value recognized currently in earnings. Investments designated as available-for-sale are reported at fair value, with unrealized gains and losses, net of tax, included in stockholders’ equity.

In February 2008, Agilent traded an externally managed short-term investment fund for the underlying securities of the investment and now manages those investments internally. The securities received were fixed income debt securities and are held as available-for-sale. Agilent estimated the fair values based on quoted market prices or pricing models using current market rates. These estimated fair values may not be representative of actual values that could have been realized as of October 31, 2008 or that will be realized in the future.

Investments in available-for-sale securities at estimated fair value were as follows as of October 31, 2008 and October 31, 2007:

	October 31, 2008				October 31, 2007
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in millions)
Debt securities	$101	$—	$(5)	$96	$—	$—	$—	$—
Equity securities	4	5	—	9	4	22	—	26
Other	50	—	(1)	49	55	17	—	72
	$155	$5	$(6)	$154	$59	$39	$—	$98

Other represents shares we own in two special funds that target underlying investments of approximately 40 percent in debt securities and 60 percent in equity securities.

Contractual maturities of available-for-sale debt securities were as follows at October 31, 2008:

	Cost	Estimated Fair Value
	(in millions)
Due in less than 1 year	$24	$24
Due in 1-5 years	45	43
Due after 5 years	32	29
	$101	$96

All of our investments, excluding trading securities, are subject to periodic impairment review. The impairment analysis requires significant judgment to identify events or circumstances that would likely have significant adverse effect on the future value of the investment. We consider various factors in determining whether an impairment is other-than-temporary, including the severity and duration of the impairment, forecasted recovery, the financial condition and near-term prospects of the investee, and our ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Amounts included in other income (expense) for realized gains and losses on the sale of available-for-sale securities and other than temporary impairments were as follows for the years ended October 31, 2008, 2007 and 2006.

	Years Ended October 31,
	2008	2007	2006
	(in millions)
Available-for-sale investments — realized gain (loss)	$(4)	$2	$9
Other than temporary impairment on investments	$(6)	$(7)	$(1)

Unrealized gains and losses on our trading securities portfolio were $15 million of unrealized losses in 2008, $10 million of unrealized gains in 2007 and $6 million of unrealized gains in 2006.

Realized gains and losses from the sale of cost method securities were zero for 2008, 2007 and 2006.

14.                               Retirement Plans and Post Retirement Pension Plans

General.  Substantially all of our employees are covered under various defined benefit and/or defined contribution pension plans. Additionally, we sponsor post-retirement health care benefits and a death benefit under the Agilent Survivor Protection Plan for our eligible U.S. employees.

Agilent provides U.S. employees, who meet eligibility criteria under the retirement and deferred profit-sharing plans, defined benefits which are generally based on an employee’s highest five consecutive years’ average pay during the years of employment and on length of service. For eligible service through October 31, 1993, the benefit payable under the Agilent Retirement Plan is reduced by any amounts due to the eligible employee under our defined contribution Deferred Profit-Sharing Plan (“DPSP”), which was closed to new participants as of November 1993.

As of October 31, 2008 and 2007, the fair value of plan assets of the DPSP for U.S. Agilent Employees was $520 million and $732 million, respectively. Note that the projected benefit obligation for the DPSP equals the fair value of plan assets.

Eligible employees outside the U.S. generally receive retirement benefits under various retirement plans based upon factors such as years of service and employee compensation levels. Eligibility is generally determined in accordance with local statutory requirements. Our U.S. retirees who retired prior to January 1, 2005, are also covered by a lump sum death benefit that is part of the Retiree Survivor’s Benefit Plan. In July 2004, the Retiree Survivor’s Benefit Plan was revised to eliminate the $5,000 Retiree Survivor Benefit for all U.S. retirees who retire on or after January 1, 2005.

401(k) defined contribution plan.  Our U.S. eligible employees may participate in the Agilent Technologies, Inc. 401(k) Plan (the “401(k) Plan”). Enrollment in the 401(k) Plan is automatic for employees who meet eligibility requirements unless they decline participation. Under the 401(k) Plan, we provide matching contributions to employees up to a maximum of 4 percent of an employee’s annual eligible compensation. The maximum contribution to the 401(k) Plan is 50 percent of an employee’s annual eligible compensation, subject to regulatory and plan limitations. The 401(k) Plan expense included in income from continuing operations was $26 million in 2008, $25 million in 2007 and $26 million in 2006.

Post-retirement medical benefit plans.  In addition to receiving pension benefits, our U.S. employees who meet retirement eligibility requirements as of their termination dates may participate in our Non-Medicare Medical or Medicare Medical Plans (the “Post-retirement Medical Plans”) under the Agilent Health Plan. Current U.S. employees may become eligible for these benefits, and the existing benefit obligation relates primarily to those employees. Once participating in a medical plan, retirees may choose from managed-care and indemnity options, with their contributions dependent on the options chosen and length of service.

Plan amendments.  In July 2004, the Compensation Committee of the Board of Directors approved design changes to Agilent’s Post-retirement Medical Plans. One option available to existing post-65 retirees is a new Medicare Supplement Plan in 2005. The Medicare Supplement Plan supplements Medicare coverage by reimbursing Medicare Parts A and B deductibles after Medicare pays its portion of the retiree’s expenses. Effective January 1, 2008, the Medicare Supplement Plan reimbursement rate for Medicare Parts A and B deductibles changed from 100 percent to 80 percent. The U.S Post-retirement Benefit Plan was revised for eligible retirees who were less than 50 years of age as of January 1, 2005 and for new hires of any age on or after January 1, 2005. This change established Retiree Medical Accounts with maximum lifetime limits which may be used to reimburse retiree medical premiums.

Medicare Prescription Drug, Improvement and Modernization Act of 2003.  In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) was passed which expands Medicare to include an outpatient prescription drug benefit beginning in 2006. In May 2004, the FASB issued FSP 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, which provides guidance on how companies should account for the impact of the Act on its postretirement healthcare plans. Beginning in 2006, the federal government provides a non-taxable subsidy to employers that sponsor prescription drug benefits to retirees that are “actuarially equivalent” to Medicare Part D benefits. We have determined that the prescription drug benefits offered under our plans qualify for this subsidy and assuming that we will continue to offer these benefits, we have reflected the expected subsidy according to the guidance in FSP 106-2 prospectively in our financial statements.

Components of net periodic cost.  The company uses alternate methods of amortization as allowed by SFAS No. 87 which amortizes the actuarial gains and losses on a consistent basis for the years presented. For U.S. Plans, gains and losses are amortized over the average future working lifetime. For Non-U.S. Plans and U.S. Post-Retirement Benefit Plans, gains and losses are amortized using a separate layer for each year’s gains and losses. For the years ended October 31, 2008, 2007 and 2006, our net pension and post-retirement benefit costs were comprised of:

	Pensions						U.S. Post- Retirement
	U.S. Plans			Non-U.S. Plans			Benefit Plans
	2008	2007	2006	2008	2007	2006	2008	2007	2006
	(in millions)
Service cost — benefits earned during the period	$37	$40	$45	$38	$38	$45	$4	$4	$5
Interest cost on benefit obligation	38	39	39	74	65	58	27	27	28
Expected return on plan assets	(56)	(53)	(51)	(109)	(95)	(81)	(31)	(28)	(27)
Amortization and deferrals:
Actuarial (gain) loss	(13)	(5)	(3)	20	32	34	—	2	7
Prior service cost	—	—	1	(1)	—	—	(13)	(9)	(11)
Net plan costs (income)	6	21	31	22	40	56	(13)	(4)	2
Curtailments and settlements	—	(1)	(42)	—	—	(11)	—	—	(38)
Total net plan costs (income)	$6	$20	$(11)	$22	$40	$45	$(13)	$(4)	$(36)
Summary of net plan costs (income):
Continuing operations	$6	$21	$29	$22	$40	$50	$(13)	$(4)	$2
Discontinued operations	—	—	2	—	—	6	—	—	—
Summary of Curtailments and Settlements:
Continuing operations	—	(1)	(11)	—	—	—	—	—	(12)
Discontinued operations	—	—	(31)	—	—	(11)	—	—	(26)
Total net plan costs (income)	$6	$20	$(11)	$22	$40	$45	$(13)	$(4)	$(36)

As of December 1, 2005, due to the divestiture of the semiconductor products business, we recorded curtailments and settlements as required by SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” (“SFAS No. 88”) and as required under the SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” (“SFAS No. 106”). The impact to the U.S. Plans and the U.S. Post Retirement Benefit Plan was curtailment gains of $22 million and $21 million, recorded in discontinued operations. The impact on the Non-U.S. Plans was a settlement gain of $8 million recorded in discontinued operations.

Due to the separation of our semiconductor test solutions business into a separate legal company, Verigy, as of June 1, 2006, and due to significant workforce reductions, we recorded curtailments and settlements as required by SFAS No. 88 and SFAS No. 106 in the third quarter of 2006. The impact to the U.S. Plans was a curtailment gain of $12 million consisting of curtailment gain of $3 million for continuing operations and curtailment gain of $9 million for discontinued operations as well as a $4 million settlement gain relating to continuing operations. The impact to the U.S. Post Retirement Benefit Plan was a curtailment gain of $12 million for continuing operations. The impact to the Non-U.S. Plans was a curtailment loss of $1 million and a settlement gain of $4 million, that were recorded in discontinued operations.

In the U.S., because of additional workforce reductions along with cessation of retiree medical benefits for Verigy employees as of October 31, 2006, we recorded curtailments and settlements as required by SFAS No. 88 and SFAS No. 106 in the fourth quarter of 2006. The impact to the U.S. Plans was curtailment gains of $2 million and a settlement gain of $2 million both of which were for continuing operations. For the U.S. Post Retirement Benefit Plan, we recorded a curtailment gain of $5 million which was for discontinued operations.

For the U.S. plans, because of lump sum payouts in the first quarter of 2007, we recorded a $1 million settlement gain in accordance with SFAS No. 88.

Funded status.  As of October 31, 2008 and 2007, the funded status of the defined benefit and post-retirement benefit plans was:

	U.S. Defined Benefit Plans		Non-U.S. Defined Benefit Plans		U.S. Post- Retirement Benefit Plans
	2008	2007	2008	2007	2008	2007
	(in millions)
Change in fair value of plan assets:
Fair value — beginning of year	$685	$640	$1,693	$1,464	$373	$344
Acquisition of plan	—	—	—	5	—	—
Actual return on plan assets	(199)	99	(299)	103	(106)	54
Employer contributions	1	8	43	37	—	—
Participants’ contributions	—	—	3	4	—	—
Benefits paid	(39)	(57)	(42)	(42)	(24)	(25)
Transfer from DPSP	1	1	—	—	—	—
Settlements	—	(6)	—	—	—	—
Currency impact	—	—	(31)	122	—	—
Fair value — end of year	$449	$685	$1,367	$1,693	$243	$373
Change in benefit obligation:
Benefit obligation — beginning of year	$641	$672	$1,508	$1,466	$437	$467
Acquisition of plan	—	—	—	6	—	—
Service cost	37	40	38	38	4	4
Interest cost	38	39	74	65	27	27
Participants’ contributions	—	—	3	4	—	—
Plan amendment	—	—	—	—	(15)	(41)
Actuarial (gain) loss	(94)	(48)	(157)	(150)	(72)	4
Benefits paid	(39)	(57)	(42)	(42)	(23)	(24)
Transfer from DPSP	1	1	—	—	—	—
Settlements	—	(6)	—	—	—	—
Currency impact	—	—	(52)	121	—	—
Benefit obligation — end of year	$584	$641	$1,372	$1,508	$358	$437
Overfunded (underfunded) status of PBO	$(135)	$44	$(5)	$185	$(115)	$(64)
Amounts recognized in the consolidated balance sheet consist of:
Other assets	$—	$67	$39	$186	$—	$—
Employee compensation and benefits	(2)	(1)	—	—	—	—
Retirement and post-retirement benefits	(133)	(22)	(44)	(1)	(115)	(64)
Net asset (liability)	$(135)	$44	$(5)	$185	$(115)	$(64)
Amounts Recognized in Accumulated Other Comprehensive Income (loss):
Actuarial (gains) losses	$23	$(150)	$345	$128	$99	$34
Prior service costs (benefits)	—	—	(16)	(16)	(114)	(112)
Total	$23	$(150)	$329	$112	$(15)	$(78)

Adoption of SFAS 158.  On October 31, 2007, the company adopted the provisions of SFAS No. 158. This standard requires recognition of the overfunded or underfunded status of each plan as an asset or liability in the consolidated balance sheet with the offsetting change in that funded status to accumulated other comprehensive income. Upon adoption, this standard requires immediate recognition in accumulated other comprehensive income of actuarial gains/losses and prior service costs/benefits — both of which were previously unrecognized. The statement also requires defined benefit plans to be measured at the fiscal year end. The measurement date requirement will not be effective until fiscal years ending after December 15, 2008 at which point we will adopt this provision of the statement.

The amounts in accumulated other comprehensive income expected to be recognized as components of net expense during 2009 are as follows:

	U.S. Defined Benefit Plans	Non-U.S. Defined Benefit Plans	U.S. Post-Retirement Benefit Plans
	(in millions)
Amortization of net prior service cost (benefit)	$—	$(1)	$(15)
Amortization of actuarial net loss (gain)	$2	$37	$6

Investment policies and strategies as of October 31, 2008 and 2007.  Plan assets consist primarily of publicly-traded stocks and bonds. In the U.S., our Agilent Retirement Plan and post-retirement benefit target asset allocation is approximately 80 percent to equities and approximately 20 percent to fixed income investments. Our DPSP target asset allocation is approximately 60 percent to equities and approximately 40 percent to fixed income investments. Approximately 10 percent of our U.S. equity portfolio consists of alternative investments, largely private equity partnerships. The general investment objective for all our plan assets is to obtain the optimum rate of investment return on the total investment portfolio consistent with the assumption of a reasonable level of risk. The safety and protection of principal is a primary concern, and we believe that a well-diversified investment portfolio will result in the highest attainable investment return (income plus capital appreciation) with the lowest overall risk. Specific investment objectives for the plans’ portfolios are to: maintain and enhance the purchasing power of the plans’ assets; achieve investment returns consistent with the level of risk being taken; and earn performance rates of return in accordance with the benchmarks adopted for each asset class. Outside the U.S., our assets target allocation is from 45 to 60 percent to equities, from 30 to 55 percent to fixed income investments, and from 0 to 10 percent to real estate investments, depending on the plan. All plans’ assets are broadly diversified.

Comment on current market conditions.  Due to recent significant declines in equity markets, our actual allocations of plan assets at October 31, 2008 differs from the target allocation. Our policy is to bring the actual allocation in line with the target allocation.

The table below presents the combined projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and fair value of plan assets, grouping plans using comparisons of the PBO and ABO relative to the plan assets as of October 31, 2008 or 2007.

	2008		2007
	Benefit Obligation	Fair Value of Plan Assets	Benefit Obligation	Fair Value of Plan Assets
	(in millions)
	PBO		PBO
U.S. defined benefit plans where PBO exceeds the fair value of plan assets	$584	$449	$23	$—
U.S. defined benefit plans where fair value of plan assets exceeds PBO	—	—	618	685
Total	$584	$449	$641	$685
Non-U.S. defined benefit plans where PBO exceeds or is equal to the fair value of plan assets	$670	$624	$6	$6
Non-U.S. defined benefit plans where fair value of plan assets exceeds PBO	702	743	1,502	1,687
Total	$1,372	$1,367	$1,508	$1,693

	ABO		ABO
U.S. defined benefit plans where ABO exceeds the fair value of plan assets	$485	$449	$18	$—
U.S. defined benefit plans where the fair value of plan assets exceeds ABO	—	—	491	685
Total	$485	$449	$509	$685
Non-U.S. defined benefit plans where ABO exceeds or is equal to the fair value of plan assets	$70	$66	$6	$6
Non-U.S. defined benefit plans where fair value of plan assets exceeds ABO	1,216	1,301	1,371	1,687
Total	$1,286	$1,367	$1,377	$1,693

Contributions and estimated future benefit payments.  During fiscal year 2009, we expect to contribute $34 million to the U.S. defined benefit plans, $50 million to plans outside the U.S., and zero to the Post-retirement Medical Plans. The following table presents expected future benefit payments for the next 10 years.

	U.S. Defined	Non-U.S. Defined	U.S. Post- Retirement Benefit Plans
	Benefit Plans	Benefit Plans	Gross	Medicare Part D Subsidy	Net
	(in millions)
2009	$45	$38	$23	$(1)	$22
2010	$46	$40	$25	$(2)	$23
2011	$49	$42	$27	$(2)	$25
2012	$51	$46	$28	$(2)	$26
2013	$54	$51	$30	$(2)	$28
2014-2018	$301	$314	$215	$(20)	$195

Assumptions.  The assumptions used to determine the benefit obligations and expense for our defined benefit and post-retirement benefit plans are presented in the table below. The expected long-term return on assets below represents an estimate of long-term returns on investment portfolios consisting of a mixture of equities, fixed income and alternative investments in proportion to the asset allocations of each of our plans. We consider long-term rates of return, which are weighted based, on the asset classes (both historical and forecasted) in which we expect our pension and post-retirement funds to be invested. Discount rates reflect the current rate at which pension and post-retirement obligations could be settled based on the measurement dates of the plans — October 31 for the U.S. plans and September 30 for the non-U.S. plans. The U.S. discount rates at October 31, 2008 and 2007 were determined by matching the expected plan benefit payments against an industry discount curve as well as reviewing the movement of industry benchmarks. The discount rates at October 31, 2006 were determined based on the results of matching expected plan benefit payments with cash flows from a hypothetically constructed bond portfolio. The non-U.S. rates were generally based on published rates for high-quality corporate bonds. The range of assumptions that were used for the non-U.S. defined benefit plans reflects the different economic environments within various countries.

Assumptions used to calculate the net periodic cost in each year were as follows:

	For Years Ended October 31,
	2008	2007	2006
U.S. defined benefit plans:
Discount rate	6.25%	6.0%	5.75%
Average increase in compensation levels	3.5%	4.0%	4.0%
Expected long-term return on assets	8.5%	8.5%	8.5%
Non-U.S. defined benefit plans:
Discount rate	2.25-5.9%	2.25-5.0%	2.25-5.0%
Average increase in compensation levels	2.5-4.0%	2.5-4.25%	0-4.0%
Expected long-term return on assets	4.5-7.25%	4.5-7.0%	4.5-7.0%
U.S. post-retirement benefits plans:
Discount rate	6.25%	6.0%	5.75%
Expected long-term return on assets	8.5%	8.5%	8.5%
Current medical cost trend rate	10.0%	10.0%	10.0%
Ultimate medical cost trend rate	5.0%	5.0%	5.0%
Medical cost trend rate decreases to ultimate rate in year	2013	2012	2011

Assumptions used to calculate the benefit obligation were as follows:

	As of the Years Ending October 31,
	2008	2007
U.S. defined benefit plans:
Discount rate	8.5%	6.25%
Average increase in compensation levels	3.5%	3.5%
Expected long-term return on assets	8.5%	8.5%
Non-U.S. defined benefit plans:
Discount rate	2.25-6.5%	2.25-5.9%
Average increase in compensation levels	2.5-4.0%	2.5%-4.0%
Expected long-term return on assets	4.5-7.25%	4.5-7.25%
U.S. post-retirement benefits plans:
Discount rate	8.5%	6.25%
Expected long-term return on assets	8.5%	8.5%
Current medical cost trend rate	10.0%	10.0%
Ultimate medical cost trend rate	5.0%	5.0%
Medical cost trend rate decreases to ultimate rate in year	2014	2013

Assumed health care trend rates could have a significant effect on the amounts reported for Post-retirement Medical Plans. A one percentage point change in the assumed health care cost trend rates for the year ended October 31, 2008 would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
	(in millions)
Effect on total service and interest cost components	$3	$(3)
Effect on post-retirement benefit obligations	$31	$(27)

15.                               Guarantees

Standard Warranty

A summary of the standard warranty accrual activity is shown in the table below.

	October 31,
	2008	2007
	(in millions)
Balance as of October 31, 2007 and 2006	$29	$29
Accruals for warranties issued during the period	50	57
Changes in estimates	1	(2)
Settlements made during the period	(51)	(55)
Balance as of October 31, 2008 and 2007	$29	$29

Indemnifications to Avago

In connection with the sale of our semiconductor products business in December 2005, we agreed to indemnify Avago, its affiliates and other related parties against certain damages that it might incur in the future. The continuing indemnifications primarily cover damages relating to liabilities of the businesses that Agilent retained and did not transfer to Avago, as well as pre-closing taxes and other specified items. In our opinion, the fair value of these indemnifications was not material as of October 31, 2008.

Indemnifications to Verigy

In connection with the spin-off of Verigy, we agreed to indemnify Verigy and its affiliates against certain damages which it might incur in the future. These indemnifications primarily cover damages relating to liabilities of the businesses that Agilent did not transfer to Verigy, liabilities that might arise under limited portions of Verigy’s IPO materials that relate to Agilent, and costs and expenses incurred by Agilent or Verigy to effect the IPO, arising out of the distribution of Agilent’s remaining holding in Verigy ordinary shares to Agilent’s stockholders, or incurred to effect the separation of the semiconductor test solutions business from Agilent to the extent incurred prior to the separation on June 1, 2006. In our opinion, the fair value of these indemnifications was not material as of October 31, 2008.

Indemnifications to Hewlett-Packard

We have given multiple indemnities to Hewlett-Packard in connection with our activities prior to our spin-off from HP for the businesses that constituted Agilent prior to the spin-off. These indemnifications cover a variety of aspects of our business, including, but not limited to, employee, tax, intellectual property and environmental matters. The agreements containing these indemnifications have been previously disclosed as exhibits to our registration statement on Form S-1 filed on August 16, 1999. In our opinion, the fair value of these indemnifications was not material as of October 31, 2008.

Indemnifications to Officers and Directors

Our corporate by-laws require that we indemnify our officers and directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to Agilent and such other entities, including service with respect to employee benefit plans. In addition, we have entered into separate indemnification agreements with each director and each board-appointed officer of Agilent which provide for indemnification of these directors and officers under similar circumstances and under additional circumstances. The indemnification obligations are more fully described in the by-laws and the indemnification agreements. We purchase standard insurance to cover claims or a portion of the claims made against our directors and officers. Since a maximum obligation is not explicitly stated in our by-laws or in our indemnification agreements and will depend on the facts and circumstances that arise out of any future claims, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, we have not made payments related to these obligations, and the fair value for these obligations was zero on the consolidated balance sheet as of October 31, 2008.

Other Indemnifications

As is customary in our industry and as provided for in local law in the U.S. and other jurisdictions, many of our standard contracts provide remedies to our customers and others with whom we enter into contracts, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers, as well as our suppliers, contractors, lessors, lessees, companies that purchase our businesses or assets and others with whom we enter into contracts, against combinations of loss, expense, or liability arising from various triggering events related to the sale and the use of our products and services, the use of their goods and services, the use of facilities and state of our owned facilities, the state of the assets and businesses that we sell and other matters covered by such contracts, usually up to a specified maximum amount. In addition, from time to time we also provide protection to these parties against claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability was not material as of October 31, 2008.

16.                               Commitments and Contingencies

Operating Lease Commitments:  We lease certain real and personal property from unrelated third parties under non-cancelable operating leases. Future minimum lease payments under operating leases related to continuing operations at October 31, 2008 were $77 million for 2009, $64 million for 2010, $47 million for 2011, $32 million for 2012, $23 million for 2013 and $44 million thereafter. Future minimum sublease income under leases at October 31, 2008 was $6 million for 2009, $3 million for 2010, $2 million for 2011, $2 million for 2012 and zero thereafter. Certain leases require us to pay property taxes, insurance and routine maintenance, and include escalation clauses. Total rent expense, including charges relating to the consolidation of excess facilities, for continuing operations was $89 million in 2008, $73 million in 2007 and $110 million in 2006.

We are involved in lawsuits, claims, investigations and proceedings, including patent, commercial and environmental matters. There are no matters pending that we expect to be material in relation to our business, consolidated financial condition, results of operations or cash flows.

17.                               Restructuring and Asset Impairment

Our FY2005 Plan, announced in the fourth quarter of 2005, is largely complete. The remaining obligations under this and previous plans relate primarily to lease obligations that are expected to be satisfied over approximately the next three years.

A summary of the total restructuring activity is shown in the table below:

	Workforce Reduction	Consolidation of Excess Facilities	Impairments	Total
	(in millions)
Balance as of October 31, 2005	$44	$49	$—	$93
Income statement expense	111	33	42	186
Asset impairments	—	—	(42)	(42)
Cash payments	(142)	(24)	—	(166)
Balance as of October 31, 2006	$13	$58	$—	$71
Income statement expense	17	(5)	—	12
Cash payments	(29)	(22)	—	(51)
Balance as of October 31, 2007	$1	$31	$—	$32
Income statement expense	—	(4)	—	(4)
Cash payments	(1)	(17)	—	(18)
Balance as of October 31, 2008	$—	$10	$—	$10

The restructuring accrual for all plans, which totaled $10 million at October 31, 2008 and $32 million at October 31, 2007, is recorded in other accrued liabilities and other long-term liabilities on the consolidated balance sheet and represents estimated future cash outlays.

In the first quarter of 2008, we reduced our estimated liability relating to the consolidation of excess facilities by $4 million due to changes in the underlying property markets.

A summary of the charges/(income) in the statement of operations resulting from all restructuring plans is shown below:

	Years Ended October 31,
	2008	2007	2006
	(in millions)
Cost of products and services	$—	$6	$28
Research and development	—	1	21
Selling, general and administrative	(4)	5	123
Restructuring and asset impairment charges included in continuing operations	(4)	12	172
Restructuring and asset impairment charges included in discontinued operations, semiconductor test solutions business	—	—	14
Total restructuring and asset impairment charges	$(4)	$12	$186

18.                               Senior Notes

In October 2007, the company issued an aggregate principal amount of $600 million in senior notes. The senior notes were issued at 99.60% of their principal amount. The notes will mature on November 1, 2017, bear interest at a fixed rate of 6.50% per annum, payable semi-annually on May 1st and November 1st of each year, commencing on May 1, 2008. The senior notes are unsecured and will rank equally in right of payment with all of Agilent’s other senior unsecured indebtedness. The company initially incurred issuance costs of $5 million in connection with the senior notes and recorded them in “Other assets” in the consolidated balance sheet. These debt issuance costs are being amortized to interest expense over the term of the senior notes.

Upon the closing of the offering of the senior notes, we entered into three interest rate swaps with three different counterparties with an aggregate notional amount of $600 million. Under the interest rate swaps, we received fixed-rate interest payments and were obligated to make payments based on the six month U.S. dollar LIBOR. The economic effect of these swaps was to convert the fixed-rate interest expense on the senior notes to a variable LIBOR-based interest rate. The swaps were accounted for as a fair value hedge of the interest rate risk inherent in the senior notes and therefore the fair value of the swap are recorded on our consolidated balance sheet at each period end until maturity in 2017. In addition, as a result of the fair value hedge, the senior notes were reflected on our consolidated balance sheet at fair value, reflecting the change in their value attributable to interest rate risk. The hedging relationship qualifies for the shortcut method of assessing hedge effectiveness, and consequently we do not expect any ineffectiveness during the life of the swaps and any movement in the value of the swaps would be reflected in the movement in fair value of the senior notes.

On September 11, 2008 we terminated the contract with one of the counterparties with notional amount of $200 million. Following termination, amounts are due to us from that counterparty and we have assessed the likely recovery of those amounts. Interest rate swaps for the remaining notional amount of $400 million were in effect as of October 31, 2008. At October 31, 2008, the fair value of the remaining swaps was an asset of $13 million. As a result, the carrying value of the senior notes at October 31, 2008 has increased by $13 million to reflect their increased fair value attributable to interest rate risk. As at October 31, 2008 the senior notes are valued at $611million comprising the discounted principal of $598 million and $13 million increase in fair value of the senior notes attributable to interest rate risk.

On November 25, 2008, we terminated the two remaining interest rate swap contracts associated with our senior notes that represented the remaining notional amount of $400 million. The asset value upon termination was approximately $43 million. The gain will be deferred and amortized over the remaining life of the senior notes.

19.                               Long-Term Debt and Long-Term Restricted Cash & Cash Equivalents

The following table summarizes the company’s long-term debt as of October 31, 2008:

	October 31, 2008	October 31, 2007
	(in millions)
World Trade debt	$1,500	$1,500
Other debt	14	—
Total long-term debt	$1,514	$1,500

World Trade Debt

In January 2006, Agilent Technologies World Trade, Inc., a consolidated wholly owned subsidiary of Agilent (“World Trade”), entered into a five-year Master Repurchase Agreement with a counterparty in which World Trade sold 15,000 Class A preferred shares of Agilent Technologies (Cayco) Limited (“Cayco”) to the counterparty, having an aggregate liquidation preference of $1.5 billion. World Trade owns all of the outstanding common shares of Cayco, a separate legal entity.

Agilent and World Trade have entered into a Related Agreement, dated as of September 22, 2008 (the “Lloyds Related Agreement”), with Lloyds TSB Bank plc (“Lloyds TSB”). Under the Lloyds Related Agreement, Lloyds TSB has agreed that on or prior to November 17, 2008, Lloyds TSB will accept the transfer by novation (the “Novation”) of all of the rights and obligations of the counterparty under a revised Master Repurchase Agreement and collectively referred to as the “Current Repurchase Agreement”. The counterparty is the current registered owner of the preferred shares.

The Lloyds Related Agreement required that upon the Novation, Lloyds TSB shall pay $1.5 billion to the counterparty in consideration of the Novation and the Current Repurchase Date shall be extended to January 27, 2011 (the “Extended Repurchase Date”). Following the Novation neither World Trade nor Agilent will have the right to accelerate the Extended Repurchase Date. Lloyds TSB can accelerate the Extended Repurchase Date or cause a redemption of the preferred shares only upon certain events of default. World Trade is obligated to make aggregate quarterly payments to Lloyds TSB at a rate per annum, reset quarterly, with reference to LIBOR plus 175 basis points beginning on November 17, 2008.

The obligation of World Trade to repurchase the preferred shares from the previous counterparty, Steers Repo Pass-Thru Trust 2008-1, has been extinguished resulting in no gain or loss in the statement of operations. The refinancing of the World Trade obligation has been recorded at a fair value of $1.5 billion and classified as a long-term debt in our consolidated balance sheet. The amortization of debt issuance costs was $17 million for 2008. On November 17, 2008, the novation agreement with Lloyds TSB became effective.

Other Debt

On August 11, 2008 a consolidated wholly-owned subsidiary of Agilent, borrowed Indian Rupees equivalent to $14 million from Citibank N.A. at 12.75 percent per annum interest rate for 5 years, maturing on August 9, 2013 to finance a capital project in India. The loan is classified as long-term debt in our consolidated balance sheet.

Credit Facilities

On May 11, 2007, we entered into a five-year credit agreement, which provides for a $300 million unsecured credit facility that will expire on May 11, 2012. The company may use amounts borrowed under the facility for general corporate purposes. As of October 31, 2008 the company has no borrowings outstanding under the facility.

Long-Term Restricted Cash & Cash Equivalents

As of October 31, 2008 and 2007, $1,582 million and $1,615 million were reported as long-term restricted cash and cash equivalents on our consolidated balance sheet, respectively. Of these amounts, as of October 31, 2008 and 2007, are

$1,571 million and $1,580 million, respectively, of commercial paper maintained in connection with our World Trade debt obligations per the Repurchase Agreement mentioned above.

20.                               Stock Repurchase Program

As of October 31, 2008, our Board of Directors authorized stock repurchase programs of up to $8.466 billion of our common stock. As of October 31, 2008, we had repurchased a total of approximately 211 million shares of our common stock for $7.467 billion. In addition, $3 million of service and legal fees were recorded in equity. All such shares and related costs are held as treasury stock and accounted for using the cost method. The remaining amount that is authorized to be repurchased is approximately $1 billion.

Share Repurchase Programs	Number of Shares Repurchased	Amount of Shares Repurchased
	(in millions)
Fiscal Year 2005 Program
Balance as of October 31, 2005	9	$290
Balance as of October 31, 2006	116	4,176
Total for Fiscal Year 2005 Program	125	$4,466
Fiscal Year 2006 Program
Balance as of October 31, 2006	2	$56
Balance as of October 31, 2007	54	1,944
Total for Fiscal Year 2006 Program	56	$2,000
Fiscal Year 2008 Program
Balance as of October 31, 2008	30	$1,001
Total for Fiscal Year 2008 Program	30	$1,001
Total	211	$7,467

21.                               Segment Information

Description of segments.  We are a measurement company, providing core bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries. In the first fiscal quarter of 2009, we formed a new operating segment from our existing businesses: the semiconductor and board test segment. The new segment covers semiconductor equipment and services sold to semiconductor manufacturing and printer circuit board assembly customers. In addition, in the first quarter of 2009, we moved microscopy measurement from the bio-analytical measurement segment to the electronic measurement segment. All historical segment numbers have been recast to conform to this new reporting structure in our financial statements. During 2006, we completed the divestiture of our semiconductor products business and spin-off of our semiconductor test solutions business.  Agilent has three businesses — bio-analytical measurement, electronic measurement and semi-conductor and board test — each of which comprises a reportable segment. The segments were determined based primarily on how the chief operating decision maker views and evaluates our operations. Other factors, including customer base, homogeneity of products, technology and delivery channels, were also considered in determining our reportable segments.

A description of our three reportable segments is as follows:

•                  Bio-analytical measurement business provides application-focused solutions that include instruments, software, consumables and services that enable customers to identify, quantify and analyze the physical and biological properties of substances and products. Our key product categories include: gas chromatography, liquid chromatography, mass spectrometry, inductively coupled plasma mass spectroscopy, microfluidics, microarrays,  PCR (Polymerase Chain Reaction) instrumentation, laboratory automation and robotics, software and informatics, and related bioreagents, consumables and services.

•                  Electronic measurement business provides standard and customized electronic measurement instruments and systems, monitoring, management and optimization tools for communications networks and services, software design tools and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment and communications networks and services. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer’s product lifecycle.

•                  Semi-conductor and board test business provides standard and customized laser interferometer, parametric and manufacturing test and measurement instruments and systems monitoring, management and optimization tools that are used in the design, development, manufacture, installation, deployment and operation of semiconductor and printed circuit assembly fabrication. The laser interferometer business was formerly part of the bio-analytical measurement segment and both the parametric test and printed circuit test businesses were formerly part of the electronic measurement segment. Related services include start-up assistance, instrument productivity and application services and instrument calibration and repair. We also offer customization, consulting and optimization services throughout the customer’s product lifecycle.

A significant portion of the segments’ expenses arise from shared services and infrastructure that we have historically provided to the segments in order to realize economies of scale and to efficiently use resources. These expenses, collectively called corporate charges, include costs of centralized research and development, legal, accounting, real estate, insurance services, information technology services, treasury and other corporate infrastructure expenses. Charges are allocated to the segments, and the allocations have been determined on a basis that we considered to be a reasonable reflection of the utilization of services provided to or benefits received by the segments. Corporate charges previously allocated to our semiconductor products business and semiconductor test solutions business, but not classified within discontinued operations, were not reallocated to our other segments. These charges are presented below as a component of the reconciliation between the segments’ income from operations and Agilent’s income from continuing operations before taxes and equity income and are classified as unallocated semiconductor products business corporate charges and unallocated semiconductor test solutions business corporate charges.

Upon the adoption of SFAS No. 123 (R) in the first quarter of 2006, we included share-based compensation expense in our GAAP results but did not include such expense in our segment reporting. In the third quarter of 2008, we included share-based compensation expense in our segment results. All segment numbers have been reclassified to conform to the current period presentation.

The following tables reflect the results of our reportable segments under our management reporting system. The performance of each segment is measured based on several metrics, including adjusted income from operations. These results are used, in part, by the chief operating decision maker in evaluating the performance of, and in allocating resources to, each of the segments.

The profitability of each of the segments is measured after excluding restructuring and asset impairment charges, investment gains and losses, interest income, interest expense, non-cash amortization and impairment of other intangibles and other items as noted in the reconciliation below.

	Bio-analytical Measurement	Electronic Measurement	Semi Conductor and Board Test	Total Segments
	(in millions)
Year ended October 31, 2008:
Total net revenue	$2,195	$3,228	$351	$5,774
Income from operations	$410	$451	$26	$887
Depreciation expense	$41	$77	$8	$126
Share-based compensation expense	$31	$46	$5	$82
Year ended October 31, 2007:
Total net revenue	$1,876	$3,091	$453	$5,420
Income from operations	$307	$340	$71	$718
Depreciation expense	$41	$87	$14	$142
Share-based compensation expense	$48	$79	$12	$139
Year ended October 31, 2006:
Total net revenue	$1,554	$2,957	$462	$4,973
Income from operations	$211	$325	$89	$625
Depreciation expense	$39	$88	$14	$141
Share-based compensation expense	$29	$56	$9	$94

The following table reconciles segment results to Agilent’s total enterprise results from continuing operations before taxes and equity income:

	Years Ended October 31,
	2008	2007	2006
	(in millions)
Total reportable segments’ income from operations	$887	$718	$625
Restructuring and asset impairment	(28)	(38)	(172)
Gain on sale of assets	—	9	121
Amortization of intangibles	(53)	(40)	(24)
Retirement plans net curtailment and settlement	—	—	23
Interest Income	113	172	178
Interest Expense	(123)	(91)	(69)
Other income (expense), net	30	5	54
Unallocated semiconductor products business corporate charges	—	—	(14)
Unallocated semiconductor test solutions business corporate charges	—	—	(42)
Unallocated corporate charges and other	(11)	(65)	(53)
Income from continuing operations before taxes and equity income, as reported	$815	$670	$627

Major customers.  No customer represented 10 percent or more of our total net revenue in 2008, 2007 or 2006.

The following table presents assets and capital expenditures directly managed by each segment. Unallocated assets primarily consist of cash, cash equivalents, accumulated amortization of other intangibles, the valuation allowance relating to deferred assets and other assets.

	Bio-analytical Measurement	Electronic Measurement	Semi Conductor and Board Test	Total Segments
	(in millions)
As of October 31, 2008:
Assets	$1,505	$2,014	$387	$3,906
Capital expenditures	$60	$86	$8	$154
As of October 31, 2007:
Assets	$1,263	$1,936	$383	$3,582
Capital expenditures	$47	$92	$15	$154

The following table reconciles segment assets to Agilent’s total assets:

	October 31,
	2008	2007
	(in millions)
Total reportable segments’ assets	$3,906	$3,582
Cash, cash equivalents and short-term investments	1,429	1,826
Prepaid expenses	191	387
Investments	200	98
Restricted cash and cash equivalents	1,582	1,615
Long-term and other receivables	179	180
Other, including valuation allowance	(480)	(134)
Total assets	$7,007	$7,554

Geographic Information

The following table presents summarized information for net revenue and long-lived assets by geographic region for continuing operations. Long lived assets consist of property, plant, and equipment, long-term receivables and other long-term assets excluding intangible assets. The rest of the world primarily consists of Southeast Asia and Europe.

	United States	China	Japan	Rest of the World	Total
	(in millions)
Net revenue:
Year ended October 31, 2008	$1,834	$642	$663	$2,635	$5,774
Year ended October 31, 2007	$1,867	$515	$638	$2,400	$5,420
Year ended October 31, 2006	$1,698	$408	$657	$2,210	$4,973

	United States	Japan	Rest of the World	Total
	(in millions)
Long-lived assets:
October 31, 2008	$638	$170	$430	$1,238
October 31, 2007	$643	$234	$552	$1,429

22.                               Subsequent Event

On December 12, 2008, Agilent approved a targeted restructuring program. The restructuring program is in response to deteriorating economic conditions and is designed to enhance the potential of some of our businesses to reach their operating model goals. The restructuring program is one of a series of actions being taken by us in response to the current economic situation.

The focus of the restructuring plan is on the Agilent businesses that have been most severely impacted by the economic downturn. As a result of the restructuring program, we expect that our global workforce will be reduced by approximately 500 regular and 300 temporary positions. The timing and scope of workforce reductions will vary by location based on local legal requirements. We expect to complete a majority of the activities related to the restructuring program by May 31, 2009, with the remainder expected to be completed by October 31, 2009.

In connection with the restructuring plan, we expect to record in the aggregate approximately $55 million in pre-tax restructuring charges, mostly related to employee severance arrangements. Substantially all the charges will result in future cash expenditures.

QUARTERLY SUMMARY

(Unaudited)

	Three Months Ended
	January 31,	April 30,	July 31,	October 31,
	(in millions, except per share data)
2008
Net revenue	$1,393	$1,456	$1,444	$1,481
Gross profit	756	807	803	830
Income from operations	134	191	218	252
Net income	$120	$173	$169	$231
Net income per share — Basic:	$0.32	$0.48	$0.47	$0.65
Net income per share — Diluted:	$0.31	$0.47	$0.45	$0.64
Weighted average shares used in computing net income per share:
Basic	371	363	362	355
Diluted	382	370	372	362
Range of stock prices on NYSE	$31.26-38.24	$28.79-34.86	$29.89-38.00	$18.75-22.19
2007
Net revenue	$1,280	$1,320	$1,374	$1,446
Gross profit	691	730	758	790
Income from operations	95	131	168	190
Net income	$150	$123	$185	$180
Net income per share — Basic:	$0.37	$0.31	$0.47	$0.47
Net income per share — Diluted:	$0.36	$0.30	$0.45	$0.46
Weighted average shares used in computing net income per share:
Basic	406	402	392	376
Diluted	418	413	407	388
Range of stock prices on NYSE	$31.68-35.69	$30.26-35.80	$34.40-40.42	$31.15-36.85

Item 15.  Exhibits and Financial Statement Schedules

Financial Statement Schedule.

The following additional financial statement schedule should be considered in conjunction with our consolidated financial statements. All other schedules have been omitted because the required information is either not applicable or not sufficiently material to require submission of the schedule:

SCHEDULE II

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions Charged to Costs, Expenses or Other Accounts*	Deductions**	Balance at End of Period
	(in thousands)
2008
Tax valuation allowance	$332	$312	$(22)	$621
2007
Tax valuation allowance	$382	$11	$(61)	$332
2006
Tax valuation allowance	$1,371	$13	$(1,002)	$382

*	Additions include current year valuation allowance build due to current year increase in net deferred tax assets, for return to provision true-ups, other adjustments, and OCI impact to deferred taxes.

**

Deductions include current year reduction in valuation allowance due to current year decrease in net deferred tax assets, for return to provision true-ups, other adjustments, and OCI impact to deferred taxes.